Filed Pursuant to Rule 424(b)3
Registration No. 333-179469

PROSPECTUS

Dated May 29, 2013

26,802,440 Shares of Common Stock

IMAGEWARE SYSTEMS, INC.

    We are registering 26,802,440 shares of our common stock, $0.01 per share, of ImageWare Systems, Inc. (“we,” “us,” or the “Company”), by selling stockholders listed beginning on page 63 of this prospectus (“Selling Stockholders”).  All of the shares being offered, when sold, will be sold by the Selling Stockholders. The shares of Common Stock registered for resale under this registration statement include:

●	up to 9,325,000 shares of common stock issued in a private placement transaction consummated on December 20, 2011 (the “Private Placement”);

●	up to 8,445,000 shares of common stock issuable upon exercise of warrants issued in connection with the Private Placement;

●	up to 5,350,785 shares of common stock issued upon conversion of our Series C 8% Convertible Preferred Stock upon consummation of the Private Placement; and

●	up to 3,681,655 shares of common stock issuable upon exercise of certain warrants owned by certain Selling Stockholders.

    We will not receive any proceeds from the sale of the shares by the Selling Stockholders; however, if the warrants are exercised we will receive the exercise price of the warrants, if exercised at all. We will pay the expenses of registering the shares sold by the Selling Stockholders. See “Selling Stockholders” beginning on page 63 of this prospectus for a list of the Selling Stockholders.

   The shares of common stock are being registered to permit the Selling Stockholders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The Selling Stockholders may sell the shares of our common stock covered by this prospectus in a number of different ways and at prevailing market prices or privately negotiated transactions. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 67 of this prospectus.

    Our common stock is quoted on the OTC Pink Sheets under the symbol “IWSY.” The last reported sale price of our common stock on May 16, 2013 at $1.39 per share.

    No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering.

    You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

    Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2013.

IMAGEWARE SYSTEMS, INC.

-i-

FORWARD-LOOKING STATEMENTS

    This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “intend,” “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “should” or similar expressions are intended to identify such statement. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in demand for our products and services, changes in the level of operating expenses, our ability to execute our business and operating plan, changes in general economic conditions that impact government spending, regulatory issues, dependence on third party suppliers, and other risks detailed in this prospectus under the heading “Risk Factors” and in our periodic report filings with the Securities and Exchange Commission (the “SEC”).

    Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements may not meet the safe harbor for forward-looking statements pursuant to Sections 21E or 27A of the Securities Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our common stock. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and our risk factors beginning on page 4, before deciding whether to purchase shares of our common stock.

    Unless the context otherwise requires, we use the terms “ImageWare Systems,” the “Company,” “we,” “us” and “our” in this prospectus to refer to ImageWare Systems, Inc. and its subsidiaries on a consolidated basis.

Overview

   The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, we create software that provides a highly reliable indication of a person’s identity.  Our “flagship” product is our patented IWS Biometric Engine®.  Scalable for small city business or worldwide deployment, our IWS Biometric Engine is a multi-biometric software platform that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes.  It allows a user to utilize one or more biometrics on a seamlessly integrated platform. Our products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. Our products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. We also provide comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites.  Biometric technology is now an integral part of all markets we address and all of our products are integrated into the IWS Biometric Engine.

    While we have historically marketed our products to the government market at the federal, state and local levels, the emergence of cloud based computing - a mobile market that demands increased security and interoperable systems, and the proven success of our products in the government market, will enable us to enlarge our target market focus to include the emerging consumer and non-government enterprise marketplace.

    Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing, identifying and verifying the identities of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government (federal, state and local), law enforcement, commercial enterprises, and transportation and aviation markets for identification and verification purposes. Our IWS Biometric Engine is a patented biometric identity management software platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is hardware agnostic and can utilize different types of biometric algorithms.  It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform.  It is also offered as a Software Development Kit (SDK) based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications.  The IWS Biometric Engine combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents.

    Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/SMT image lineups and electronic mugbooks; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement providing integrated fingerprint and palm print biometric management for civil and law enforcement use.  The IWS Biometric Engine is also available to our law enforcement clients and allows them to capture and search using other biometrics such as iris or DNA.

    Our secure credential solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging and biometrics in the production of photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder (SDK).  These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.  We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine to our secure credential product line.

    Our enterprise authentication software includes the IWS Desktop Security product which is a comprehensive authentication management infrastructure solution providing added layers of security to workstations, networks and systems through advanced encryption and authentication technologies. IWS Desktop Security is optimized to enhance network security and usability, and uses multi-factor authentication methods to protect access, verify identity and help secure the computing environment without sacrificing ease-of-use features such as quick login. Additionally, IWS Desktop Security provides an easy integration with various smart card-based credentials including the Common Access Card (CAC), Homeland Security Presidential Directive 12 (HSPD-12), Personal Identity Verification (PIV) credential, and Transportation Worker Identification Credential (TWIC) with an organization’s access control process. IWS Desktop Security provides the crucial end-point component of a Logical Access Control System (LACS), and when combined with a Physical Access Control System (PACS), organizations benefit from a complete door to desktop access control and security model.

Recent Developments

    New Software as a Service Business Model

    With the advent of cloud based computing, the proliferation of mobile devices which allow for mobile transactions across wide geographical areas, the emergence of inexpensive and reliable biometric capture devices and the need to secure access to data, product and services, we believe that the market for multi-biometric solutions will expand to encompass significant deployments of biometric systems in the commercial and consumer markets.  We therefore intend to leverage the strength of our existing government clients who have deployed the Company’s products for large populations, as well as our foundational patent portfolio in the field of multi-modal biometrics and the fusion of multiple biometric algorithms, to address the commercial and consumer market. As part of our marketing plan, we will offer new versions of our product suite on a Software as a Service (“SaaS”) model during 2013.  This new business model, which is intended to supplement our existing business model, will allow new commercial and consumer clients to verify identity in order to access data, products or services from mobile and desktop devices. We announced the first of these products, IWS CloudID, our next-generation cloud-ready suite of identity solutions, in September of 2012.

   Fujitsu Relationship

    On August 20, 2012, the Company and Fujitsu Frontech North America Inc. (“Fujitsu”) executed an original equipment manufacturer, or OEM, licensing agreement. Subsequently, on September 6, 2012, the Company received certification to run its patented Biometric Engine® across Fujitsu’s NuVola Private Cloud Platform.  Utilization of the NuVola Cloud Platform will allow the Biometric Engine to rapidly and securely deploy biometric security information to users.

    On March 26, 2013 the Company and Fujitsu announced a partnership to roll out a new biometric identity management solution and delivery model. The Cloud-based offering is built on Fujitsu’s Global Cloud Platform (GCP) and features ImageWare’s CloudIDTM product suite, anchored by their patented multi-modal Biometric  Engine®.  The products will be licensed on a service or transactional basis.  Launched in April 2013, the strategic partnership also breaks new ground in that Fujitsu and ImageWare will share revenue from the arrangement. The initial market territory will be the North American market however, both have agreed to collaborate on a broader global model as soon as practicable during 2013.

    Additional Intellectual Property

    In addition to our eight issued U.S. and foreign patents, we recently filed three new patent applications surrounding new “Anonymous Matching” technologies.  These technologies will allow biometric matching for identity verification while protecting the privacy of an individual.  It is our belief that such technology will be critical to providing biometric management solutions for the consumer market where privacy protection has been a historical issue and barrier to biometric adoption.

   In June 2012, the Company entered into an asset purchase agreement with Vocel, Inc., a Delaware Corporation (“Vocel”), whereby the Company purchased from Vocel software, trademarks and four U.S. patents relating to wireless technology. These patents, combined with the Company’s existing foundational patents in the areas of biometric identification, verification, enrollment and fusion, provide a unique and protected foundation on which to build interactive mobile applications that are secured using biometrics. Securing these patents is expected to strengthen and accelerate the Company’s entry into the mobile marketplace by providing a method for exchanging content-rich interactive messages via wireless devices.

    Credit Facility

    In March 2013, the Company entered into a new unsecured line of credit agreement with available borrowing of up to $2,500,000. The credit line was extended by an existing shareholder and member of our Board of Directors. Borrowings under the credit facility bear interest of 8% per annum and are due in March 2015. At any time prior to the Maturity Date, the holder shall have the right to convert the outstanding balance owed into shares of the Company’s common stock by dividing the outstanding balance by $0.95.

    Advances under the credit facility are made at the Company’s request. The line of credit shall terminate, and no further advances shall be made, upon the earlier of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $2,500,000. In the event of such financing, the outstanding balance due under the terms of the credit facility shall be due and payable upon demand.

    As additional consideration for the unsecured line of credit agreement, the Company issued to the holder a warrant exercisable for 1,052,632 shares of the Company’s common stock. The warrant has a term of two years from the date of issuance and an exercise price of $0.95 per share.

THE OFFERING

Securities Offered by the Selling Stockholders	26,802,440 shares of common stock.

Common Stock Outstanding as of May 10, 2013	78,023,384 shares.

Use of Proceeds
We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the warrants, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the conversion of securities issued by us.

Risk Factors
Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 4.

Trading Symbol	IWSY

RISK FACTORS

    An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks detailed in this “Risk Factors” section and any prospectus or prospectus supplement. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

    We have a history of significant recurring losses totaling approximately $121 million at March 31, 2013, and these losses may continue in the future.

    As of March 31, 2013 and December 31, 2012, we had an accumulated deficit of $121 and $118 million, respectively, and these losses may continue in the future. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability, and we may never achieve profitability.

    Our operating results have fluctuated in the past and are likely to fluctuate significantly in the future.

    Our operating results have fluctuated in the past.  These fluctuations in operating results are the consequence of:

●	varying demand for and market acceptance of our technology and products;

●	changes in our product or customer mix;

●	the gain or loss of one or more key customers or their key customers, or significant changes in the financial condition of one or more of our key customers or their key customers;

●	our ability to introduce, certify and deliver new products and technologies on a timely basis;

●	the announcement or introduction of products and technologies by our competitors;

●	competitive pressures on selling prices;

●	costs associated with acquisitions and the integration of acquired companies, products and technologies;

●	our ability to successfully integrate acquired companies, products and technologies;

●	our accounting and legal expenses; and

●	general economic conditions.

    These factors, some of which are not within our control, will likely continue in the future. To respond to these and other factors, we may need to make business decisions that could result in failure to meet financial expectations. If our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. Most of our expenses, such as employee compensation, inventory and debt repayment obligations, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if our revenue for a particular period were below our expectations, we would not be able to proportionately reduce our operating expenses for that period. Any revenue shortfall would have a disproportionately negative effect on our operating results for the period.

    We depend upon a small number of large system sales ranging from $100,000 to in excess of $2,000,000 and we may fail to achieve one or more large system sales in the future.

    Historically, we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $100,000 to $2,000,000. If we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts and investors, in which case the market price of our common stock may decrease significantly.

    Our lengthy sales cycle may cause us to expend significant resources for as long as one year in anticipation of a sale to certain customers, yet we still may fail to complete the sale.

    When considering the purchase of a large computerized identity management system, potential customers of ours may take as long as eighteen months to evaluate different systems and obtain approval for the purchase. Under these circumstances, if we fail to complete a sale, we will have expended significant resources and received no revenue in return. Generally, customers consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budgetary constraints. While potential customers are evaluating our products, we may incur substantial selling costs and expend significant management resources in an effort to accomplish potential sales that may never occur. In times of economic recession, our potential customers may be unwilling or unable to commit resources to the purchase of new and costly systems.

    A significant number of our customers and potential customers are government agencies that are subject to unique political and budgetary constraints and have special contracting requirements, which may affect our ability to obtain new and retain current government customers.

    A significant number of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend from quarter-to-quarter or year-to-year. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments from these agencies may be substantially delayed. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, and provisions permitting the agency to perform investigations or audits of our business practices, any of which may limit our ability to enter into new contracts or maintain our current contracts.

    We occasionally rely on systems integrators to manage our large projects, and if these companies do not perform adequately, we may lose business.

    We occasionally act as a subcontractor to systems integrators who manage large projects that incorporate our systems, particularly in foreign countries. We cannot control these companies, and they may decide not to promote our products or may price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business, financial condition and results of operations may suffer.

    If the patents we own or license, or our other intellectual property rights, do not adequately protect our products and technologies, we may lose market share to our competitors and our business, financial condition and results of operations would be adversely affected.

    Our success depends significantly on our ability to protect our rights to the technologies used in our products. We rely on patent protection, trade secrets, as well as a combination of copyright and trademark laws and nondisclosure, confidentiality and other contractual arrangements to protect our technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, we cannot be assured that any of our current and future pending patent applications will result in the issuance of a patent to us. The U.S. Patent and Trademark Office (“PTO”) may deny or require significant narrowing of claims in our pending patent applications, and patents issued as a result of the pending patent applications, if any, may not provide us with significant commercial protection or may not be issued in a form that is advantageous to us. We could also incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the claims included in our patents.

    Our issued and licensed patents and those that may be issued or licensed in the future may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products. Additionally, upon expiration of our issued or licensed patents, we may lose some of our rights to exclude others from making, using, selling or importing products using the technology based on the expired patents. We also must rely on contractual rights with the third parties that license technology to us to protect our rights in the technology licensed to us. Although we have taken steps to protect our intellectual property and technology, there is no assurance that competitors will not be able to design around our patents. We also rely on unpatented proprietary technology. We cannot assure you that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology. We seek to protect our know-how and other unpatented proprietary technology with confidentiality agreements and intellectual property assignment agreements with our employees. However, such agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop similar or identical designs or other proprietary information. In addition, we rely on the use of registered and common law trademarks with respect to the brand names of some of our products. Our common law trademarks provide less protection than our registered trademarks. Loss of rights in our trademarks could adversely affect our business, financial condition and results of operations.

    Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If we fail to apply for intellectual property protection or if we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more effectively against us, which could adversely affect our competitive position, as well as our business, financial condition and results of operations.

   We may have to engage in costly litigation to enforce or protect our proprietarytechnology, or to defend challenges to our proprietary technology by our competitors, which may harm our business, results of operations, financial condition and cash flow.

    Litigation may be necessary to protect our proprietary rights.  Such litigation is expensive and would divert material resources and the time and attention of our management. We cannot be certain that we will have the required resources to pursue litigation or otherwise to protect our proprietary rights. In the event that we are unsuccessful in obtaining and enforcing patents, our business would be negatively impacted. Further, our patents may be challenged, invalidated or circumvented, and our patent rights may not provide proprietary protection or competitive advantages to us.

    Patent litigation may also be necessary to enforce patents issued or licensed to us or to determine the scope and validity of our proprietary rights or the proprietary rights of others. We may not be successful in any patent litigation. An adverse outcome in a patent litigation, patent opposition, patent interference, or any other proceeding in a court or patent office could subject our business to significant liabilities to other parties, require disputed rights to be licensed from other parties or require us to cease using the disputed technology, any of which could severely harm our business.

    If third parties claim that we infringe their intellectual property rights, we may incur liabilities and costs and may have to redesign or discontinue selling certain products.

    Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. We face the risk of claims that we have infringed on third parties’ intellectual property rights. Searching for existing intellectual property rights may not reveal important intellectual property and our competitors may also have filed for patent protection, which is not as yet a matter of public knowledge, or claimed trademark rights that have not been revealed through our availability searches. Our efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:

●	increase the cost of our products;

●	be expensive and time consuming to defend;

●	result in us being required to pay significant damages to third parties;

●	force us to cease making or selling products that incorporate the challenged intellectual property;

●	require us to redesign, reengineer or rebrand our products;

●	require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, the terms of which may not be acceptable to us;

●	require us to indemnify third parties pursuant to contracts in which we have agreed to provide indemnification to such parties for intellectual property infringement claims;

●	divert the attention of our management; and

●	result in our customers or potential customers deferring or limiting their purchase or use of the affected products until the litigation is resolved.

    In addition, new patents obtained by our competitors could threaten a product’s continued life in the market even after it has already been introduced.

    We operate in foreign countries and are exposed to risks associated with foreign political, economic and legal environments and with foreign currency exchange rates.

    We have significant foreign operations. As a result, we are exposed to risks, including among others, risks associated with foreign political, economic and legal environments and with foreign currency exchange rates. Our results may be adversely affected by, among other things, changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversions, collection of receivables abroad and rates and methods of taxation.

    We depend on key personnel, the loss of any of whom could materially adversely affect future operations.

    Our success will depend to a significant extent upon the efforts and abilities of our executive officers and other key personnel. The loss of the services of one or more of these key employees and any negative market or industry perception arising from the loss of such services could have a material adverse effect on us and the trading price of our common stock.  Our business will also be dependent upon our ability to attract and retain qualified personnel. Acquiring and keeping these personnel could prove more difficult or cost substantially more than estimated and we cannot be certain that we will be able to retain such personnel or attract a high caliber of personnel in the future.

    We face competition from companies with greater financial, technical, sales, marketing and other resources, and, if we are unable to compete effectively with these competitors, our market share may decline and our business could be harmed.

    We face competition from other established companies. A number of our competitors have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing and other resources than we do.  As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can.  Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production.  In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

    We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

    Risks Related to Our Securities

    Our common stock is no longer listed on the NYSE MKT or the Over-the-Counter Bulletin Board and is now traded on the OTC Pink Sheets, which may impact the liquidity of our common stock and our ability to raise additional capital.

    In May of 2008, the NYSE removed the Company’s common stock from being listed on the NYSE MKT as we failed to comply with NYSE’s continued listing standards. Our stock is currently quoted on the OTC Pink Sheets. Selling our stock may be difficult because the limited trading market for our shares on the over-the-counter market could result in lower prices and larger spreads in the bid and ask prices of our shares, as well as lower trading volume.  In addition, our ability to raise additional capital may be limited as a result of limited trading volume.

   Our common stock is subject to “penny stock” rules.

    Our stock is currently defined as a “penny stock” under Rule 3a51-1 promulgated under the Exchange Act. “Penny stocks” are subject to Rules 15g-2 through 15g-7 and Rule 15g-9, which impose additional sales practice requirements on broker-dealers that sell penny stocks to persons other than established customers and institutional accredited investors. Among other things, for transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, these rules may affect the ability of broker-dealers to sell our common stock and affect the ability of holders to sell their shares of our common stock in the secondary market. To the extent our common stock is subject to the penny stock regulations, the market liquidity for our shares will be adversely affected.

    The holders of our preferred stock have certain rights and privileges that are senior to our common stock, and we may issue additional shares of preferred stock without stockholder approval that could have a material adverse effect on the market value of the common stock.

    Our Board of Directors (“Board”) has the authority to issue a total of up to four million shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stockholders, without any further vote or action by the common stockholders. The rights of our common stockholders will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. This could delay, defer, or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of the common stock. We have in the past issued and may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the common stock. As of December 31, 2012, we had one series of preferred stock outstanding, Series B Preferred Stock (“Series B Preferred”).

    The provisions of our Series B Preferred prohibit the payment of dividends on the common stock unless the dividends on those preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of our business, the holders of the Series B Preferred will be entitled to receive, in preference to any distribution to the holders of common stock, initial distributions of $2.50 per share, plus all accrued but unpaid dividends. At March 31, 2013 and December 31, 2012, we had cumulative undeclared dividends on the Series B Preferred of approximately $21,000 and $8,000, respectively.

    Certain large shareholders may have certain personal interests that may affect the Company.

    As a result of the shares issued to Goldman Capital Management and related entities (together, “Goldman”) in connection with the Private Placement, Goldman beneficially owns, in the aggregate, approximately 40.3% of the Company’s outstanding voting securities, based on the 78,023,384 shares of our common stock issued and outstanding on May 10, 2013.  Additionally, Neil Goldman, principal of Goldman, serves as a director on our Board.  As a result, Goldman has the potential ability to exert influence over both the actions of the Board of Directors and the outcome of issues requiring approval by the Company’s shareholders.  This concentration of ownership may have effects such as delaying or preventing a change in control of the Company that may be favored by other shareholders or preventing transactions in which shareholders might otherwise recover a premium for their shares over current market prices.

    Our stock price has been volatile, and your investment in our common stock could suffer a decline in value.

    There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. You may not be able to resell your shares at or above the price you pay for those shares due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors.

    Some specific factors that may have a significant effect on our common stock market price include:

●	actual or anticipated fluctuations in our operating results or future prospects;

●	our announcements or our competitors’ announcements of new products;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	changes in our growth rates or our competitors’ growth rates;

●	developments regarding our patents or proprietary rights or those of our competitors;

●	our inability to raise additional capital as needed;

●	substantial sales of common stock underlying warrants and preferred stock;

●	concern as to the efficacy of our products;

●	changes in financial markets or general economic conditions;

●	sales of common stock by us or members of our management team; and

●	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or our industry generally.

    Our future sales of our common stock could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute shareholders’ investments and could result in a decline in the trading price of our common stock.

    We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our common stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our common stock.

    Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company.

    Provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes preferred stock, which carries special rights, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us.

   We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

    We do not expect to pay cash dividends on our common stock for the foreseeable future.

    We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition. Furthermore, the terms of our Series B Preferred directly limit our ability to pay cash dividends on our common stock.

USE OF PROCEEDS

    We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the warrants, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the conversion of certain securities issued by us. The funds that may be received by us upon consummation of the warrants, estimated to be approximately $6.0 million if all warrants are exercised, will be used for general working capital purposes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to implement our business strategy, including the transition from a hardware storage company to a software solutions and services provider;

●	anticipated trends and challenges in our business and the markets in which we operate;

●	our expected future financial performance;

●	our expectations regarding our operating expenses;

●	our ability to anticipate market needs or develop new or enhanced products to meet those needs;

●	our ability to expand into other sectors of the storage market, beyond protection storage;

●	our expectations regarding market acceptance of our products;

●	our ability to compete in our industry and innovation by our competitors;

●	our ability to protect our confidential information and intellectual property rights;

●	our ability to successfully identify and manage any potential acquisitions;

●	our ability to manage expansion into international markets;

●	our ability to remediate the material weakness in our internal controls identified by our independent registered public accounting firm;

●	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

●	our ability to recruit and retain qualified sales, technical and other key personnel;

●	our ability to obtain additional financing; and

●	our ability to manage growth.

    All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See the section titled “Risk Factors” and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

    Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

BUSINESS

Overview

    The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, we create software that provides a highly reliable indication of a person’s identity.  Our “flagship” product is our patented IWS Biometric Engine®.  Scalable for small city business or worldwide deployment, our IWS Biometric Engine is a multi-biometric software platform that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes.  It allows a user to utilize one or more biometrics on a seamlessly integrated platform. Our products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. Our products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. We also provide comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites.  Biometric technology is now an integral part of all markets we address and all of our products are integrated into the IWS Biometric Engine.

    While we have historically marketed our products to the government market at the federal, state and local levels, the emergence of cloud based computing - a mobile market that demands increased security and interoperable systems, and the proven success of our products in the government market, will enable us to enlarge our target market focus to include the emerging consumer and non-government enterprise marketplace.

    Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing, identifying and verifying the identities of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government (federal, state and local), law enforcement, commercial enterprises, and transportation and aviation markets for identification and verification purposes. Our IWS Biometric Engine is a patented biometric identity management software platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is hardware agnostic and can utilize different types of biometric algorithms.  It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform.  It is also offered as a Software Development Kit (SDK) based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications.  The IWS Biometric Engine combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents.

    Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/SMT image lineups and electronic mugbooks; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement providing integrated fingerprint and palm print biometric management for civil and law enforcement use.  The IWS Biometric Engine is also available to our law enforcement clients and allows them to capture and search using other biometrics such as iris or DNA.

    Our secure credential solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging and biometrics in the production of photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder (SDK).  These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.  We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine to our secure credential product line.

    Our enterprise authentication software includes the IWS Desktop Security product which is a comprehensive authentication management infrastructure solution providing added layers of security to workstations, networks and systems through advanced encryption and authentication technologies. IWS Desktop Security is optimized to enhance network security and usability, and uses multi-factor authentication methods to protect access, verify identity and help secure the computing environment without sacrificing ease-of-use features such as quick login. Additionally, IWS Desktop Security provides an easy integration with various smart card-based credentials including the Common Access Card (CAC), Homeland Security Presidential Directive 12 (HSPD-12), Personal Identity Verification (PIV) credential, and Transportation Worker Identification Credential (TWIC) with an organization’s access control process. IWS Desktop Security provides the crucial end-point component of a Logical Access Control System (LACS), and when combined with a Physical Access Control System (PACS), organizations benefit from a complete door to desktop access control and security model.

Industry Background

Biometrics and Secure Credential Markets

    We believe the biometric identity management market will continue to grow as the role of biometrics becomes more widely adopted for enhancing security and complying with government regulations and initiatives and as biometric capture devices become increasingly mobile, robust and cost effective. Our biometric and secure credentialing solutions are meeting the requirements and standards for true multi-modal biometric identity management systems, as well as providing scalability to support evolving functionality.

    As a result of HSPD-12, government organizations are required to adopt new processes for verifying the identity of employees and contractors as well as controlling access to secure facilities and information systems. In response to the strict requirements set forth by the Federal government, ImageWare enhanced its IWS Biometric Engine and secure credentialing product suite by adding card management and card printing modules which enable the offering of end-to-end support for PIV-I and PIV-II business processes, technical requirements, as well as the ability to partner with leading physical and logical access control vendors for logistics and deployment considerations.  We believe that the HSPD-12 standards as well as the product enhancements created to meet those standards will, in large part, be adopted by the commercial market and that the Company’s products will transition into those market spaces without significant customization.

    Organizations concerned with security can use our technology to create secure “smart” identification cards that can be instantly checked against a database of applicable biometrics to prevent unauthorized access to secure facilities or computer networks. We believe potential customers in these markets include, among others, large corporations, border crossings (land, air and sea), airports, hospitals, universities and government agencies.

    Identification systems have historically been sold based upon the cost-savings digital systems offer over traditional non-digital systems. We believe that the ability to easily capture images and data in a digital database and to enable immediate and widespread access to that database for remote identification/verification will be a functionality that both public and private sector customers will require in the future and that such functionality will be one of the primary drivers for future growth within this market. We are able to provide field-proven identification products with high quality reference accounts across the board in terms of size and complexity of systems and user requirements. When combined with our proven biometric, cloud and interactive mobile messaging capabilities, we believe we can provide a leading product offering into the biometrically enabled secure identity management market.

Law Enforcement and Public Safety Markets

    The United States law enforcement and public safety markets are composed of federal, state and local law enforcement agencies.  Our target customers include local police and sheriff’s departments, primary state law enforcement agencies, prisons, special police agencies, county constable offices, and federal agencies such as the Department of Homeland Security, FBI, DEA and ICE.  In addition, police agencies in foreign countries have shown interest in using the full range of IWS Law Enforcement products to meet the growing need for a flexible yet robust booking/investigative solution that includes the routine use of IWS Facial Recognition as well as the ability to use other biometrics. We continue to target agencies in foreign countries for our biometric and law enforcement solutions.

    Law enforcement customers require demanding end-to-end solutions that incorporate robust features and functionalities such as biometric and secure credentialing capabilities, as well as instant access to centrally maintained records for real time verification of identity and privileges. Law enforcement has long used the multiple biometrics of fingerprint and face in establishing an individual’s identity record. More recently, law enforcement is seeking capability to utilize additional biometrics such as iris and DNA.  The Company’s multi-biometric platform product, the IWS Biometric Engine, allows company customers to use as many and different biometrics as desired all on a single, integrated platform.

    Agencies are also moving toward a more shared experience where specific pieces of suspect/arrest data may be viewed by outside agencies allowing a suspect’s identity to be quickly defined with the end goal being the swift apprehension of the subject.

Products and Services

    Our identity management solutions are primarily focused around biometrics and secure credentials providing complete, cross-functional and interoperable systems. Our biometric and secure credentialing products provide complete and interoperable solutions with features and functions required throughout the entire identity management life cycle, enabling users the flexibility to make use of any desired options, such as identity proofing and enrollment, card issuance, maintenance and access control. Our solutions offer a significant benefit that one vendor’s solution is used throughout the various stages, from establishing an applicant’s verified identity, to issuance of smart card based credentials, to the usage and integration to physical and logical access control systems.

    These solutions improve global communication, the integrity and authenticity of access control to facilities and information systems, as well as enhance security, increase efficiency, reduce identity fraud, and protect personal privacy.

    We categorize our identity management products and services into three basic markets: (1) Biometrics, (2) Secure Credential, and (3) Law Enforcement and Public Safety.  We offer a series of modular products that can be seamlessly integrated into an end-to-end solution or licensed as individual components.

Biometrics

    Our biometric product line consists of the following:

IWS Biometric Engine

    This is a biometric identity management platform for multi-biometric enrollment, management and authentication, managing population databases of unlimited sizes without regard to hardware or algorithm.  Searches can be 1:1 (verification), 1:N (identification), X:N (investigative) and N:N (database integrity). IWS Biometric Engine is technology and biometric agnostic, enabling the use of biometric devices and algorithms from any vendor, and the support of the following biometric types: finger, face, iris, hand geometry, palm, signature, DNA, voice, 3D face and retina. IWS Biometric Engine is a second-generation solution from the Company that is based on field-proven ImageWare technology solutions that have been used to manage millions of biometric records since 1997 and is ideal for a variety of applications including: criminal booking, background checks (civil and criminal), watch list, visa/passport and border control (air, land and sea), physical and logical access control, and other highly-secure identity management environments.  The Company believes that this product will be very attractive to the emerging commercial and consumer markets as they deploy biometric identity management systems.

    Our IWS Biometric Engine is scalable, and biometric images and templates can be enrolled either live or offline.   Because it stores the enrolled images, a new algorithm can be quickly converted to support new or alternate algorithms and capture devices. The IWS Biometric Engine is built to be hardware “agnostic,” and currently supports over 100 hardware capture devices and over 70 biometric algorithms.

    The IWS Biometric Engine is available as a Software Development Kit (SDK), as well as a platform for custom configurations to meet specific customer requirements. The added suite of products provides government, law enforcement, border management and enterprise businesses, a wide variety of application-specific solutions that address specific government mandates and technology standards. It also provides the ability to integrate into existing legacy systems and expand based upon specific customer requirements. This enables users to integrate a complete solution or components as needed. The application suite of products includes packaged solutions for:

●	HSPD-12 Personal Identity Verification (PIV)

●	Border Management

●	Applicant Identity Vetting

●	Mobile Acquisition

●	Physical Access Control

●	Single-Sign-On and Logical Access Control

IWS PIV Management Application

    The Company provides a set of Enterprise Server products within our complete PIV solution, and these software products supply server-based features and functions, while the use case for PIV requires client-based presentation of PIV data and workflow.  The IWS PIV Management Application supplies the web-based graphical user interface that presents the user or client interface to the various server functions.  Since the server-based applications perform specific functions for specific phases of the PIV life cycle, these server-based applications need to be bound together with additional workflow processes.  The IWS PIV Management Application meets this need with software modules that interface and interconnect the server-based applications.

IWS PIV Middleware

    The IWS PIV Middleware product, which is NIST certified and listed on the GSA approved product list, is a library of functions that connect a card reader & PIV card on the hardware side with a software application. The library implements the specified PIV Middleware API functions that support interoperability of PIV Cards.  This software has been developed in conformance with the FIPS-201 specification, and the software has been certified by the NIST Personal Identification Verification Program (NPIVP) Validation Authority as being compliant.

IWS Background Server

    The IWS Background Server is a software application designed specifically for government and law enforcement organizations to support the first stage of biometric identity management functions such as identity proofing and vetting.  IWS Background Check Server automatically processes the submission of an applicant’s demographic and biographic data to investigative bureaus for background checks prior to issuing a credential.

IWS Desktop Security

    IWS Desktop Security is a highly flexible, scalable and modular authentication management platform that is optimized to enhance network security and usability. This architecture provides an additional layer of security to workstations, networks and systems through advanced encryption and authentication technologies. Biometric technologies (face, fingerprint, iris, voice or signature), can be seamlessly coupled with TPM chips to further enhance corporate security. USB tokens, smart cards and RFID technologies can also be readily integrated. Additional features include:

●
Support for multiple authentication tools including Public Key Infrastructure (PKI) within a uniformed platform and privilege Management Infrastructure (PMI) technology to provide more advanced access control services and assure authentication and data integrity;

●	Integration with IWS Biometric Engine for searching and match capabilities (1:1, 1:N and X:N);

●	Integration with IWS EPI Builder for the production and management of secure credentials;

●	Support for both BioAPI and BAPI standards;

●	Supports a single sign-on feature that securely manages Internet Explorer and Windows application ID and password information;

●	Supports file and folder encryption features; and

●	Supports various operating systems, including Microsoft Windows 2000, Windows XP, and Windows Server 2003.

IWS Biometric Quality Assessment & Enhancement (IWS Biometric IQA&E)

    The IWS Biometric IQA&E is a biometric image enhancement and assessment solution that assists government organizations with the ability to evaluate and enrich millions of biometric images automatically, saving time and costs associated with biometric enrollment while maintaining image and database integrity.

    The IWS Biometric IQA&E improves the accuracy and effectiveness of biometric template enrollments. The software may be used stand-alone or in conjunction with the IWS Biometric Engine. IWS Biometric IQA&E provides automated image quality assessment with respect to relevant image quality standards from organizations such as International Civil Aviation Organization (ICAO), National Institute of Standards and Technology (NIST), International Organization for Standards (ISO) and American Association of Motor Vehicle Association (AAMVA). IWS Biometric IQA&E also enables organizations to conduct multi-dimensional facial recognition, which further enhances accuracy for numerous applications including driver licenses, passports and watch lists.

    IWS Biometric IQA&E automatically provides real-time biometric image quality analysis and feedback to improve the overall effectiveness of biometric images thus increasing the biometric verification performance, and maintaining database and image data integrity. IWS Biometric IQA&E provides a complete platform that includes an image enhancement library for biometric types including face, finger and iris.

Secure Credential

    Our secure credential products consist of the following:

IWS Card Management

    The IWS Card Management System (CMS) is a comprehensive solution to support and manage the issuance of smart cards complete with the following capabilities:

●	Biometric enrollment and identity proofing with Smart Card encoding of biometrics;

●	Flexible models of central or distributed issuance of credentials;

●	Customizable card life-cycle workflow managed by the CMS; and

●	Integration of the CMS data with other enterprise solutions, such as physical access control and logical access control (i.e. Single-Sign-On – SSO).

IWS EPI Suite

    This is an ID software solution for producing, issuing, and managing secure credentials and personal identification cards. Users can efficiently manage large amounts of data, images and card designs, as well as track and issue multiple cards per person, automatically populate multiple cards and eliminate redundant data entry. IWS EPI Suite was designed to integrate with our customers’ existing security and computing infrastructure. We believe that this compatibility may be an appealing feature to corporations, government agencies, transportation departments, school boards, and other public institutions.

IWS EPI Builder

    This is a software developer’s kit (SDK) and a leading secure credential component of identity management and security solutions, providing all aspects of ID functionality from image and biometric capture to the enrollment, issuance and management of secure documents. It contains components which developers or systems integrators can use to support and produce secure credentials including national IDs, passports, International Civil Aviation Office (ICAO)-compliant travel documents, smart cards and driver licenses. IWS EPI Builder enables organizations to develop custom identification solutions or incorporate sophisticated identification capabilities into existing applications including the ability to capture images, biometric and demographic data; enable biometric identification and verification (1:1 and 1:X) as well as support numerous biometric hardware and software vendors. It also enables users to add electronic identification functionality for other applications, including access control, tracking of time and attendance, point of sale transactions, human resource systems, school photography systems, asset management, inventory control, warehouse management, facilities management and card production systems.

IWS EPI PrintFarm

    While it is the last stage of PIV Card Issuance, the PIV smart card printing process is by no means the least important stage.  Production printing of tens of thousands of PIV cards requires a significant investment and a well-engineered system.  The IWS EPI PrintFarm software offers a cost-effective yet high-performance method for high-volume card printing.

IWS PIV Encoder

    PIV smart cards must be programmed with specific mandatory data, digital signatures and programs in order to maintain the interoperability as well as the security features specified for the cards. The IWS PIV Encoder could be considered to be a complex device driver that properly programs the PIV smart cards.  The Encoder interacts with the Card Management System for data payload elements. It interacts with the Certificate Authority to encrypt or sign the PIV smart card data with trusted certificates. Finally, it acts as the application-level device driver to make the specific PIV smart card encoding system properly program the smart card, regardless if the system is a standalone encoding system or one integrated into a card printer.

Law Enforcement and Public Safety

    We believe our integrated suite of software products significantly reduces the inefficiencies and expands the capabilities of traditional booking and mug shot systems. Using our products, an agency can create a digital database of thousands of criminal history records, each including one or more full-color facial images, finger and palm prints, biographic text information and images of other distinctive physical features such as scars, marks and tattoos (SMT’s). This database can be quickly searched using text queries, or biometric technology that can compare biometric characteristics of an unknown suspect with those in the database.

    Our investigative software products can be used to create, edit and distribute both mug photo and SMT photo lineups of any size.  In addition, electronic mug books display hundreds of images for a witness to review and from which electronic selections are made. The Witness View software component records the viewing of a lineup (mug photo or SMT) detailing the images provided for viewing along with the image or images selected. In addition to a printed report, the Witness View module provides a non-editable executable file (.exe) that may be played on any computer for court exhibit viewing purposes.

    Our IWS Law Enforcement solution consists of software modules, which may also be purchased individually. The IWS Law Enforcement Capture and Investigative module make up our booking system and database. Our add-on modules include LiveScan, Facial Recognition, Law Enforcement Web and Witness View as well as the IWS Biometric Engine.

IWS Law Enforcement

    IWS Law Enforcement is a digital booking, identification and investigative solution that enables users to digitally capture, store, search and retrieve images and demographic data including mug shots, fingerprints and scars, marks and tattoos (SMTs). Law enforcement may choose between submitting fingerprint data directly to the State AFIS, FBI criminal repository, or other agencies as required. Additional features and functionality include real-time access to images and data, creating of photo lineups and electronic mug books, and production of identification cards and credentials.  IWS Law Enforcement also uses off-the-shelf hardware and is designed to comply with open industry standards so that it can operate on an array of systems ranging from a stand-alone personal computer to a wide area network. To avoid duplication of entries, the system can be integrated easily with several other information storage and retrieval systems, such as a records/jail management system (RMS/JMS) or an automated fingerprint identification system.

Capture

    This software module allows users to capture and store a variety of images (facial, SMT and others such as evidence photos) as well as biographical text information. Each record includes images and text information in an easy-to-view format made up of fields designed and defined by the individual agency. Current customers of this module range from agencies that capture a few thousand mug shots per year to those that capture hundreds of thousands of mug shots each year.

LiveScan

    This software module is FBI certified which complies with the FBI Integrated Automated Fingerprint Identification System (IAFIS) Image Quality Specifications (IQS) while utilizing FBI certified LiveScan devices from most major vendors. LiveScan allows users to capture single to ten prints and palm data, providing an integrated biometric management solution for both civil and law enforcement use. By adding LiveScan capabilities, law enforcement organizations further enhance the investigative process by providing additional identifiers to identify suspects involved in a crime.  In addition, officers no longer need to travel to multiple booking stations to capture fingerprints and mug shots.  All booking information including images may be located at a central designation and from there routed to the State AFIS or FBI criminal history record repository.

Investigative

    This software module allows users to search the database created with IWS Law Enforcement. Officers can conduct text searches in many fields, including file number, name, alias, distinctive features, and other information such as gang membership and criminal history. The Investigative module creates a catalogue of possible matches, allowing officers or witnesses to save time by looking only at mug shots that closely resemble the description of the suspect. This module can also be used to create a line-up of similar facial images from which a witness may identify the suspect.

Facial Recognition

    This software module uses biometric facial recognition and retrieval technology to help authorities identify possible suspects. Images taken from surveillance videos or photographs can be searched against a digital database of facial images to retrieve any desired number of faces with similar characteristics. This module can also be used at the time of booking to identify persons using multiple aliases. Using biometrics-based technology, the application can search through thousands of facial images in a matter of seconds, reducing the time it would otherwise take a witness to flip through a paper book of facial images that may or may not be similar to the description of the suspect. The Facial Recognition module then creates a selection of possible matches ranked in order of similarity to the suspect, and a percentage confidence level is attributed to each possible match. The application incorporates search engine technology, which we license from various facial recognition algorithm providers.

LE Web

    This software module enables authorized personnel to access and search agency booking records stored in IWS Law Enforcement through a standard Web browser from within the agency’s intranet. This module allows remote access to the IWS Law Enforcement database without requiring the user to be physically connected to the customer’s network. This application requires only that the user have access to the Internet and authorization to access the law enforcement agency’s intranet.

EPI Designer for Law Enforcement.

    The EPI Designer for LE software is a design solution created for the IWS Law Enforcement databases based on the IWS EPI Suite program.  This program is integrated with the various IWS databases an agency is utilizing and allows for unique booking/inmate reports, wristbands, photo ID cards, Wanted or BOLO fliers, etc. to be created from the fields of information stored in booking records. Designs can be created in minutes and quickly added to the IWS Law Enforcement system allowing all users with appropriate permissions immediate access to the newly added form.

Maintenance and Customer Support

    We offer software and hardware support to our customers. Customers can contract with us for technical support that enables them to use a toll-free number to speak with our technical support center for software support and general assistance 24 hours a day, seven days a week. As many of our government customers operate around the clock and perceive our systems as critical to their day-to-day operations, a very high percentage contract for technical support. Customer support services typically provide us with annual revenue of approximately 15% of the initial sales price of the hardware and software purchased by our customers.  Maintenance revenue was $649,000 for the three months ended March 31, 2013 as compared to $733,000 for the corresponding period in 2012, and accounted for approximately 76% and 65% of our total revenues for the three months ended March 31, 2013 and 2012, respectively.

Software Customization and Fulfillment

    We directly employ computer programmers and also retain independent programmers to develop our software and perform quality control. We provide customers with software that we specifically customize to operate on their existing computer system. We work directly with purchasers of our system to ensure that the system they purchase will meet their unique needs. We configure and test the system either at our facilities or on-site and conduct any customized programming necessary to connect the system with any legacy systems already in place.  We can also provide customers with a complete computer hardware system with our software already installed and configured. In either case, the customer is provided with a complete turnkey solution, which can be used immediately. When we provide our customers with a complete solution including hardware, we use off-the-shelf computers, cameras and other components purchased from other companies such as Dell or Hewlett Packard. Systems are assembled and configured either at our facilities or at the customer’s location.

Customers

    We have a wide variety of domestic and international customers. Most of our IWS Law Enforcement customers are government agencies at the federal, state and local levels in the United States. Our secure credential products are also being used in Australia, Canada, the United Arab Emirates, Kuwait, Mexico, Colombia, Costa Rica, Venezuela, Singapore, Indonesia and the Philippines. For the three months ended March 31, 2013, one customer accounted for approximately 18% or $152,000 of total revenues and had $0 trade receivables, as compared to approximately 16% and 34%, or $611,000 and $1,836,000 of total revenues and had $0 trade receivables as of the years ended December 31, 2012 and 2011, respectively.

Our Strategy

    Our strategy is to provide patented open-architected identity management solutions including multi-biometric, secure credential and law enforcement technologies that are stand alone, integrated and/or bundled with key partners including channel relationships and large systems integrators such as, United Technology Security, SAIC, GCR, Unisys, Lockheed Martin, IBM and Fujitsu, among others. Key elements of our strategy for growth include the following:

Fully Exploit the Biometrics, Access Control and Identification Markets

    The establishment of the Department of Homeland Security coupled with the movement by governments around the world to authenticate the identity of their citizens, employees and contractors has accelerated the adoption of biometric identification systems that can provide secure credentials and instant access to centrally maintained records for real-time verification of identity and access (physical and logical) privileges. Using our products, an organization can create secure credentials that correspond to records including images and biographic data in a digital database. A border guard or customs agent can stop an individual to quickly and accurately verify his identity against a database of authorized persons, and either allow or deny access as required. Our technology is also standards based and applied to facilitate activities such as federal identification mandates while complying with personal identification verification standards (HSPD-12), International Civil Aviation Organization (ICAO) standards, American Association of Motor Vehicle Administrators (AAMVA) driver licenses, voter registration, immigration control and welfare fraud identification.  We believe that these or very similar standards are applicable in markets throughout the world.

    With the identity management market growing at a rapid pace, biometric identifiers are becoming recognized and accepted as integral components to the identification process in the public and private sectors.  As biometric technologies (facial recognition, fingerprint, iris, etc.) are adopted, identification systems must be updated to enable their use in the field.  We have built our solutions to enable the incorporation of one or multiple biometrics, which can be associated with a record and stored both in a database and on a card for later retrieval and verification without regard to the specific hardware employed.  We believe the increasing demand for biometric technology will drive demand for our solutions.  Our identity management products are built to accommodate the use of biometrics and meet the demanding requirements across the entire identity life cycle.

Expand Law Enforcement and Public Safety Markets

    We intend to use our successful installations with customers such as the Arizona Department of Public Safety, New South Wales Police, and the San Bernardino County Sheriff’s Department as reference accounts and to market IWS Law Enforcement as a superior technological solution. Our recent addition of the LiveScan module and support for local AFIS to our IWS Law Enforcement will enhance its functionality and value to the law enforcement customer as well as increase the potential revenue the Company can generate from a system sale.  We primarily sell directly to the law enforcement community. Our sales strategy is to increase sales to new and existing customers including renewing supporting maintenance agreements. We have also established relationships with large systems integrators such as Sagem Morpho to OEM our law enforcement solution utilizing their worldwide sales force. We will focus our sales efforts in the near term to establish IWS Law Enforcement as the integrated mug shot and LiveScan system adopted in as many countries, states, large counties and municipalities as possible. Once we have a system installed in a region, we intend to then sell additional systems or retrieval seats to other agencies within the primary customer’s region and in neighboring regions. In addition, we plan to market our integrated investigative modules to the customer, including Facial Recognition, Web and WitnessView. As customer databases of digital mug shots grow, we expect that the perceived value of our investigative modules, and corresponding revenues from sales of those modules, will also grow.

New Software as a Service Business Model

    With the advent of cloud based computing, the proliferation of mobile devices which allow for mobile transactions across wide geographical areas, the emergence of inexpensive and reliable biometric capture devices and the need to secure access to data, product and services, the Company believes that the market for multi-biometric solutions will expand to encompass significant deployments of biometric systems in the commercial and consumer markets.  The Company therefore intends to leverage the strength of its existing government clients who have deployed the Company’s products for large populations, as well as its foundational patent portfolio in the field of multi-modal biometrics and the fusion of multiple biometric algorithms, to address the commercial and consumer market. As part of its marketing plan, the Company will offer new versions of its product suite on a Software as a Service (“SaaS”) model during 2013.  This new business model, which is intended to supplement the Company’s existing business model, will allow new commercial and consumer clients to verify identity in order to access data, products or services from mobile and desktop devices.

Mobile Applications

    The Company strengthened its patent portfolio in June 2012 with the purchase of four U.S. patents relating to wireless technology from Vocel. These patents, combined with the Company’s existing foundational patents in the areas of biometric identification, verification, enrollment and fusion, provide a unique and protected foundation on which to build interactive mobile applications that are secured using biometrics.

           The combination of our biometric identification technologies and wireless technologies has led to the development of the IWS Interactive Messaging System, which is a push application platform secured by biometrics that transforms mobile devices into a complete mobile ID, enabling companies to create applications that allow a range of unprecedented activities, from secure sharing of sensitive information to biometrically securing  a mobile wallet. Identity authentication, using multi-modal biometrics gives users the confidence that their personal information is secure while the push marketing capabilities of the technology allow companies unparalleled interactivity that can be personalized to the needs and interests of their customers.

Sales and Marketing

    We market and sell our products through our direct sales force and through indirect distribution channels, including systems integrators. As of December 31, 2012 and 2011, we had sales and account representatives based domestically in the District of Columbia, California and internationally in Canada and Mexico. Geographically, our sales and marketing force consisted of nine persons in the United States, and one person in Mexico.

    We sell through a direct sales organization, which is supported by technical experts.  Our technical experts are available by telephone and conduct on-site customer presentations in support of our sales professionals.

    The typical sales cycle for IWS Biometric Engine and IWS Law Enforcement includes a pre-sale process to define the potential customer’s needs and budget, an on-site demonstration and conversations between the potential customer and existing customers. Government agencies are typically required to purchase large systems by including a list of requirements in a Request For Proposal, known as an “RFP,” and by allowing several companies to openly bid for the project by responding to the RFP. If our response is selected, we enter into negotiations for the contract and, if successful, ultimately receive a purchase order from the customer. This process can take anywhere from a few months to over a year.

    Our Biometric and ID products are also sold to large integrators, direct via our sales force and to end users through distributors. Depending on the customer’s requirements, there may be instances that require an RFP. The sales cycle can vary from a few weeks to a year.

    In addition to our direct sales force, we have developed relationships with a number of systems integrators who contract with government agencies for the installation and integration of large computer and communication systems. By acting as a subcontractor to these systems integrators, we are able to avoid the time consuming and often-expensive task of submitting proposals to government agencies, and we also gain access to large clients.

    We also work with companies that offer complementary products, where value is created through product integration. Through teaming arrangements we are able to enhance our products and to expand our customer base through the relationships and contracts of our strategic partners.

    We plan to continue to market and sell our products internationally. Some of the challenges and risks associated with international sales include the difficulty in protecting our intellectual property rights, difficulty in enforcing agreements through foreign legal systems and volatility and unpredictability in the political and economic conditions of foreign countries. We believe we can work to successfully overcome these challenges.

Competition

The Law Enforcement and Public Safety Markets

    Due to the fragmented nature of the law enforcement and public safety market and the modular nature of our product suite, we face different degrees of competition with respect to each IWS Law Enforcement module. We believe the principal bases on which we compete with respect to all of our products are:

●	the unique ability to integrate our modular products into a complete biometric, LiveScan, imaging and investigative system;

●	our reputation as a reliable systems supplier;

●	the usability and functionality of our products; and

●	the responsiveness, availability and reliability of our customer support.

    Our law enforcement product line faces competition from other companies such as DataWorks Plus and 3M.  Internationally, there are often a number of local companies offering solutions in most countries.

Secure Credential Market

    Due to the breadth of our software offering in the secure credential market space, we face differing degrees of competition in certain market segments. The strength of our competitive position is based upon:

●	our strong brand reputation with a customer base which includes small and medium-sized businesses, Fortune 500 corporations and large government agencies;

●	the ease of integrating our technology into other complex applications; and

●	the leveraged strength that comes from offering customers software tools, packaged solutions and Web-based service applications that support a wide range of hardware peripherals.

    Our software faces competition from Datacard Corporation, a privately held manufacturer of hardware, software and consumables for the ID market as well as small, regionally based companies.

Biometric Market

    The market to provide biometric systems to the identity management market is evolving and we face competition from a number of sources. We believe that the strength of our competitive position is based on:

●	our ability to provide a system which enables the enrollment, management and authentication of multiple biometrics managing population databases of unlimited sizes;

●	searches can be 1:1 (verification), 1:N (identification), X:N (investigative), and N:N (database integrity);

●
the system is technology and biometric agnostic, enabling the use of biometric devices and algorithms from any vendor, and the support of the following biometric types: finger, face, iris, hand geometry, palm, DNA, signature, voice, and 3D face and retina; and

●
we hold five patents covering our core multi-modal biometric and fusion  technology, which we believe will give us a competitive advantage over our direct competitors who have little or no patent protection.

    Our multi-biometric product faces competition from French-based Safran, Irish-based Daon, 3M and Aware Inc., none of which have offerings with the scope and flexibility of our IWS Biometric Engine and its companion suite of products or relevant patent protection.

Intellectual Property

    We rely on trademark, patent, trade secret and copyright laws and confidentiality and license agreements to protect our intellectual property. We have several federally registered trademarks including the trademark ImageWare and IWS Biometric Engine as well as trademarks for which there are pending trademark registrations with the United States, Canadian and other International Patent & Trademark Offices.

    We hold several issued patents and have several other patent applications pending for elements of our products. We believe we have the foundational patents regarding the use of multiple biometrics and continue to be an IP leader in the biometric arena. It is our belief that this intellectual property leadership will create a sustainable competitive advantage.  In addition to our eight issued U.S. and foreign patents, we recently filed three new patent applications surrounding new “Anonymous Matching” technologies.  These technologies will allow biometric matching for identity verification while protecting the privacy of an individual.  It is our belief that such technology will be critical to providing biometric management solutions for the consumer market where privacy protection has been a historical issue and barrier to biometric adoption.

    The Company strengthened its patent portfolio in June 2012 with the purchase of four U.S. patents relating to wireless technology from Vocel. These patents, combined with the Company’s existing foundational patents in the areas of biometric identification, verification, enrollment and fusion, provide a unique and protected foundation on which to build interactive mobile applications that are secured using biometrics.

    The combination of our biometric identification technologies and wireless technologies has led to the development of the IWS Interactive Messaging System, which is a push application platform secured by biometrics that transforms mobile devices into a complete mobile ID, enabling companies to create applications that allow a range of unprecedented activities, from secure sharing of sensitive information to biometrically securing a mobile wallet. Identity authentication, using multi-modal biometrics gives users the confidence that their personal information is secure while the push marketing capabilities of the technology allow companies unparalleled interactivity that can be personalized to the needs and interests of their customers.

    We regard our software as proprietary and retain title to and ownership of the software we develop.  We attempt to protect our rights in the software primarily through patents and trade secrets.  We have not published the source code of most of our software products and require employees and other third parties who have access to the source code and other trade secret information to sign confidentiality agreements acknowledging our ownership and the nature of these materials as our trade secrets.

   Despite these precautions, it may be possible for unauthorized parties to copy or reverse-engineer portions of our products.  While our competitive position could be threatened by disclosure or reverse engineering of this proprietary information, we believe that copyright and trademark protection are less important than other factors such as the knowledge, ability, and experience of our personnel, name recognition and ongoing product development and support.

    Our software products are licensed to end users under a perpetual, nontransferable, nonexclusive license that stipulates which modules can be used and how many concurrent users may use them.  These forms of licenses are typically not signed by the licensee and may be more difficult to enforce than signed agreements in some jurisdictions.

Research and Development

    Our research and development team currently consists of 30 programmers, engineers and other employees. We also contract with outside programmers for specific projects as needed. We spent approximately $920,000 on research and development in the three months ended March 2013, as compared to $734,000 in the same period in 2012 and $3.2 million and $2.7 million in the years ended December 31, 2012 and 2011, respectively. We continually work to increase the speed, accuracy, and functionality of our existing products. We anticipate that our research and development efforts will continue to focus on new technology and products for the identity management markets.

Employees

   We currently have a total of 56 full-time employees, which number has increased from 50 full-time employees as of December 31, 2011. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

Environmental Regulation

    Our business does not require us to comply with any particular environmental regulations.

DESCRIPTION OF PROPERTY

    Our corporate headquarters are located in San Diego, California where we occupy approximately 7,694 square feet of office space. This facility is leased through October 2014 at a cost of approximately $13,881 per month.   We also occupy 6,768 square feet in Ottawa, Province of Ontario, Canada. These premises were leased until September 2013, however, in January 2013, we signed a lease to downsize to a 1,508 square foot space in the same building commencing April 2013 until March 2016.  These facilities are leased at a cost of approximately $4,664 per month.  We also occupy 6,546 square feet of office space in Portland, Oregon.  This facility is leased through October 2015 at a cost of approximately $12,105 per month.  We also occupy approximately 190 square feet of office space in Mexico City, Mexico.  Our lease for this facility is for an indefinite term at a cost of approximately $1,728 per month.

LEGAL PROCEEDINGS

   On September 21, 2012, Blue Spike, LLC, a Texas limited liability company (“Blue Spike”), filed claims against the Company in the United States District Court for the Eastern District of Texas, alleging that the Company is impermissibly using Blue Spike’s patented technologies in certain Company products, including its Biometric Engine. To date, Blue Spike has filed similar suits asserting claims of patent infringement against a total of approximately eighty-five companies between August 9, 2012 and April 1, 2013. The defendants span a wide range of industries, from Internet search engines to chip manufacturers, digital rights management, video streaming and digital watermarking.  The Company has filed a motion to dismiss the complaint and a motion to transfer Blue Spike’s case against the Company to San Diego. Several other defendants have also variously filed motions to dismiss and/or to transfer the action to the Northern District of California, District of Delaware, and District of New Jersey.  No motions have yet been ruled upon. Blue Spike is seeking to recover an unspecified amount of compensatory damages from the Company, and an injunction to enjoin the Company from further acts of alleged infringement.  The Company believes Blue Spike’s claim to be without merit and intends to vigorously defend itself. The Company is unable to estimate a possible range of loss at this time

    Other than as specifically described above, we are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations.  Other than described above, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of our subsidiaries, threatened against or affecting the Company, our common stock, any of our subsidiaries or of the Company’s or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Reports to Security Holders

    The Company is required to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Section 15(d) of the Exchange Act. The Company is required to file annual, quarterly and other reports with the SEC and, accordingly, must furnish an annual report with audited financial statements to its stockholders.  Copies of this registration statement and all subsequent filings the Company makes with the SEC may be inspected, without charge, at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. and 3 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies of this material also should be available through the Internet by using the SEC’s EDGAR Archive, which is located at http://www.sec.gov.  We will also make such material available on our own website, which is located at http://www.iwsinc.com.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

    Our common stock is listed on the OTC Pink Sheets. The following table sets forth the high and low bid information for our common stock, as traded on the OTC Pink Sheets, for the periods indicated, which reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
Fiscal Year Ended December 31, 2013
First Quarter	$1.19	$0.82
Fiscal Year Ended December 31, 2012
First Quarter	$1.35	$0.65
Second Quarter	$1.30	$0.41
Third Quarter	$1.33	$0.54
Fourth Quarter	$1.24	$0.65
Fiscal Year Ended December 31, 2011
First Quarter	$1.70	$0.78
Second Quarter	$1.45	$0.91
Third Quarter	$1.25	$0.56
Fourth Quarter	$0.80	$0.50

Holders

    As of May 15, 2013, we had approximately 185 holders of record of our common stock. A significant number of our shares were held in street name and, as such, we believe that the actual number of beneficial owners is significantly higher.

Dividends

    We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

SELECTED CONSOLIDATED FINANCIAL DATA

    As a “smaller reporting company”, as defined by the rules and regulations of the SEC, we are not required to provide this information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with our consolidated financial statements, condensed consolidated financial statements and the related notes and other financial information appearing elsewhere in this Registration Statement. Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including (without limitation) the disclosures made under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and in the audited consolidated financial statements and related notes included in the Annual Report on Form 10-K filed April 1, 2013, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidates financial statement and related notes included in the Quarterly Report on Form 10-Q filed May 10, 2013.

Recent Developments

New Software as a Service Business Model

    With the advent of cloud based computing, the proliferation of mobile devices which allow for mobile transactions across wide geographical areas, the emergence of inexpensive and reliable biometric capture devices and the need to secure access to data, product and services, we believe that the market for multi-biometric solutions will expand to encompass significant deployments of biometric systems in the commercial and consumer markets.  We therefore intend to leverage the strength of our existing government clients who have deployed the Company’s products for large populations, as well as our foundational patent portfolio in the field of multi-modal biometrics and the fusion of multiple biometric algorithms, to address the commercial and consumer market. As part of our marketing plan, we will offer new versions of our product suite on a Software as a Service (“SaaS”) model during 2013.  This new business model, which is intended to supplement our existing business model, will allow new commercial and consumer clients to verify identity in order to access data, products or services from mobile and desktop devices.

Fujitsu Relationship

    On August 20, 2012, the Company and Fujitsu Frontech North America Inc. (“Fujitsu”) executed an original equipment manufacturer, or OEM, licensing agreement. Subsequently, on September 6, 2012, the Company received certification to run its patented Biometric Engine® across Fujitsu’s NuVola Private Cloud Platform.  Utilization of the NuVola Cloud Platform will allow the Biometric Engine to rapidly and securely deploy biometric security information to users.

Additional Intellectual Property

           In addition to our eight issued U.S. and foreign patents, we recently filed three new patent applications surrounding new “Anonymous Matching” technologies.  These technologies will allow biometric matching for identity verification while protecting the privacy of an individual.  It is our belief that such technology will be critical to providing biometric management solutions for the consumer market where privacy protection has been a historical issue and barrier to biometric adoption.

   In June 2012, the Company entered into an asset purchase agreement with Vocel, Inc., a Delaware Corporation (“Vocel”), whereby the Company purchased from Vocel software, trademarks and four U.S. patents relating to wireless technology. These patents, combined with the Company’s existing foundational patents in the areas of biometric identification, verification, enrollment and fusion, provide a unique and protected foundation on which to build interactive mobile applications that are secured using biometrics.

    The combination of our biometric identification technologies and wireless technologies has led to the development of the IWS Interactive Messaging System, which is a push application platform secured by biometrics that transforms mobile devices into a complete mobile ID, enabling companies to create applications that allow a range of unprecedented activities – from secure sharing of sensitive information to biometrically securing a mobile wallet. Identity authentication, using multi-modal biometrics gives users the confidence that their personal information is secure while the push marketing capabilities of the technology allow companies unparalleled interactivity that can be personalized to the needs and interests of their customers.

Credit Facility

    In March 2013, the Company entered into a new unsecured line of credit agreement with available borrowing of up to $2,500,000. The credit line was extended by an existing shareholder and member of our Board of Directors. Borrowings under the credit facility bear interest of 8% per annum and are due in March 2015. At any time prior to the Maturity Date, the holder shall have the right to convert the outstanding balance owed into shares of the Company’s common stock by dividing the outstanding balance by $0.95.

    Advances under the credit facility are made at the Company’s request. The line of credit shall terminate, and no further advances shall be made, upon the earlier of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $2,500,000. In the event of such financing, the outstanding balance due under the terms of the credit facility shall be due and payable upon demand.

    As additional consideration for the unsecured line of credit agreement, the Company issued to the holder a warrant exercisable for 1,052,632 shares of the Company’s common stock. The warrant has a term of two years from the date of issuance and an exercise price of $0.95 per share.

Overview

    We are a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, we create software that provides a highly reliable indication of a person’s identity.   Our “flagship” product is our patented IWS Biometric Engine®.  Scalable for small city business or worldwide deployment, our IWS Biometric Engine is a multi-biometric software platform that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes.  It allows a user to utilize one or more biometrics on a seamlessly integrated platform. Our products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. Our products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. We also provide comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites.  Biometric technology is now an integral part of all markets we address and all of our products are integrated into the IWS Biometric Engine.

    While we have historically marketed our products to the government market at the federal, state and local levels, the emergence of cloud based computing - a mobile market that demands increased security and interoperable systems, and the proven success of our products in the government market, will enable us to enlarge our target market focus to include the emerging consumer and non-government enterprise marketplace.

    Our biometric technology is a core software component of an organization’s security infrastructure and includes a multi-biometric identity management solution for enrolling, managing, identifying and verifying the identities of people by the physical characteristics of the human body. We develop, sell and support various identity management capabilities within government (federal, state and local), law enforcement, commercial enterprises, and transportation and aviation markets for identification and verification purposes. Our IWS Biometric Engine is a patented biometric identity management software platform for multi-biometric enrollment, management and authentication, managing population databases of virtually unlimited sizes. It is hardware agnostic and can utilize different types of biometric algorithms.  It allows different types of biometrics to be operated at the same time on a seamlessly integrated platform.  It is also offered as a Software Development Kit (SDK) based search engine, enabling developers and system integrators to implement a biometric solution or integrate biometric capabilities into existing applications without having to derive biometric functionality from pre-existing applications.  The IWS Biometric Engine combined with our secure credential platform, IWS EPI Builder, provides a comprehensive, integrated biometric and secure credential solution that can be leveraged for high-end applications such as passports, driver licenses, national IDs, and other secure documents.

    Our law enforcement solutions enable agencies to quickly capture, archive, search, retrieve, and share digital images, fingerprints and other biometrics as well as criminal history records on a stand-alone, networked, wireless or Web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our IWS Law Enforcement solution consists of five software modules: Capture and Investigative modules, which provide a criminal booking system with related databases as well as the ability to create and print mug photo/SMT image lineups and electronic mugbooks; a Facial Recognition module, which uses biometric facial recognition to identify suspects; a Web module, which provides access to centrally stored records over the Internet in a connected or wireless fashion; and a LiveScan module, which incorporates LiveScan capabilities into IWS Law Enforcement providing integrated fingerprint and palm print biometric management for civil and law enforcement use.  The IWS Biometric Engine is also available to our law enforcement clients and allows them to capture and search using other biometrics such as iris or DNA.

    Our secure credential solutions empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging and biometrics in the production of photo identification cards, credentials and identification systems. Our products in this market consist of IWS EPI Suite and IWS EPI Builder (SDK).  These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.  We have added the ability to incorporate multiple biometrics into the ID systems with the integration of IWS Biometric Engine to our secure credential product line.

    Our enterprise authentication software includes the IWS Desktop Security product which is a comprehensive authentication management infrastructure solution providing added layers of security to workstations, networks and systems through advanced encryption and authentication technologies. IWS Desktop Security is optimized to enhance network security and usability, and uses multi-factor authentication methods to protect access, verify identity and help secure the computing environment without sacrificing ease-of-use features such as quick login. Additionally, IWS Desktop Security provides an easy integration with various smart card-based credentials including the Common Access Card (CAC), Homeland Security Presidential Directive 12 (HSPD-12), Personal Identity Verification (PIV) credential, and Transportation Worker Identification Credential (TWIC) with an organization’s access control process. IWS Desktop Security provides the crucial end-point component of a Logical Access Control System (LACS), and when combined with a Physical Access Control System (PACS), organizations benefit from a complete door to desktop access control and security model.

Critical Accounting Policies and Estimates

    The discussion and analysis of our consolidated financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of these consolidated financial statements in accordance with U.S. GAAP requires us to utilize accounting policies and make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during a fiscal period. The SEC considers an accounting policy to be critical if it is important to a company’s financial condition and results of operations, and if it requires significant judgment and estimates on the part of management in its application.

            Significant estimates include the allowance for doubtful accounts receivable, inventory carrying values, deferred tax asset valuation allowances, accounting for loss contingencies, recoverability of goodwill and acquired intangible assets and amortization periods, assumptions used in the Black-Scholes model to calculate the fair value of share based payments, assumptions used in the application of fair value methodologies to calculate the fair value of derivative liabilities, revenue and cost of revenues recognized under the percentage of completion method and assumptions used in the application of fair value methodologies to calculate the fair value of pension assets and obligations.

    The following are our critical accounting policies because we believe they are both important to the portrayal of our financial condition and results of operations and require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected.

    Revenue Recognition.  Our revenue recognition policy is significant because our revenue is a key component of our consolidated results of operations. We recognize revenue from the following major revenue sources:

●	Long-term fixed-price contracts involving significant customization;

●	Fixed-price contracts involving minimal customization;

●	Software licensing;

●	Sales of computer hardware and identification media; and

●	Post contract customer support (PCS)

    The Company’s revenue recognition policies are consistent with U.S. GAAP including Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605, “Software Revenue Recognition”, ASC 605-35 “Revenue Recognition, Construction-Type and Production-Type Contracts”, “Securities and Exchange Commission Staff Accounting Bulletin 104, and ASC 605-25 “Revenue Recognition, Multiple Element Arrangements”. Accordingly, the Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured.

    We recognize revenue and profit as work progresses on long-term, fixed-price contracts involving significant amount of hardware and software customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Revenue from contracts for which we cannot reliably estimate total costs or there are not significant amounts of customization are recognized upon completion. Determining when a contract should be accounted for using the percentage of completion method involves judgment. Critical items that are considered in this process are the degree of customization and related labor hours necessary to complete the required work as well as ongoing estimates of the future labor hours needed to complete the contract. We also generate non-recurring revenue from the licensing of our software. Software license revenue is recognized upon the execution of a license agreement, upon deliverance, when fees are fixed and determinable, collectability is probable and when all other significant obligations have been fulfilled. We also generate revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer. The Company’s revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable. Pricing of maintenance contracts is consistent period to period and calculated as a percentage of the software or hardware revenue which approximates 15% annually.  Amounts collected in advance for maintenance services are included in current liabilities under "Deferred revenues." Sales tax collected from customers is excluded from revenue.

    Allowance for Doubtful Accounts.  We provide an allowance for our accounts receivable for estimated losses that may result from our customers’ inability to pay.  We determine the amount of allowance by analyzing historical losses, customer concentrations, customer creditworthiness, current economic trends, the age of the accounts receivable balances and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Our accounts receivable balance was $532,000 and $328,000, net of allowance for doubtful accounts of $3,000 at March 31, 2013 and December 31, 2012, respectively.  Our accounts receivable balance was $348,000, net of allowance for doubtful accounts of $4,000 at December 31, 2011.

    Valuation of Goodwill, Other Intangible and Long-Lived Assets.  The Company accounts for its intangible assets under the provisions of ASC 350, “Intangibles - Goodwill and Other”. In accordance with ASC 350, intangible assets with a definite life are analyzed for impairment under ASC 360-10-05 and intangible assets with an indefinite life are analyzed for impairment under ASC 360. In accordance with ASC 350, goodwill, or the excess of cost over fair value of net assets acquired is tested for impairment using a fair value approach at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (referred to as a component) if discrete financial information is prepared and regularly reviewed by management at the component level. The Company’s reporting unit is at the entity level. The Company recognizes an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. The Company uses fair value methodologies to establish fair values.

    We assess impairment of goodwill and identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

●	Significant underperformance relative to historical or expected future operating results;

●	Significant changes in the manner of our use of the acquired assets or the strategy of our overall business; and

●	Significant negative industry or economic trends.

    The Company annually, or more frequently if events or circumstances indicate a need, tests the carrying amount of goodwill for impairment. The Company performs its annual impairment test in the fourth quarter of each year. A two-step impairment test is used to first identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. The first step was conducted by determining and comparing the fair value, employing the market approach, of the Company’s reporting units to the carrying value of the reporting unit. In 2006, the Company determined that its only reporting unit is Identity Management. Based on the results of this impairment test, the Company determined that its goodwill assets were not impaired as of March 31, 2013 and December 31, 2012.

    The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

    There are many management assumptions and estimates underlying the determination of an impairment loss, and estimates using different, but reasonable, assumptions could produce significantly different results. Significant assumptions include estimates of future levels of revenues and operating expenses. Therefore, the timing and recognition of impairment losses by us in the future, if any, may be highly dependent upon our estimates and assumptions. There can be no assurance that goodwill impairment will not occur in the future.

    Goodwill and other net intangible assets amounted to approximately $3,609,000 and $3,616,000 at March 31, 2013 and December 31, 2012, respectively, and $3,479,000 at December 31, 2011.

    Stock-Based Compensation.   The Company has two stock-based compensation plans for employees and nonemployee directors, which authorize the granting of various equity-based incentives including stock options and restricted stock.

    The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC 718, “Compensation – Stock Compensation”. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense for all share-based payment awards is recognized using the straight-line single-option method. Stock-based compensation expense is reported in general and administrative, sales and marketing, engineering and customer service expenses based upon the departments to which substantially all of the associated employees report and credited to additional paid-in-capital.  Stock-based compensation expense related to equity options was approximately $126,000, $571,000 and $250,000 for the three months ended March 31, 2013 and the years ended December 31, 2012 and 2011, respectively.  In January 2010, the Company issued 847,258 shares of restricted stock to members of management and the Board. These shares will vest quarterly over a three-year period. The restricted shares were issued as compensation for the cancellation of 1,412,096 options held by members of management and the Board. The Company evaluated the exchange in accordance with ASC 718 and determined there was no incremental cost to be recorded in conjunction with the exchange as the fair value of the options surrendered at the modification date exceeded the fair value of the restricted shares issued at the modification date.  The Company recorded approximately no expense for the three months ended March 31, 2013, and $37,000 and $39,000 in compensation expense for the years ended December 31, 2012 and 2011, respectively, related to these restricted shares.

    ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. The Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s common stock. Historical volatility factors utilized in the Company’s Black-Scholes computations ranged from 83% to 144% for the three months ended March 31, 2012 and 2011, respectively, and 99% to 135% for the grants issued in years 2012 and 2011. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 110.  The expected term used by the Company to value the grants issued since 2011 as computed by this method were 5.9 years. The effect of the difference between the actual historical expected life and the simplified method was immaterial.  The interest rate used is the risk free interest rate and is based upon U. S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations were 2.6% for the three months ended March 31, 2013 and the years ended December 31, 2012 and 2011.  Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

    In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption.  The Company has estimated an annualized forfeiture rate of approximately 0% for corporate officers, 4.1% for members of the Board of Directors and 6.0% for all other employees.  The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

   In March 2013, the Company issued 410,000 options under existing stock-based compensation plans to certain members of senior management, certain members of the Board of Directors and certain employees. Such options have an exercise price of $0.93 per share.

    A summary of the activity under the Company’s stock option plans is as follows:

	Options	Weighted-Average Exercise Price
Balance at December 31, 2010	1,463,295	$0.71
Granted	367,000	$1.11
Expired/Cancelled	(107,995)	$1.35
Exercised	(14,587)	$0.28

Balance as December 31, 2011	1,707,713	$0.76
Granted	1,437,500	$0.89
Expired/Cancelled	(89,068)	$0.92
Exercised	(24,924)	$0.29

Balance at December 31, 2012	3,031,221	$0.82
Granted	410,000	$0.93
Expired/Cancelled	(9,996)	$0.82
Exercised	(10,000)	$0.17

Balance at March 31, 2013	3,421,225	$0.83

    The per share weighted-average grant date fair value of options granted during: (i) the three months ended March 31, 2013 was $0.66; (ii) during the year ended December 31, 2012 was $0.71; and (iii) during the year ended December 31, 2011 was $1.00.

    Income Taxes. The Company accounts for income taxes in accordance with ASC 740, “Accounting for Income Taxes.” Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary based on the weight of available evidence, if it is considered more likely than not that all or some portion of the deferred tax assets will not be realized. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

    ASC 740-10 requires a company to first determine whether it is more-likely-than-not (defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

   We recognize and measure uncertain tax positions in accordance with U.S. GAAP, pursuant to which we only recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Any tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. U.S. GAAP further requires that a change in judgment related to the expected ultimate resolution of uncertain tax positions be recognized in earnings in the quarter of such change. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

   We file annual income tax returns in multiple taxing jurisdictions around the world. A number of years may elapse before an uncertain tax position is audited and finally resolved. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, we believe that our analysis of income tax reserves reflects the most likely outcome. We adjust these reserves, if any, as well as the related interest, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash.

   In June 2010, the Company was notified that the Canada Revenue Agency (CRA) has proposed certain significant adjustments to the Company’s transfer pricing tax position for the years 2001 through 2008.  Management evaluated those proposed adjustments and in July 2010 filed a formal notice of appeal.  In 2011, the Company was notified that certain significant portions of the Company’s appeal had been accepted by the CRA.

   Significant judgment is required in evaluating the Company’s uncertain tax positions and determining the Company’s provision for income taxes. No assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in the Company’s historical income tax provisions and accruals.  The Company adjusts these items in light of changing facts and circumstances.  To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

    The Internal Revenue Code (the “Code”) limits the availability of certain tax credits and net operating losses that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company.  The Company’s use of its net operating loss carryforwards and tax credit carryforwards will be significantly limited because the Company believes it underwent “ownership changes,” as defined under Section 382 of the Internal Revenue Code, in 1991, 1995, 2000, 2003, 2004 and 2011, though the Company has not performed a study to determine the limitation.  The Company has reduced its deferred tax assets to zero relating to its federal and state research credits because of such limitations.  The Company continues to disclose the tax effect of the net operating loss carryforwards at their original amount as the actual limitation has not yet been quantified.   The Company has also established a full valuation allowance for substantially all deferred tax assets due to uncertainties surrounding its ability to generate future taxable income to realize these assets. Since substantially all deferred tax assets are fully reserved, future changes in tax benefits will not impact the effective tax rate. Management periodically evaluates the recoverability of the deferred tax assets. If it is determined at some time in the future that it is more likely than not that deferred tax assets will be realized, the valuation allowance would be reduced accordingly at that time.

    Fair-Value Measurements. The Company accounts for fair value measurements in accordance with ASC  820, “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

   ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

   Assessing the significance of a particular input to the fair value measurement requires judgment, considering factors specific to the asset or liability.  Determining whether a fair value measurement is based on Level 1, Level 2, or Level 3 inputs is important because certain disclosures are applicable only to those fair value measurements that use Level 3 inputs.  The use of Level 3 inputs may include information derived through extrapolation or interpolation which involves management assumptions.

    Derivative Financial Instruments. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

    The Company reviews the terms of the common and preferred stock, warrants and convertible debt it issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments.  In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

    Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments.  The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

    The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Results of Operations

    This management’s discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 2012 and 2011, and for the three months ended March 31, 2013 and 2012 should be read in conjunction with the consolidated financial statements, condensed consolidated financial statements, and related notes contained elsewhere in this Registration Statement.

Comparison of Results for Fiscal Years Ended December 31, 2012 and 2011

Product Revenue

	Years Ended December 31,
Net Product Revenue	2012	2011	$ Change	% Change
(dollars in thousands)

Software and royalties	$946	$2,126	$(1,180)	(56)%
Percentage of total net product revenue	83%	82%
Hardware and consumables	$138	$199	$(61)	(31)%
Percentage of total net product revenue	12%	8%
Services	$61	$271	$(210)	(77)%
Percentage of total net product revenue	5%	10%
Total net product revenue	$1,145	$2,596	$(1,451)	(56)%

    Software and royalty revenue decreased approximately 56% or $1,180,000 during the year ended December 31, 2012 as compared to the corresponding period in 2011.  This decrease is due to lower project-oriented revenues of our identity management software into project solutions of approximately $1,197,000 and lower identification software royalties and license revenues of approximately $46,000, offset by slightly higher sales of boxed identity management software through our distribution channel of approximately $62,000 and slightly higher sales of our law enforcement project related revenues of approximately $1,000.

   Revenues from the sale of hardware and consumables decreased approximately 31% or $61,000 during the year ended December 31, 2012 as compared to the corresponding period in 2011.  The decrease reflects lower revenue from project solutions containing hardware and consumable components.

    Services revenue is comprised primarily of software integration services, system installation services and customer training.  Such revenue decreased approximately 77% or $210,000 during the year ended December 31, 2012 as compared to the corresponding period in 2011, due primarily to lower service revenues being generated from software integration of our biometric engine and Personal Identity Verification (“PIV”) products into project solutions combined with a reduction in our installation of hardware products.

           We believe that the period-to-period fluctuations of identity management software revenue in project-oriented solutions are largely due to the timing of government procurement with respect to the various programs we are pursuing.  Based on management’s current visibility into the timing of potential government procurements, we believe that we will see a significant increase in government procurement and implementations with respect to identity management initiatives; however we cannot predict the timing of such initiatives. During the year ended December 31, 2012, we accelerated our efforts to move the Biometric Engine into cloud and mobile markets and expanding our end-user market into non-government sectors including commercial, consumer and healthcare applications.  Such efforts resulted in the consummation, in August 2012, of an OEM Software License Agreement with Fujitsu Frontech North America Inc. and certification on the Fijitsu’s NuVola Private Cloud Platform. We anticipate that we will see positive results from these efforts in the next few months, which should stabilize our period-to-period fluctuations in revenue and enable us to provide better visibility into the timing of future revenues.

Maintenance Revenue

	Years Ended December 31,
Net Maintenance Revenue	2012	2011	$ Change	% Change
(dollars in thousands)
Maintenance Revenue	$2,806	$2,878	$(72)	(3)%

    Maintenance revenue was approximately $2,806,000 for the year ended December 31, 2012 as compared to approximately $2,878,000 for the corresponding period in 2011.  The decrease of $72,000 is primarily due to the expiration of certain identity management maintenance contracts.

           We anticipate growth of our maintenance revenue through the retention of existing customers combined with the expansion of our installed base resulting from the completion of project-oriented work, however we cannot predict the timing of this anticipated growth.

Cost of Product Revenue

	Years Ended December 31,
Cost of Product Revenue	2012	2011	$ Change	% Change
(dollars in thousands)

Software and royalties	$116	$143	$(27)	(19)%
Percentage of software and royalty product revenue	12%	7%
Hardware and consumables	$70	$151	$(81)	(54)%
Percentage of hardware and consumables product revenue	51%	76%
Services	$41	$165	$(124)	(75)%
Percentage of services product revenue	67%	61%
Total cost of product revenue	$227	$459	$(232)	(51)%
Percentage of total product revenue	20%	18%

    The cost of software and royalty product revenue decreased 19% or $27,000 during the year ended December 31, 2012 as compared to the corresponding period in 2011.  The increase in software and royalty cost of product revenues as a percentage of software and royalty product revenue was primarily driven by higher content of third-party software in project solutions and higher levels of software customization during the year ended December 31, 2012 as compared to the corresponding period of 2011.

    The decrease in the cost of product revenue for our hardware and consumable sales of $81,000 for the year ended December 31, 2012 as compared to the corresponding period in 2011 reflects the decrease in hardware and consumable revenues for the year ended December 31, 2012 as compared to the same period in 2011 combined with lower costs incurred on hardware and consumable procurements.

    Cost of service revenue decreased $124,000 or 75% during the year ended December 31, 2012 as compared to the corresponding period in 2011. The 75% decrease in cost of services product revenue is reasonably similar to the 77% decrease in services revenue.

Cost of Maintenance Revenue

	Years Ended December 31,
Cost of Maintenance Revenue	2012	2011	$ Change	% Change
(dollars in thousands)
Total maintenance cost of revenue	$975	$935	$40	4%
Percentage of total maintenance revenue	35%	32%

    Cost of maintenance revenue increased 4% or $40,000 during the year ended December 31, 2012 as compared to the corresponding period in 2011 due to higher maintenance costs incurred on certain large-scale identification projects of approximately $75,000, higher costs incurred on certain law enforcement projects of approximately $21,000 offset by lower costs incurred during 2012 of approximately $56,000 resulting from the movement of certain technical support functions from our Canadian office to our San Diego office.

Product Gross Profit

	Years Ended December 31,
Product Gross Profit	2012	2011	$ Change	% Change
(dollars in thousands)
Software and royalties	$830	$1,983	$(1,153)	(58)%
Percentage of software and royalty product revenue	88%	93%
Hardware and consumables	$68	$48	$20	42%
Percentage of hardware and consumables product revenue	49%	24%
Services	$20	$106	$(86)	(81)%
Percentage of services product revenue	33%	39%
Total product gross profit	$918	$2,137	$(1,219)	(57)%
Percentage of total product revenue	80%	82%

    Software and royalty gross profit decreased 58% or approximately $1,153,000 for the year ended December 31, 2012 from the corresponding period in 2011 due primarily to a 56% or $1,180,000 decrease in software and royalty revenue.

    Hardware and consumables gross profit increased $20,000 during the year ended December 31, 2012 as compared to the corresponding period in 2011. This increase reflects lower cost of hardware and consumables revenues of $81,000 offset by lower hardware and consumables revenue of $61,000. Costs of products can vary as a percentage of product revenue from quarter to quarter depending upon product mix and hardware content and print media consumable content included in systems installed during a given period.

    Services gross profit decreased approximately $86,000 for the year ended December 31, 2012 as compared to the corresponding period of 2011 due to lower services revenue of $210,000.

Maintenance Gross Profit

	Years Ended December 31,
Maintenance Gross Profit	2012	2011	$ Change	% Change
(dollars in thousands)

Total maintenance gross profit	$1,831	$1,943	$(112)	(6)%
Percentage of total maintenance revenue	65%	68%

    Gross margins related to maintenance revenue decreased to 65% for the year ended December 31, 2012 from 68% for the corresponding period in the prior year due to a combination of a $72,000 decrease in maintenance revenues and an increase in $40,000 in maintenance costs.  The increase in maintenance cost of revenue is due primarily to a higher maintenance costs of approximately $75,000 incurred on certain large-scale identification projects combined with higher costs of approximately $21,000 incurred on certain law enforcement projects offset by lower costs of approximately $56,000 resulting from the movement of certain technical support functions from our Canadian office to our San Diego office.

Operating Expense

	Years Ended December 31,
Operating Expense	2012	2011	$ Change	% Change
(dollars in thousands)

General and administrative	$3,430	$2,327	$1,103	47%
Percentage of total net revenue	87%	43%
Sales and marketing	$1,830	$1,404	$426	30%
Percentage of total net revenue	46%	26%
Research and development	$3,180	$2,664	$516	19%
Percentage of total net revenue	80%	49%
Depreciation and amortization	$69	$28	$41	146%
Percentage of total net revenue	2%	1%

General and Administrative Expense

    General and administrative expense is comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expense.  The dollar increase of $1,103,000 is comprised of the following major components:

●
Increase in professional fees including consulting services and contract services of approximately $810,000 due primarily to increases in audit related fees of $92,000, increases in legal fees of approximately $168,000, increases in patent expenses of approximately $263,000, increases in investor relations and contract services of approximately $91,000 and increases in contractor fees and corporate expenses of approximately $196,000.

●	Increase in personnel related expense of approximately $22,000.

●	Increase in stock-based compensation expense of approximately $199,000.

●	Increase in travel, insurances, licenses, dues, rent, and office related costs of approximately $97,000.

●	Decrease in financing fees of approximately $25,000.

    We continue to focus our efforts on achieving additional future operating efficiencies by reviewing and improving upon existing business processes and evaluating our cost structure. We believe these efforts will allow us to continue to gradually decrease our level of general and administrative expense expressed as a percentage of total revenue.

    Sales and Marketing Expense

    Sales and marketing expense consists primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expense of our sales, marketing, and business development. The dollar increase of $426,000 during the year ended December 31, 2012 as compared to the corresponding period in 2011 is primarily comprised of the following major components:

●	Increase in personnel related expense of approximately $142,000.

●	Increase in professional services of approximately $198,000.

●	Increase in travel and trade show expense of approximately $81,000.

●	Increase in stock-based compensation of approximately $52,000.

●	Increase in rent, office related expense, contract services and other expense of approximately $48,000.

●	Decreases in our Canada and Mexico office expenses of approximately $95,000.

    We anticipate that the level of expense incurred for sales and marketing during the year ended December 31, 2013 will increase as we pursue large project solution opportunities.

    Research and Development Expense

    Research and development expense consists primarily of salaries, employee benefits and outside contractors for new product development, product enhancements, custom integration work and related facility costs. Such expense increased approximately $516,000 for the year ended December 31, 2012 as compared to the corresponding period in 2011 due primarily to the following major components:

●	Increase in personnel expenditures of approximately $311,000 due to headcount increases combined with increases in contractor and contract services of approximately $87,000.

●	Increase in travel, rent and office related costs of approximately $50,000.

●	Increase in stock-based compensation of approximately $68,000.

    Our level of expenditures in research and development reflects our belief that to maintain our competitive position in markets characterized by rapid rates of technological advancement, we must continue to invest significant resources in new systems and software as well as continue to enhance existing products.

           Depreciation and Amortization

           During the year ended December 31, 2012, depreciation and amortization expense increased approximately $41,000 as compared to the corresponding period in 2011.  The increase in depreciation and amortization expense reflects additions to fixed assets during the year ended December 31, 2012, primarily for the replacement of obsolete computer equipment and the acquisition of certain patents. The Company’s amortization expense consists of amortization expense incurred on the Company’s EPI trademark and trade name intangible asset of approximately $16,000 and approximately $6,000 related to the amortization of the acquired Vocel patents.

           Interest Expense (Income), Net

           For the year ended December 31, 2012, we recognized interest income of $3,000 and interest expense of $21,000. For the year ended December 31, 2011, we recognized interest income of $0 and interest expense of $4,851,000.  Interest expense for the year ended December 31, 2012 contains the following components:

●	Coupon interest of approximately $5,000 related to our 7% convertible notes.

●	Other interest expense of approximately $16,000.

           Interest expense for the year ended December 31, 2011 contains the following components:

●	Coupon interest on secured notes payable and convertible notes payable of approximately $348,000.

●	Accretion of note discount and beneficial conversion feature to interest expense of approximately $4,448,000.

●	Other interest expense of approximately $55,000.

           Change in Fair Value of Derivative Liabilities

    For the year ended December 31, 2012, we recognized a non-cash expense of approximately $4,712,000 compared to a non-cash income of approximately $3,970,000 for the corresponding period of 2011.  The 2012 expense is related to the change in fair value of the Company’s derivative liabilities associated with the anti-dilution provisions and cash settlement provisions in certain warrants to purchase shares of our common stock. The 2011 income is related to the change in fair value of the Company’s Derivative Liabilities associated with the embedded conversion feature in our Series C and Series D Preferred Stock and the anti-dilution provisions in certain warrants to purchase shares of our common stock. The Derivative Liabilities were revalued using available market information and commonly accepted valuation methodologies.

    Other Income, Net

           For the year ended December 31, 2012, we recognized other income of $336,000 and other expense of $14,000.  For the year ended December 31, 2011, we recognized other income of $25,000 and other expense of $0.  Other income for the year ended December 31, 2012 is comprised of approximately $336,000 from the write off of certain accounts payable due the expiration of the legal statute of limitations on such accounts payable. Other expense for the year ended December 31, 2012 is comprised of approximately $14,000 from the write off of certain deferred financing fees. Other income for the year ended December 31, 2011 contains approximately $25,000 in miscellaneous receipts at our German sales office.

           Income Tax Expense

           During the year ended December 31, 2012, we recorded an expense of $22,000 from income taxes as compared to a benefit of $19,000 for the year ended December 31, 2011.

    During the year ended December 31, 2012, our expense for income taxes of $22,000 related to taxes on income generated in certain foreign jurisdictions offset by research and development tax credits generated in certain foreign jurisdictions.

    We have incurred consolidated pre-tax losses during the years ended December 31, 2012 and 2011, and have incurred operating losses in all periods prior to 2009. Management has determined that it is more likely than not that a tax benefit from such losses will not be realized. Accordingly, we did not record a benefit for income taxes for these periods.

Comparison of the Three Months Ended March 31, 2013 to the Three Months Ended March 31, 2012

 Product Revenue

	Three Months Ended March 31,
Net Product Revenue	2013	2012	$ Change	% Change
(dollars in thousands)

Software and royalties	$184	$280	$(96)	(34)%
Percentage of total net product revenue	89%	72%
Hardware and consumables	$20	$85	$(65)	(76)%
Percentage of total net product revenue	10%	22%
Services	$3	$23	$(20)	(87)%
Percentage of total net product revenue	1%	6%
Total net product revenue	$207	$388	$(181)	(47)%

 Software and royalty revenue decreased 34% or approximately $96,000 during the three months ended March 31, 2013 as compared to the corresponding period in 2012. This decrease is due to lower sales of boxed identity management software through our distribution channel of approximately $11,000, lower identification software royalties and license revenue of approximately $11,000 and lower law enforcement project related revenues of $76,000.  These decreases were offset by an increase in project-oriented revenues of our identity management software into project solutions of approximately $2,000.

 Revenue from the sale of hardware and consumables decreased 76% or approximately $65,000 during the three months ended March 31, 2013 as compared to the corresponding period in 2012. The decrease resulted from lower revenues from project solutions containing hardware and consumable components.

 Services revenue is comprised primarily of software integration services, system installation services and customer training. Such revenue decreased 87% or approximately $20,000 during the three months ended March 31, 2013 as compared to the corresponding period in 2012 due primarily to the timing of completion of the service element in certain contracts.

    We believe that the period-to-period fluctuations of identity management software revenue in project-oriented solutions are largely due to the timing of government procurement with respect to the various programs we are pursuing.  Based on management’s current visibility into the timing of potential government procurements, we believe that we will see a significant increase in government procurement and implementations with respect to identity management initiatives; however, we cannot predict the timing of such initiatives. During the quarter ended March 31, 2013, we accelerated our efforts to move the Biometric Engine into cloud and mobile markets and expanding our end-user market into non-government sectors including commercial, consumer and healthcare applications.  We anticipate that we will see positive results from these efforts in the second half of 2013, which should help us to begin to smooth out our period-to-period fluctuations in revenue and enable us to provide better visibility into the timing of future revenues.

    Maintenance Revenue

	Three Months Ended March 31,
Maintenance Revenue	2013	2012	$ Change	% Change
(dollars in thousands)

Maintenance revenue	$649	$733	$(84)	(11)%

    Maintenance revenue was $649,000 for the three months ended March 31, 2013 as compared to $733,000 for the corresponding period in 2012.  Identity management maintenance revenue generated from identification software solutions were $222,000 for the three months ended March 31, 2013 as compared to $238,000 during the comparable period in 2012.  The decrease of $16,000 results from the expiration of certain maintenance contracts.  Law enforcement maintenance revenues were $427,000 for the three months ended March 31, 2013 as compared to $495,000 during the comparable period in 2012. The decrease of $68,000 results from the expiration of certain maintenance contracts.

    We anticipate growth of our maintenance revenue through the retention of existing customers combined with the expansion of our installed base resulting from the completion of project-oriented work, however, we cannot predict the timing of this anticipated growth.

    Cost of Product Revenue

	Three Months Ended March 31,
Cost of Product Revenue:	2013	2012	$ Change	% Change
(dollars in thousands)

Software and royalties	$25	$41	$(16)	(39)%
Percentage of software and royalty product revenue	14%	15%
Hardware and consumables	$18	$26	$(8)	(31)%
Percentage of hardware and consumables product revenue	90%	31%
Services	$1	$16	$(15)	(94)%
Percentage of services product revenue	33%	70%
Total product cost of revenue	$44	$83	$(39)	(47)%
Percentage of total product revenue	21%	21%

    The cost of software and royalty product revenue decreased 39% or approximately $16,000 for the three months ended March 31, 2013 as compared to the corresponding period of 2012. The decrease in software and royalty cost of product revenue of approximately $16,000 is due to lower software product sales of approximately $96,000. In addition to changes in costs of software and royalty product revenue caused by revenue level fluctuations, costs of products can vary as a percentage of product revenue from period to period depending upon level of software customization and third party software license content included in product sales during a given period.

    The decrease in the cost of product revenue for our hardware and consumable sales of $8,000 or 31% for the three months ended March 31, 2013 as compared to the corresponding period in 2012 reflects the decrease in hardware and consumable revenue for the three months ended March 31, 2013 as compared to the corresponding period in 2012 combined with higher costs incurred on hardware and consumable procurements.

    The cost of services revenue decreased approximately $15,000, or 94% during the three months ended March 31, 2013 as compared to the corresponding period in 2012.  This decrease reflects lower project-oriented work in both identity management and law enforcement projects during the three months ended March 31, 2013.

    Cost of Maintenance Revenue

	Three Months Ended March 31,
Maintenance cost of revenue	2013	2012	$ Change	% Change
(dollars in thousands)

Total maintenance cost of revenue	$193	$239	$(46)	(19)%
Percentage of total maintenance revenue	30%	33%

 Cost of maintenance revenue as a percentage of maintenance revenues decreased approximately $46,000 to 30% during the three months ended March 31, 2013 from 33% for the corresponding period in 2012 due primarily to lower maintenance revenues combined with lower costs incurred due to the movement of certain technical support functions from our Canadian office to our San Diego office.

 Product Gross Profit

	Three Months Ended March 31,
Product gross profit	2013	2012	$ Change	% Change
(dollars in thousands)

Software and royalties	$159	$239	$(80)	(33)%
Percentage of software and royalty product revenue	86%	85%
Hardware and consumables	$2	$59	$(57)	(97)%
Percentage of hardware and consumables product revenue	10%	69%
Services	$2	$7	$(5)	(71)%
Percentage of services product revenue	67%	30%
Total product gross profit	$163	$305	$(142)	(47)%
Percentage of total product revenue	79%	79%

 Software and royalty gross profit decreased 33% or approximately $80,000 for the three months ended March 31, 2013 from the corresponding period in 2012 due primarily to lower software and royalty product revenues of approximately $96,000. Costs of software products can vary as a percentage of product revenue from quarter to quarter depending upon product mix and third party software licenses included in software solutions.

 Hardware and consumables gross profit decreased 97% or approximately $57,000 for the three month period ended March 31, 2013 as compared to the corresponding period in 2012.  This decrease was primarily due to lower hardware and consumables revenue of approximately $65,000 in the three month period ended March 31, 2013 as compared to the corresponding period in the 2012 year.

 Services gross profit decreased $5,000 or 71% due to lower professional services revenue of approximately $20,000 during the three months ended March 31, 2013 to the corresponding period in 2012.

 Maintenance Gross Profit

	Three Months Ended March 31,
Maintenance gross profit	2013	2012	$ Change	% Change
(dollars in thousands)

Total maintenance gross profit	$456	$494	$(39)	(8)%
Percentage of total maintenance revenue	70%	67%

    Gross margins related to maintenance revenue decreased 8% for the three months ended March 31, 2013, as compared to the same period ended March 31, 2012. That decrease is due to lower maintenance revenues of approximately $84,000 combined with lower maintenance costs for maintenance requirements on certain large-scale identification projects and lower costs incurred due to the movement of certain technical support functions from the our Canadian office to our San Diego office.

 Operating Expense

	Three Months Ended March 31,
Operating expenses	2013	2012	$ Change	% Change
(dollars in thousands)

General and administrative	$898	$944	$(46)	(5)%
Percentage of total net revenue	105%	84%
Sales and marketing	$475	$394	$81	21%
Percentage of total net revenue	55%	35%
Research and development	$920	$734	$186	25%
Percentage of total net revenue	107%	65%
Depreciation and amortization	$23	$12	$11	92%
Percentage of total net revenue	3%	1%

 General and Administrative Expense

 General and administrative expense is comprised primarily of salaries and other employee-related costs for executive, financial, and other infrastructure personnel. General legal, accounting and consulting services, insurance, occupancy and communication costs are also included with general and administrative expense.  The dollar decrease of $46,000 is comprised of the following major components:

●
Decrease in professional fees including consulting services and contract services of approximately $126,000 due primarily to decreases in audit related fees of $110,000, decreases in various consulting and contract services of approximately $71,000 offset by increases in legal fees of approximately $24,000, increases in patent expenses of approximately $13,000, and increases in Board of Director fees of approximately $18,000.

●	Increase in personnel related expense of approximately $59,000.

●	Decrease in stock-based compensation expense of approximately $14,000.

●	Increase in travel, insurances, licenses, dues, rent, and office related costs of approximately $35,000.

 We continue to focus our efforts on achieving additional future operating efficiencies by reviewing and improving upon existing business processes and evaluating our cost structure. We believe these efforts will allow us to continue to gradually decrease our level of general and administrative expense expressed as a percentage of total revenue.

 Sales and Marketing

 Sales and marketing expense consists primarily of the salaries, commissions, other incentive compensation, employee benefits and travel expenses of our sales, marketing, business development and product management functions. The dollar increase of $81,000 during the three months ended March 31, 2013 as compared to the corresponding period in 2012 is primarily comprised of the following major components:

●	Increase in personnel related expense of approximately $52,000.
●	Decrease in stock-based compensation expense of approximately $5,000.
●	Increase in professional services of approximately $47,000.
●	Increase in contract services, travel and trade show expenses and office related expenses of approximately $6,000.
●	Decrease in our Canadian and Mexico sales offices expenses of approximately $19,000.

 Research and Development

 Research and development expense consists primarily of salaries, employee benefits and outside contractors for new product development, product enhancements, custom integration work and related facility costs. Such expense increased approximately $186,000 for the three months ended March 31, 2013 as compared to the corresponding period in 2012 due primarily to the following major components:

●	Increase in personnel expenditures of approximately $115,000 due to headcount increases combined with increases in contractor and contract services of $67,000.

●	Increase in rent, office related costs and travel and trade show expenses of approximately $9,000.

●	Decrease in stock-based compensation of approximately $5,000.

 Our level of expenditures in research and development reflects our belief that to maintain our competitive position in markets characterized by rapid rates of technological advancement, we must continue to invest significant resources in new systems and software development as well as continue to enhance existing products.

 Depreciation and Amortization

 During the three months ended March 31, 2013, depreciation and amortization expense increased approximately $11,000 as compared to the corresponding period in 2012. The relatively small amount of depreciation and amortization is a reflection of the relatively small property and equipment carrying value.

 Interest Expense

 For the three months ended March 31, 2013, we recognized interest income of $0 and interest expense of $1,000. For the three months ended March 31, 2012, we recognized interest income of $2,000 and interest expense of $6,000.  Interest expense for the three months ended March 31, 2013 relates to coupon interest on our 7% related party convertible notes.

 Change in Fair Value of Derivative Liabilities

 For the three months ended March 31, 2013, we recognized non-cash expense of $1,176,000 compared to $7,536,000 for the corresponding period of 2012.  This expense is related to the change in fair value of the Company’s derivative liabilities associated with the anti-dilution provisions in certain warrants to purchase shares of our common stock. The derivative liabilities were revalued using available market information and commonly accepted valuation methodologies.

 Other Income

 For the three months ended March 31, 2013, we recognized other income of $104,000.  For the three months ended March 31, 2012, we recognized other income of $235,000.  Other income for the three months ended March 31, 2013 is comprised of approximately $104,000 from the write-off of certain accounts payable and accrued expenses due the expiration of the legal statute of limitation on such payables and accrued liabilities. Other income for the three months ended March 31, 2012 is comprised of approximately $230,000 from the write-off of certain accounts payable due to the expiration of the legal statute of limitations on such payables and $5,000 in miscellaneous other income.

Liquidity and Capital Resources

On December 20, 2011, we consummated an equity financing resulting in gross proceeds of  $10.0 million (“Qualified Financing”), including the $750,000 of promissory notes converted into the Qualified Financing.  In connection with the Qualified Financing, we issued 20,000,000 shares of our common stock (the “Shares”), and warrants to purchase 12,207,500 shares of common stock exercisable for $0.50 per share (“Warrants”), which number includes 2,207,500 shares issuable upon exchange of warrants issued to MDB Capital Group in consideration for acting as placement agent in connection with the Qualified Financing.  We also issued 90,000 shares of common stock and a warrant exercisable for 45,000 shares of common stock in lieu of cash in payment for legal fees related to the Qualified Financing. We also issued a warrant to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.50, which expires two years from the date of grant, to a significant investor to cover certain expenses related to and in anticipation of the Qualified Financing. The net proceeds from the Qualified Financing were approximately $8,544,000, of which, $1,500,000 was then used to repay certain convertible notes payable. As of December 31, 2012, all debt other than the $65,000 in related party notes payable had been converted to common stock or repaid.  In addition, in connection with the Qualified Financing, (i) the anti-dilution provision contained in certain of our existing warrants were amended resulting in such warrants no longer qualifying as derivative liabilities; and (ii) a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of our common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.

    In addition, on September 10, 2012, the Investor exercised warrants to purchase an aggregate total of 7.0 million shares of our common stock, resulting in $3,500,000 of net proceeds to the Company.  At December 31, 2012, our principal sources of liquidity consisted of cash and cash equivalents of $4,225,000 and accounts receivable, net of $328,000.  As of December 31, 2012, we had positive working capital of $1,250,000, which included $1,561,000 of deferred revenue.  This compares to positive working capital of $2,948,000 during the corresponding period in 2011. Historically, our principal sources of cash have included customer payments from the sale of our products, proceeds from the issuance of common and preferred stock and proceeds from the issuance of debt. Our principal uses of cash have included cash used in operations, payments relating to purchases of property and equipment and repayments of borrowings. We expect that our principal uses of cash in the future will be for product development including customization of identity management products for enterprise and consumer applications, further development of intellectual property, development of SaaS capabilities for existing products as well as general working capital and capital expenditure requirements. We expect that, as our revenues grow, our sales and marketing and research and development expenses will continue to grow and, as a result, we will need to generate significant net revenues to achieve and sustain income from operations.

    In March 2013, the Company entered into a new unsecured line of credit agreement with available borrowing of up to $2,500,000. The credit line was extended by an existing shareholder and member of our Board of Directors. Borrowings under the credit facility bear interest of 8% per annum and are due in March 2015. At any time prior to the Maturity Date, the holder shall have the right to convert the outstanding balance owed into shares of the Company’s common stock by dividing the outstanding balance by $0.95.

    Advances under the credit facility are made at the Company’s request. The line of credit shall terminate, and no further advances shall be made, upon the earlier of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $2,500,000. In the event of such financing, the outstanding balance under the terms of this note shall be due and payable upon demand.

    As additional consideration for the unsecured line of credit agreement, the Company issued to the holder a warrant exercisable for 1,052,632 shares of the Company’s common stock. The warrant has a term of two years from the date of issuance and an exercise price of $0.95 per share.

    The Company estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of two years, a risk free interest rate of 2.58%, a dividend yield of 0%, and volatility of 79%. The Company recorded the fair value of the warrants as a deferred financing fee of approximately $580,000 to be amortized over the life of the line of credit agreement.

    The Company evaluated the line of credit agreement and determined that the instrument contains a contingent beneficial conversion feature, i.e. an embedded conversion right that enables the holder to obtain the underlying common stock at a price below market value. The beneficial conversion feature is contingent as the terms of the conversion do not permit the Company to compute the number of shares that the holder would receive if the contingent event occurs (i.e. future borrowings under the line of credit agreement). The Company has considered the accounting for this contingent beneficial conversion feature using the guidance in ASC 470, Debt. The guidance in ASC 470 states that a contingent beneficial conversion feature in an instrument shall not be recognized in earnings until the contingency is resolved. The beneficial conversion features of future borrowings under the line of credit agreement will be measured using the intrinsic value calculated at the date the contingency is resolved using the exercise price and trading value of the Company’s common stock at the date the line of credit agreement was issued (commitment date). Such amounts could range from $0 to approximately $474,000 depending on the amount borrowed by the Company under the line of credit agreement.

    As of March 31, 2013, no advances were made under the unsecured line of credit agreement.

    Management believes that the Company’s current cash and cash equivalents will be sufficient to meet working capital and capital expenditure requirements for at least the next 12 months from the date of this Registration Statement.

    Operating Activities

            During the Three Months Ended March 31, 2013 and 2012.  We used net cash of $1,997,000 in operating activities for the three months ended March 31, 2013 as compared to net cash used of $1,216,000 during the comparable period in 2012. During the three months ended March 31, 2013, net cash used in operating activities consisted of net loss of $2,773,000 and a decrease in working capital and other assets and liabilities of $479,000. Those amounts were offset by $1,255,000, net of non-cash costs including a $1,176,000 unrealized loss related to the change in value of our derivative liabilities, $126,000 in stock based compensation and $26,000 in depreciation and amortization offset by $74,000 of non-cash income primarily from the write-off of certain accounts payable due to the expiration of the statute of limitations. During the three months ended March 31, 2013, we used cash of $319,000 to fund increases in current assets and used cash of $130,000 due to accrued liabilities adjustment on SOCF through decreases in current liabilities and deferred revenues, excluding debt.

    During the three months ended March 31, 2012, we used net cash of $1,216,000 in operating activities.  During the three months ended March 31, 2012, net cash used in operating activities primarily consisted of net loss of $8,590,000 and a net decrease in working capital and other assets and liabilities of $94,000.  Those amounts were offset by $7,468,000, net of non-cash costs including a $7,536,000 unrealized loss related to the change in value of our derivative liabilities, $150,000 in stock-based compensation and $12,000 in depreciation and amortization offset by $230,000 of non-cash income from the write off of certain accounts payable due to the expiration of the statute of limitations.  During the three months ended March 31, 2012, we used cash of $125,000 to fund increases in current assets and generated cash of $31,000 through increases in current liabilities and deferred revenues, excluding debt.

    During the Year Ended December 31, 2012 and 2011.  Net cash used in operating activities was $5,553,000 during the year ended December 31, 2012 as compared to $2,269,000 for the corresponding period in 2011.  During the year ended December 31, 2012, net cash used in operating activities consisted of net loss of $10,190,000 and a decrease in operating cash from changes in assets and liabilities of $458,000. Those amounts were offset by net non-cash costs of $5,095,000, including a $4,712,000 unrealized loss related to the change in value of our derivative liabilities, $608,000 in stock based compensation and $69,000 in depreciation and amortization, $27,000 related to warrants issued in lieu of cash, $15,000 in deferred financing fee expense offset by $336,000 of non-cash income from the write-off of certain accounts payable due to the expiration of the statute of limitations. During the year ended December 31, 2012, we used cash of $217,000 from increases in current assets and used cash of $241,000 through decreases in current liabilities and deferred revenues, excluding debt.

    The cash used in operations of $2,269,000 during the year ended December 31, 2011 was primarily driven by a loss from operations of $2,343,000.  Further, we had a net loss of $3,180,000 in 2011 largely driven by interest expense of $4,851,000, of which, approximately $2,250,000 relates to the write-off of the unamortized note discount and beneficial conversion feature related to the convertible debt that was converted to common stock in December 2011 as part of the Qualified Financing. This expense was offset by approximately $3,970,000 in non-cash income resulting from the change in fair value of derivative liabilities.  Changes in working capital and other assets and liabilities in total decreased the net cash used in operations by approximately $103,000 due largely to a $570,000 increase in accrued expenses.

    Investing Activities

    During the Three Months Ended March 31, 2013 and 2012. Net cash used in investing activities was $49,000 for the three months ended March 31, 2013, compared to $77,000 used in the three months ended March 31, 2012. For the three months ended March 31, 2013, we used cash to fund capital expenditures of computer equipment, software and furniture and fixtures of approximately $49,000. This level of equipment purchases resulted primarily from the replacement of older equipment. For the three months ended March 31, 2012, we used $77,000 to replace older equipment and software.

           During the Year Ended December 31, 2012 and 2011.  Net cash used in investing activities was $181,000 for the year ended December 31, 2012, as compared to $11,000 for the year ended December 31, 2011. For the year ended December 31, 2012, we used cash to fund capital expenditures of computer equipment, software and furniture and fixtures. This level of equipment purchases resulted primarily from the replacement of older equipment.

    Financing Activities

    During the Three Months Ended March 31, 2013 and 2012.  We generated cash of $18,000 from financing activities for the three months ended March 31, 2013 as compared to the $223,000 used during the same period in 2012. We generated cash of $16,000 from the exercise of 31,539 common stock warrants and $2,000 from the exercise of 10,000 common stock options. During the three months ended March 31, 2012, we used cash of $45,000 to partially repay certain related party convertible note holders and used cash of $178,000 to pay dividends on our Series B Preferred Stock.

    During the Year Ended December 31, 2012 and 2011.  We generated cash of $3,259,000 from financing activities for the year ended December 31, 2012 as compared to the generation of $8,953,000 for the same period in 2011. We generated cash of $3,527,000 from the exercise of 7,052,647 common stock warrants and $7,000 from the exercise of 24,924 common stock options. We used cash of $229,000 for the payment of dividends on our Series B Convertible Redeemable Preferred Stock and $45,000 for the repayment of notes payable.  During the year ended December 31, 2011, the $8,953,000 generated in cash was the result of $8,544,000 in net proceeds from the Qualified Financing offset by a net outflow of $250,000 to repay certain notes payable, and $655,000 in proceeds from the exercise of warrants to purchase 1,310,000 shares of common stock and proceeds of exercised stock options of $4,000.

           Debt

           As of March 31, 2013 and December 31, 2012 we had $65,000 in outstanding debt, exclusive of any debt discounts, and another $30,000 and $29,000 in related accrued interest, respectively, as compared to $110,000 in outstanding debt as of December 31, 2011.

    7% Convertible Promissory Notes to Related Parties.  On November 14, 2008, the Company entered into a series of convertible promissory notes (the "Related-Party Convertible Notes"), in the principal aggregate amount of $110,000, with certain officers and members of the Company’s Board of Directors. The Related-Party Convertible Notes bear interest at 7.0% per annum and were due February 14, 2009. The principal amount of the Related-Party Convertible Notes plus accrued but unpaid interest is convertible at the option of the holder into common stock of the Company. The number of shares into which the Related-Party Convertible Notes are convertible shall be calculated by dividing the outstanding principal and accrued but unpaid interest by $0.50 (the “Conversion Price”).

 In conjunction with the issuance of the Related-Party Convertible Notes, the Company issued an aggregate of 149,996 warrants to the note holders to purchase common stock of the Company. The warrants have an exercise price of $0.50 per share and may be exercised at any time from November 14, 2008 until November 14, 2013.

 The Company, in 2008, initially recorded the convertible notes net of a discount equal to the fair value allocated to the warrants of approximately $13,000. The Company estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk free interest rate of 2.53%, a dividend yield of 0%, and volatility of 96%. The convertible notes also contained a beneficial conversion feature, resulting in an additional debt discount of $12,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company has accreted the beneficial conversion feature over the life of the Related-Party Convertible Notes.

 The Company did not repay the Related-Party Convertible Notes on the due date. In August 2009, the Company received from the Related-Party Convertible Note holders a waiver of default and extension of the Maturity Date to January 31, 2010. As consideration for the waiver and note extension, the Company issued to the Related-Party Convertible Note holders warrants to purchase an aggregate of 150,000 shares of the Company’s common stock. The warrants have an exercise price of $0.50 per share and expire on August 25, 2014.

 The Company did not repay the notes on January 31, 2010.  During the year ended December 31, 2012, the Company repaid $45,000 in principal to certain holders of the Related-Party Convertible Notes. On January 21, 2013, the holders of the Related-Party Convertible Notes agreed to extend the due date on their respective convertible notes to be due and payable no later than June 30, 2014 however, the Related-Party Convertible Notes will be callable at any time, at the option of the note holder, prior to June 30, 2014.

 Line of Credit.  In March 2013, the Company entered into a new unsecured line of credit agreement with available borrowing of up to $2,500,000. The credit line was extended by an existing shareholder and member of our Board of Directors. Borrowings under the credit facility bear interest of 8% per annum and are due in March 2015. At any time prior to the Maturity Date, the holder shall have the right to convert the outstanding balance owed into shares of the Company’s common stock by dividing the outstanding balance by $0.95.

 Advances under the credit facility are made at the Company’s request. The line of credit shall terminate, and no further advances shall be made, upon the earlier of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $2,500,000. In the event of such financing, the outstanding balance under the terms of this note shall be due and payable upon demand.

 As additional consideration for the unsecured line of credit agreement, the Company issued to the holder a warrant exercisable for 1,052,632 shares of the Company’s common stock. The warrant has a term of two years from the date of issuance and an exercise price of $0.95 per share.

 The Company estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of two years, a risk free interest rate of 2.58%, a dividend yield of 0%, and volatility of 79%. The Company recorded the fair value of the warrants as a deferred financing fee of approximately $580,000 to be amortized over the life of the line of credit agreement.

    The Company evaluated the line of credit agreement and determined that the instrument contains a contingent beneficial conversion feature, i.e. an embedded conversion right that enables the holder to obtain the underlying common stock at a price below market value. The beneficial conversion feature is contingent as the terms of the conversion do not permit the Company to compute the number of shares that the holder would receive if the contingent event occurs (i.e. future borrowings under the line of credit agreement). The Company has considered the accounting for this contingent beneficial conversion feature using the guidance in ASC 470, Debt. The guidance in ASC 470 states that a contingent beneficial conversion feature in an instrument shall not be recognized in earnings until the contingency is resolved. The beneficial conversion features of future borrowings under the line of credit agreement will be measured using the intrinsic value calculated at the date the contingency is resolved using the exercise price and trading value of the Company’s common stock at the date the line of credit agreement was issued (commitment date). Such amounts could range from $0 to approximately $474,000 depending on the amount borrowed by the Company under the line of credit agreement.

    As of March 31, 2013, no advances were made under the unsecured line of credit agreement.

Factors That May Affect Future Financial Condition and Liquidity

    As a result of the Qualified Financing in December 2011, the receipt of cash from the exercise of warrants in September 2012, and the credit facility secured by the March 2013 convertible promissory note, we believe that our current cash and cash equivalents will be sufficient to meet our working capital and capital expenditure requirements through at least the next 12 months from the date of this Registration Statement. However, we may be required to obtain additional financing in order to fund our continued operations. Due to the tightening of the credit markets, general economic conditions, and other economic and business factors, this financing may not be available to us on acceptable terms or at all. Although we cannot accurately anticipate the effect of inflation or foreign exchange markets on our operations, we do not believe these external economic forces have had, or are likely in the foreseeable future to have, a material impact on our results of operations.

Off-Balance Sheet Arrangements

           At March 31, 2013 and December 31, 2012, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, special purpose or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we did not engage in trading activities involving non-exchange traded contracts. As a result, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships. We do not have relationships and transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties, except as disclosed elsewhere in this Registration Statement.

Recently Issued Accounting Pronouncements

           From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the “FASB”), or other standard setting bodies, which are adopted by us as of the specified effective date.  Unless otherwise discussed, the Company’s management believes the impact of recently issued standards not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption.

           FASB ASU No. 2012-02.  In July 2012, the FASB issued ASU No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. This new accounting standard allows companies to perform a qualitative assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary. Under the guidance in ASU 2012-02, an entity has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

Impact of Inflation

    The primary inflationary factor affecting our operations is labor costs and we do not believe that inflation has materially affected earnings during the past four years. Substantial increases in costs and expenses, particularly labor and operating expenses, could have a significant impact on our operating results to the extent that such increases cannot be passed along to customers and end users.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    As a “smaller reporting company”, as defined by the rules and regulations of the SEC, we are not required to provide this information.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

    The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Principal Occupation/Position Held With the Company
Mr. S. James Miller, Jr.	59	Chief Executive Officer and Chairman of the Board of Directors
Mr. Wayne Wetherell	60	Sr. Vice President, Chief Financial Officer, Secretary and Treasurer
Mr. David Harding	43	Vice President, Chief Technical Officer
Mr. David Carey	68	Director
Mr. Guy Steve Hamm	65	Director
Mr. David Loesch	68	Director
Mr. John Cronin	57	Director
Mr. Neal Goldman	68	Director
Mr. Charles Crocker	73	Director

S. James Miller, Jr. has served as our Chief Executive Officer since 1990 and Chairman of the Board since 1996. He also served as our President from 1990 until 2003. From 1980 to 1990, Mr. Miller was an executive with Oak Industries, Inc., a manufacturer of components for the telecommunications industry. While at Oak Industries, Mr. Miller served as a director and as Senior Vice President, General Counsel, Corporate Secretary and Chairman/President of Oak Industries’ Pacific Rim subsidiaries. He has a J.D. from the University of San Diego School of Law and a B.A. from the University of California, San Diego.

The Nominating and Corporate Governance Committee believes that Mr. Miller possesses substantial managerial expertise leading the Company through its various stages of development and growth, beginning in 1990 when Mr. Miller joined the Company as President and Chief Executive Officer, and that such expertise is extremely valuable to the Board of Directors and the Company as it executes its business plan.  In addition, the Board of Directors values the input provided by Mr. Miller given his legal experience.

Wayne Wetherell has served as our Senior Vice President, Administration and Chief Financial Officer since May 2001 and additionally as our Secretary and Treasurer since October 2005. From 1996 to May 2001, he served as Vice President of Finance and Chief Financial Officer. From 1991 to 1996, Mr. Wetherell was the Vice President and Chief Financial Officer of Bilstein Corporation of America, a manufacturer and distributor of automotive parts. Mr. Wetherell holds a B.S. degree in Management and an M.S. degree in Finance from San Diego State University.

    David Harding. Mr. Harding has served as our Vice President and Chief Technology Officer since January 2006. Before joining us, Mr. Harding was the Chief Technology Officer at IC Solutions, Inc., where he was responsible for all technology departments including the development and management of software development, IT and quality assurance as well as their respective hardware, software and human resource budgets from 2001 to 2003. He was the Chief Technology Officer at Thirsty.com from 1999 to 2000, the Chief Technology Officer at Fulcrum Point Technologies, Inc., from 1996 to 1999, and consultant to Access360, which is now part of IBM/Tivoli, from 1995 to 1996.

   David Carey  was appointed to the Board in February 2006. Mr. Carey is a former Executive Director of the Central Intelligence Agency.  From July 2009 to October 2012 Mr. Carey served as an Outside Director on the Special Security Agreement (SSA) Board of DRS Technologies, a Finmeccanica s.p.a company, and now chairs the DRS Technologies Proxy Board.  Mr. Carey also serves on a number of Advisory Boards, including the Advisory Board of Raytheon TCS (Trusted Computer Solutions). Mr. Carey also consults with companies both independently and as an affiliate of both the Command Consulting Group and D4 Consulting.  From April 2005 to August of 2008, Mr. Carey served as Executive Director for Blackbird Technologies, which provides state-of-the-art IT security expertise, where he assisted the company with business development and strategic planning.  Mr. Carey is a graduate of Cornell University and the University of Delaware.

    The Nominating and Corporate Governance Committee believes that Mr. Carey’s experience as a former Executive Director of the CIA, his experience dealing with IT security matters, and the extensive contacts gained over his career working within the intelligence and security community, provide the Board with specialized expertise that assists the Company in the specific industries in which it operates.

    Guy Steve Hamm was appointed to the Board in October 2004. Mr. Hamm served as CFO of Aspen Holding, a privately held insurance provider, from December 2005 to February 2007. In 2003, Mr. Hamm retired from PricewaterhouseCoopers, where he was a national partner-in-charge of middle market. Mr. Hamm was instrumental in growing the Audit Business Advisory Services (ABAS) Middle Market practice at PricewaterhouseCoopers, where he was responsible for $300 million in revenue and more than 100 partners. Mr. Hamm is an adjunct professor in accounting at Chapman University.  Mr. Hamm is a graduate of San Diego State University.

    The Nominating and Corporate Governance Committee believes that Mr. Hamm’s experience in public accounting, together with his management experience as a Chief Financial Officer, provide the Audit Committee of the Board with the expertise needed to oversee the Company’s finance and accounting professionals, and the Company’s independent public accountants.

   David Loesch  was appointed to the Board in September 2001 after 29 years of service as a Special Agent with the Federal Bureau of Investigations (“FBI”). At the time of his retirement from the FBI, Mr. Loesch was the Assistant Director in Charge of the Criminal Justice Information Services Division of the FBI. Mr. Loesch was awarded the Presidential Rank Award for Meritorious Executive in 1998 and has served on the board of directors of the Special Agents Mutual Benefit Association since 1996. He is also a member of the International Association of Chiefs of Police and the Society of Former Special Agents of the FBI, Inc.  In 1999, Mr. Loesch was appointed by former Attorney General Janet Reno to serve as one of 15 original members of the Compact Council, an organization charged with promulgating rules and procedures governing the use of and exchange of criminal history records for non-criminal justice use. Mr. Loesch served in the United States Army as an Officer with the 101st Airborne Division in Vietnam. He holds a Bachelor’s degree from Canisius College and a Master’s degree in Criminal Justice from George Washington University. Mr. Loesch continues to work as a private consultant on criminal justice information sharing and the use of biometrics to help identify criminals and individuals of special concern.

    The Nominating and Corporate Governance Committee believes that Mr. Loesch’s extensive service as a Special Agent with the FBI, together with his knowledge of security issues relevant to the Company’s products and markets, provides the Company and the Board of Directors with relevant input regarding the industries in which the Company competes, and the markets served by the Company.

   John Cronin  was appointed to the Board in February 2012. Mr. Cronin is currently Managing Director and Chairman of ipCapital Group, Inc. ("ipCG"), an intellectual property consulting firm Mr. Cronin founded in 1998.  During his time with ipCG, Mr. Cronin created both a unique ipCapital System® Methodology for consulting, as well as a world-class licensing and transaction process, and worked with over 700 companies, including more than 10% of the Fortune 500. Prior to forming ipCG, Mr. Cronin spent over 17 years at IBM and became its top inventor with over 100 patents and 150 patent publications. He created and ran the IBM Patent Factory, which was essential in helping IBM become number one in US patents, and the team that contributed to the startup and success of IBM's licensing program. Additionally, Mr. Cronin serves as a member of the Board of Directors at Vermont Electric Power Company (VELCO), Armor Designs, Inc., Document Security Systems, and Primal Fusion, Inc, and GraphOn and as a member of the advisory board for innoPad, Inc. He holds a B.S. (E.E.), an M.S. (E.E), and a B.A. degree in Psychology from the University of Vermont.

    The Nominating and Corporate Governance Committee believes that Mr. Cronin’s experience developing and extracting the value from intellectual property, and his experience serving on, and advising, boards of directors, will contribute to deliberations of our Board of Directors, and assist the Company as it capitalizes on the opportunities presented by its portfolio of intellectual property assets.

    Neal Goldman was appointed to the Board in August 2012. Mr. Goldman is currently president, chief compliance officer and a director of Goldman Capital Management, Inc., an employee owned investment advisor that he founded in 1985. Additionally, Mr. Goldman is a member of the CFA institute and serves as a member of the Board of Directors and Compensation Committee for Blyth, Inc., a New York Stock Exchange-listed designer and marketer of home decorative and fragrance products.

    Mr. Goldman is the Company’s largest shareholder, and has significant investment experience.  As a result, the Nominating and Corporate Governance Committee believes that Mr. Goldman can provide valuable guidance to the Board of Directors as it seeks to build shareholder value.

   Charles Crocker was appointed to the Board in September 2012. Mr. Crocker currently serves as Chairman and CEO of Crocker Capital, a private investment company. Mr. Crocker also serves as a director of Franklin Resources, Inc., Teledyne Technologies, Inc., Fiduciary Trust International, Bailard, Inc. and Mercator MedSystems. Franklin Resources, Inc. and Teledyne Technologies, Inc. are both publically traded companies. Beyond his corporate duties, Mr. Crocker serves as a Trustee of the Mary A. Crocker Trust, the Cypress Lawn Cemetery Association and the Fine Arts Museums Foundation of San Francisco. Mr. Crocker received his B.S. degree from Stanford University and M.B.A. from the University of California, Berkley.

    The Nominating and Corporate Governance Committee believes that Mr. Crocker’s significant experience serving on boards of directors, together with his investment experience, assists the Company’s Board of Directors in its deliberations and contributes to the governance of the Board

Significant Employees

    The Company has also identified the following person as a significant employee of the Company:

    Chuck AuBuchon.  Mr. AuBuchon has served as our Vice President, Business Development since January 2007. From 2004 to 2007 he served as Vice President, Sales. From 2003 to 2004, he served as Director of North American Sales. From 2000 to 2003, Mr. AuBuchon was Vice President Sales & Marketing at Card Technology Corporation, a manufacturer of Card Personalization Systems, where he was responsible for distribution within the Americas, Asia Pacific and EMEA (Europe, Middle East and Africa) regions. From 1992 to 2000, Mr. AuBuchon held various sales management positions, including Vice President Sales and Marketing, for Gemplus and Datacard. Mr. AuBuchon is a graduate of Pennsylvania State University.

Committees of the Board of Directors

    Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee

    The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy it that the accountants are independent of management. The Audit Committee currently consists of Messrs. Hamm (Chairman), Carey and Loesch, each of whom is a non-management member of our Board of Directors. Mr. Hamm is also our Audit Committee financial expert, as currently defined under current SEC rules.  The Audit Committee met six times during the year ended December 31, 2012.  We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable NASDAQ and SEC rules and regulations.

Compensation Committee

    The Compensation Committee determines our general compensation policies and the compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans.   The Compensation Committee currently consists of Messrs. Carey (Chairman), Cronin and Goldman, each of whom is a non-management member of our Board of Directors. The Compensation Committee met three times during the year ended December 31, 2012. Although Mr. Carey meets the criteria for independence under the applicable NASDAQ and SEC rules and regulations, Messrs. Cronin and Goldman are not considered independent under such requirements.

Nominating and Corporate Governance Committee

    The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The Nominating and Corporate Governance Committee currently consists of all the nonemployee members of the Board.   The Nominating and Corporate Governance Committee met four times during the year ended December 31, 2012. We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with the applicable NASDAQ and SEC rules and regulations.

Indemnification of Officers and Directors

    As permitted by Delaware law, the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table sets forth certain information about the compensation paid or accrued during the year ended December 31, 2012 and 2011 to our Chief Executive Officer and the Company's two most highly compensated executive officers other than our Chief Executive Officer who were serving as executive officers at December 31, 2012, and whose annual compensation exceeded $100,000 during such year (collectively the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Stock Awards	Option Awards (1)(2)		All Other Compensation	Total

S. James Miller, Jr. Chairman of the Board and Chief Executive Officer	2012	$352,915	$-	$211,019		$16,474	$580,408
	2011	331,428	-	100,565	(3)	16,745	448,738

Wayne G. Wetherell Senior Vice President Chief Financial Officer, Secretary, and Treasurer	2012	211,146	-	45,585		11,575	268,306
	2011	198,291	-	24,836	(3)	-	223,127

David Harding Vice President and Chief Technical Officer	2012	227,257	-	114,826		-	342,083
	2011	191,000	-	20,719	(3)	-	211,719

(1)	All option awards were granted under the 1999 Stock Award Plan (the “1999 Plan”).

(2)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2012, in accordance with the provisions of ASC 718 and thus may include amounts from awards granted prior to 2012. We have elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. We are required to make various assumptions in the application of the Black-Scholes option-pricing model and have determined that the best measure of expected volatility is based on the historical weekly volatility of our common stock. Historical volatility factors utilized in our Black-Scholes computations range from 99% to 135%. We have elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 110. The expected term used by the Company during the years ended December 31, 2012 and 2011 was 5.9 years. The difference between the actual historical expected life and the simplified method was immaterial.  The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for the years ended December 31, 2012 and 2011 was 2.6%. Dividend yield is zero, as we do not expect to declare any dividends on our common shares in the foreseeable future. In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption. We have estimated an annualized forfeiture rate of 0% for corporate officers, 4.1% for members of the Board of Directors and 6.0% for all other employees. We review the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

(3)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2012 and 2011, in accordance with the provisions of ASC 718 and thus may include amounts from awards granted prior to 2012 and 2011. Assumptions used in the calculation of these amounts are included in Note 2 of the Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal Year-End

    The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive awards held by each of the Named Executive Officers outstanding as of December 31, 2012:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Unearned Options: Exercisable (#)	Number of Securities Underlying Unexercised Unearned Options: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
S. James Miller, Jr.	100,000	-	$0.20	1/27/2019	26,385	$22,427
	167,750	15,250	$0.73	1/29/2020
	131,250	93,750	$1.11	3/10/2021
	-	450,000	$0.92	2/2/2022

Wayne G. Wetherell	60,000	-	$0.20	1/27/2019	13,630	$11,586
	55,000	5,000	$0.73	1/29/2020
	-	100,000	$0.92	2/2/2022

David Harding	50,000	-	$0.20	1/27/2019	8,750	$7,438
	73,333	6,667	$0.73	1/29/2020
	-	325,000	$0.92	2/2/2022

EMPLOYMENT AGREEMENTS

    S. James Miller, Jr. On October 1, 2005, we entered into an employment agreement with Mr. Miller pursuant to which Mr. Miller serves as President and Chief Executive Officer, which agreement was amended each year to extend the term to December 31, 2013. This agreement provides for annual base compensation in the amount of $291,048, which amount will be increased based on cost-of-living increases. Under this agreement, we will reimburse Mr. Miller for reasonable expenses incurred in connection with our business. Under the terms of the agreement, Mr. Miller will be entitled to the following severance benefits if we terminate his employment without cause or in the event of an involuntary termination: (i) a lump sum cash payment equal to twenty-four months base salary; (ii) continuation of Mr. Miller’s fringe benefits and medical insurance for a period of three years; and (iii) immediate vesting of 50% of Mr. Miller’s outstanding stock options and restricted stock awards. In the event that Mr. Miller’s employment is terminated within six months prior to or thirteen months following a change of control (defined below), Mr. Miller is entitled to the severance benefits described above, except that 100% of Mr. Miller’s outstanding stock options and restricted stock awards will immediately vest.

    Wayne Wetherell. On October 1, 2005, we entered into an amended employment agreement with Mr. Wetherell pursuant to which Mr. Wetherell will serve as our Chief Financial Officer. This agreement was originally for a three-year term ending September 30, 2008; however, the agreement was amended to extend the expiration date to December 31, 2012.  Upon termination, the agreement was replaced with an employment agreement, dated January 1, 2013, pursuant to which Mr. Wetherell will serve as our Chief Financial Officer through December 31, 2103 for a semi-monthly base salary of $8,639.

    David Harding. On May 21, 2007, we entered into a Change of Control and Severance Benefits Agreement with Mr. David Harding, our Vice President and Chief Technical Officer. This agreement was originally for a two-year term, ending on May 21, 2009; however, the agreement was amended to extend the expiration date to December 31, 2012. Upon termination, the agreement was replaced with an employment agreement, dated January 1, 2013, pursuant to which Mr. Harding will serve as our Vice President and Chief Technical Officer through December 31, 2013 for a semi-monthly base salary of $9,375.

   Chuck AuBuchon.   On January 1, 2013, we entered into an employment agreement with Mr. AuBuchon, pursuant to which Mr. AuBuchon will serve as our Vice President – Business Development through December 31, 2013 for a semi-monthly base salary of $6,875.

    Under the terms of Messrs. Wetherell’s, Harding’s and AuBuchon’s employment agreements dated January 1, 2013, we will reimburse them for reasonable expenses incurred in connection with our business.  In addition, Messrs. Wetherell, Harding and AuBuchon will be entitled to the following severance benefits if we terminate their employment without cause or in the event of an involuntary termination: (i) a lump sum cash payment equal to six months of base salary; (ii) continuation of their fringe benefits and medical insurance for a period of six months; (iii) immediate vesting of 50% of their outstanding stock options and restricted stock awards. In the event that their employment is terminated within six months prior to or thirteen months following a change of control (defined below), they are entitled to the severance benefits described above, except that 100% of their outstanding stock options and restricted stock awards will immediately vest.

    For purposes of the above-referenced agreements, termination for “cause” generally means the executive’s commission of an act of fraud or similar conduct which is intended to result in substantial personal enrichment of the executive, conviction or plea of nolo contendere to a felony, gross negligence or breach of fiduciary duty that results in material injury to us, material breach of the executive’s proprietary information agreement that is materially injurious to us, willful and material failure to perform his duties as an officer or employee of ours or material breach of his employment agreement and the failure to cure such breach in a specified period of time or a violation of a material policy of ours that is materially injurious to us. A “change in control” as used in these agreements generally means the occurrence of any of the following events: (i) the acquisition by any person or group of 50% or more of our outstanding voting stock, (ii) the consummation of a merger, consolidation, reorganization, or similar transaction other than a transaction: (1) in which substantially all of the holders of our voting stock hold or receive directly or indirectly 50% or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of our capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company); (iii)  there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of us and our Subsidiaries, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of us and our Subsidiaries to an entity, 50% or more of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition; or (iv)  individuals who, on the date the applicable agreement was adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the applicable agreement, be considered as a member of the Incumbent Board.

DIRECTOR COMPENSATION

    Each of our non-employee directors receives a monthly retainer of $3,000 for serving on the Board of Directors. Board members who also serve on the Audit Committee receive additional monthly compensation of $458 for the Chairman and $208 for the remaining members of the Audit Committee.   Board members who also serve on the Compensation Committee receive additional monthly compensation of $417 for the Chairman and $208 for the remaining members of the Compensation Committee.  The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with our policies. For the fiscal year ended December 31, 2012 the total amounts paid to non-employee directors as compensation (excluding reimbursable expenses) was approximately $223,500.  During that same period a total of approximately $518,500 was paid to non-employee directors to cover board fees that had been accrued in prior years but not paid.

    Each of our non-employee directors is also eligible to receive stock option grants under the 1999 Plan. Options granted under the 1999 Plan are intended by us not to qualify as incentive stock options under the Code.

    The term of options granted under the 1999 Plan is ten years. In the event of a merger of us with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving us, an equivalent option will be substituted by the successor corporation, provided, however, that we may cancel outstanding options upon consummation of the transaction by giving at least thirty (30) days notice.

    The following table sets forth the compensation awarded to, earned by, or paid to each person who served as a director during the year ended December 31, 2012, other than a director who also served as an executive officer.

	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($) (9)	All Other Compensation ($)	Total ($)
John Callan(1)	2012	41,000	-	(2)	5,540	-	46,540
	2011	41,000	-	(2)	1,871	-	42,871

Guy Steve Hamm	2012	41,500	-	(3)	5,540	-	46,540
	2011	41,500	-	(3)	2,411	-	43,911

David Carey	2012	40,792	-	(4)	5,540	-	46,332
	2011	38,500	-	(4)	1,871	-	40,371

David Loesch	2012	38,500	-	(5)	5,540	-	44,040
	2011	38,500	-	(5)	1,871	-	40,371

John Cronin(6)	2012	33,743	-		11,891	-	45,634
	2011	-	-		-	-	-

Neal Goldman(7)	2012	16,422	-		-	-	16,422
	2011	-	-		-	-	-

Charles Crocker(8)	2012	11,500	-		5,906	-	17,406
	2011	-	-		-	-	-

(1)	Mr. Callan resigned from the Company’s Board of Directors on January 29, 2013.

(2)
Represents the quarterly vesting of 25,521 restricted shares granted on January 11, 2010.  In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(3)
Represents the quarterly vesting of 16,200 restricted shares granted on January 11, 2010.  The restricted shares vest quarterly over three years ending January 11, 2013. In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(4)
Represents the quarterly vesting of 12,000 restricted shares granted on January 11, 2010.  The restricted shares vest quarterly over three years ending January 11, 2013. In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(5)
Represents the quarterly vesting of 28,200 restricted shares granted on January 11, 2010.  The restricted shares vest quarterly over three years ending January 11, 2013. In January 2010, the Compensation Committee approved a proposal that certain members of management and board members holding stock options be offered restricted stock awards in exchange for the cancellation of the stock options they held with strike prices of $1.45 or more.  The restricted stock awards were offered on a 3 for 5 basis (for each 5 stock options surrendered, 3 shares of restricted stock are granted).  The shares of restricted stock vest over three years on a quarterly basis with the participant to receive 1/12 of the shares on each three-month anniversary of the date of grant.  As the fair value of the stock options exchanged exceeded the fair value of the restricted shares issued, no incremental compensation expense is incurred for the restricted shares.

(6)	Mr. Cronin joined the Board of Directors in February 2012.
(7)	Mr. Goldman joined the Board in August 2012.
(8)	Mr. Crocker joined the Board in September 2012.
(9)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2012 and 2011, in accordance with the provisions of ASC 718 and thus may include amounts from awards granted prior to 2012 and 2011. Assumptions used in the calculation of these amounts are included in Notes to the Consolidated Financial Statements.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

    On November 14, 2008 the Company entered into a series of convertible promissory notes (the “Related-Party Convertible Notes”), aggregating $110,000 with certain officers and members of the Company’s Board of Directors, including S. James Miller, the Company’s Chief Executive Officer and Chairman, and Charles AuBuchon. The Related-Party Convertible Notes bear interest at 7.0% per annum and were originally due February 14, 2009.  In conjunction with the original issuance of the Related-Party Convertible Notes in 2008, the Company issued an aggregate of 149,996 warrants to the note holders to purchase shares of common stock of the Company. The warrants have an exercise price $0.50 per share and may be exercised at any time from November 14, 2008 until November 14, 2013. All warrants were outstanding and exercisable as of December 31, 2012 and December 31, 2011.

    The Company did not repay the Related-Party Convertible Notes on the due date. In August 2009, the Company received from the Related-Party Convertible Note holders a waiver of default and extension to January 31, 2010 of the maturity date of the Related-Party Convertible Notes. As consideration for the waiver and note extension, the company issued to the Related-Party Convertible Note holders an aggregate of 150,000 warrants to purchase shares of the Company’s common stock. The warrants have an exercise price of $0.50 per share and expire on August 25, 2014.

    During the year ended December 31, 2012, the Company repaid $45,000 in principal to certain holders of the Related Party Convertible Notes.  On January 21, 2013, the holders of the Related-Party Convertible Notes agreed to extend the due date on their respective convertible notes to be due and payable not later than June 30, 2014, however, the Related-Party Convertible Notes will be callable at any time, at the option of the note holder, prior to June 30, 2014.

    During the year ended December 31, 2012 the Company entered into a series of professional service contracts with an entity that John Cronin, a member of the Company’s Board of Directors, has an ownership interest in. The aggregate contract value was $370,000 and the Company paid the professional services firm approximately $188,000 during the year ended December 31, 2012.

    In March 2013, the Company entered into a new unsecured line of credit agreement with available borrowing of up to $2,500,000. The credit line was extended by Neal Goldman, an existing shareholder and member of our Board of Directors. Borrowings under the credit facility bear interest of 8% per annum and are due in March 2015. At any time prior to the Maturity Date, the holder shall have the right to convert the outstanding balance owed into shares of the Company’s common stock by dividing the outstanding balance by $0.95.  Advances under the credit facility are made at the Company’s request. The line of credit shall terminate, and no further advances shall be made, upon the earlier of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $2,500,000. In the event of such financing, the outstanding balance under the terms of this note shall be due and payable upon demand.

    As additional consideration for the unsecured line of credit agreement, the Company issued to the holder a warrant exercisable for 1,052,632 shares of the Company’s common stock. The warrant has a term of two years from the date of issuance and an exercise price of $0.95 per share.

Review, Approval or Ratification of Transactions with Related Persons

    As provided in the charter of our Audit Committee, it is our policy that we will not enter into any transactions required to be disclosed under Item 404 of the SEC’s Regulation S-K unless the Audit Committee or another independent body of our Board of Directors first reviews and approves the transactions.

    In addition, pursuant to our Code of Ethical Conduct and Business Practices, all employees, officers and directors of ours and our subsidiaries are prohibited from engaging in any relationship or financial interest that is an actual or potential conflict of interest with us without approval. Employees, officers and directors are required to provide written disclosure to the Chief Executive Officer as soon as they have any knowledge of a transaction or proposed transaction with an outside individual, business or other organization that would create a conflict of interest or the appearance of one.

Director Independence

    Our Board of Directors has determined that all of its members, other than Mr. Miller, who serves as the Company’s Chief Executive Officer, Mr. Goldman, who beneficially owns 40.3% of the Company’s common stock as of May 10, 2013, and Mr. Cronin, who is affiliated with a company that is a party to a series of professional service contracts with the Company, which was paid approximately $188,000 during the year ended December 31, 2012, are “independent” within the meaning of the NASDAQ and SEC rules regarding independence.

    We maintain separately designated Audit, Compensation and Nominating and Corporate Governance Committees. In applying the independence standards applicable to such Committee members, other than as described in this report, each of the members is considered independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS MATTERS

Security Ownership of Certain Beneficial Owners and Management

    The following table sets forth certain information with respect to the ownership of our common stock as of May  10, 2013, by (i) each person who is known by us to own of record or beneficially more than 5% of our common stock, (ii) each of our directors and officers. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares of common stock. Shareholdings include shares held by family members. Unless otherwise noted, the addresses of the individuals listed below are 10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127.

Name and Address	Number of Shares (1)	Percent of Class (2)

Directors and Named Executive Officers:

S. James Miller, Jr. (3)	1,497,686	1.9%
Chairman, Chief Executive Officer

David Carey (4)	50,750	*
Director

G. Steve Hamm (5)	88,736	*
Director

David Loesch (6)	114,236	*
Director

Neal I. Goldman (7)	33,512,777	40.3%
Director

John Cronin	20,838	*
Director

Charles Crocker	-	*
Director

Wayne Wetherell (8)	494,175	*
SVP of Administration, Chief Financial Officer, Secretary

Charles AuBuchon (9)	563,979	*
VP of Business Development

David Harding (10)	370,419	*
Chief Technical Officer

Total beneficial ownership of directors and officers as a group (9 persons):	36,807,868	43.6%

5% Stockholders:

Gruber & McBaine Capital Management LLC(11)(12)(13)	3,547,987	4.5%

J. Patterson McBaine(11)(14)(15)	5,699,182	7.3%

Jon D. Gruber(11)(16)(17)	7,774,460	9.9%

Bruce Toll(18)(19)(20)	6,600,738	8.1%

Traditional Investment Fund, LTD(21)(22)(23)	6,000,000	7.5%

Revelation Capital Management Ltd. (24)(25)(26)	4,663,870	5.8%

(1)
All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of May  10, 2013.

(2)
Percentages are rounded to nearest one-tenth of one percent. Percentages are based on 78,023,384 shares of common stock outstanding as of May 10, 2013. Options that are presently exercisable or exercisable within 60 days of May 10, 2013 are deemed to be beneficially owned by the stockholder holding the options for the purpose of computing the percentage ownership of that stockholder, but are not treated as outstanding for the purpose of computing the percentage of any other stockholder.

(3)	Includes 75,201 shares held jointly with spouse and 639,250 options exercisable within 60 days of May 10, 2013. Also includes 122,727 warrants and notes convertible into 68,365 shares of common stock.

(4)	Includes of 18,750 options exercisable within 60 days of May 10, 2013.

(5)	Includes of 21,250 options exercisable within 60 days of May 10, 2013. Also includes 27,271 warrants and notes convertible into 24,015 shares of common stock.

(6)	Includes of 18,750 options exercisable within 60 days of May 10, 2013. Also includes 27,271 warrants and notes convertible into 24,015 shares of common stock.

(7)
Includes 4,777,632 shares issuable upon exercise of warrants.   Mr. Goldman exercises sole voting and dispositive power over 13,831,700 shares, and shared voting and dispositive power over 19,691,077 reported shares, of which 10,661,077 shares are owned by Goldman Capital Management, Inc., 6,000,000 shares are owed by Goldman Partners, LP, 3,000,000 shares are owned by the Goldman Family 2012 GST Trust and 30,000 shares are owed by The Neal and Marlene Goldman Foundation.

(8)	Includes 167,975 options exercisable within 60 days of May 10, 2013.

(9)	Includes 196,725 options exercisable within 60 days of May 10, 2013. Also includes 122,727 warrants and notes convertible into 58,527 shares of common stock.

(10)	Includes 265,419 options exercisable within 60 days of May 10, 2013.

(11)	Address for these beneficial owners is 234 Van Ness Avenue, Suite 5, San Francisco, California 94102.

(12)
Based on ownership information from the Form 4 filed by Gruber & McBaine Capital Management LLC (“Gruber & McBaine”) on May 23, 2013, and Company records. Both Jon D. Gruber and J. Patterson McBaine have shared voting and dispositive power over these shares.

(13)	Includes 281,655 shares issuable within 60 days of May 10, 2013 upon exercise of warrants held by Gruber & McBaine.

(14)	Mr. McBaine has sole voting and dispositive power over 2,151,195 shares, and shared voting and dispositive power over 3,547,987 as disclosed in Note 12 above.

(15)	Includes 118,430 shares issuable within 60 days of May 10, 2013 upon exercise of warrants held by Mr. McBaine.

(16)	Mr. Gruber has sole voting and dispositive power over 4,226,473 shares, and shared voting and dispositive power over 3,547,987 as disclosed in Note 12 above.

(17)	Includes 395,710 shares issuable within 60 days of May 10, 2013 upon exercise of warrants held by Mr. Gruber.

(18)	Address for this beneficial owner is 754 S. County Rd., Palm Beach, FL 33480.

(19)
Based on ownership information from the Schedule 13D filed by Bruce Toll on September 5, 2012, and Company records. This figure includes 4,917,134 shares held by BET Funding LLC, of which Mr. Toll is the majority owner.

(20)	Includes 3,400,000 shares issuable within 60 days of May 10, 2013 upon exercise of held by BET Funding LLC.

(21)	Address for this beneficial owner is 795 Ridge Lake Blvd., Suite 106, Memphis Tennessee 38120.

(22)
Based on ownership information from the Schedule 13G filed by Traditional Investment Fund, LTD (“Traditional Investment”) on February 6, 2013. Mr. Thomas Wallace, manager of Traditional Investment, has shared voting and dispositive power of these shares.

(23)	Includes 2,000,000 shares issuable within 60 days of May 10, 2013 upon exercise of warrants.

(24)	Address for this beneficial owner is Canon's Court, 22 Victoria Street, Hamilton D0 HM 11.

(25)
Based on ownership information from the Schedule 13G/A filed by Revelation Special Situations Fund Ltd. (“Revelation Fund”) on April 23, 2013. Mr. Chris Kuchanny, Chairman and Chief Financial Officer of Revelation Capital Management Ltd. (“Revelation”) has shared voting and dispositive power of these shares.

(26)	Includes 2,015,280 shares issuable within 60 days of May 10, 2013 upon exercise of warrants.

* less than 1%

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

    The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors.  Holders of common stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs.

    All shares of common stock now outstanding are fully paid and non-assessable.

    The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors.  The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

    We have not paid any dividends on our common stock.

Warrant Shares

    This registration statement does not register the resale of the warrants, but does register for resale up to 8,445,000 shares of common stock issuable upon exercise of the warrants from the date of issuance until December 20, 2016, and 3,400,000 shares of common stock issuable upon exercise of certain warrants from the date of issuance until February 12, 2014.

 Transfer Agent

    Our transfer agent is ComputerShare, Denver, Colorado.

SELLING STOCKHOLDERS

    On December 20, 2011, we issued 20,090,000 shares of our common stock and issued warrants to purchase an additional 12,252,500 shares of common stock to a group of institutional investors for gross proceeds to us of $10.0 million (“Qualified Financing”). The net proceeds of the Qualified Financing, after deducting placement agent fees and estimated financing expenses, were approximately $9.2 million. MDB Capital Group, LLC acted as sole placement agent for the private placement and received $652,500 and warrants to purchase 2,207,500 shares of our common stock as placement agent fees.

    Pursuant to a registration rights agreement with the purchasers in the Qualified Financing, we agreed to file with the Securities and Exchange Commission a registration statement covering the resale of all of our registerable securities under the registration rights agreement they own pursuant to Rule 415 of the Securities Act of 1933, as amended (“Securities Act”). Accordingly, we filed a registration statement on Form S-1 of which this prospectus forms a part with respect to the resale of these securities from time to time. In addition, we agreed in the registration rights agreement to use our best efforts to cause the registration statement to be declared effective under the Securities Act by May 20, 2012, and to use our best efforts to keep the registration statement effective until the shares of our common stock they own covered by this prospectus have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act, subject to certain restrictions.

Selling Stockholders Table

    We have filed a registration statement with the Securities and Exchange Commission, of which this prospectus forms a part, with respect to the resale of our securities covered by this prospectus from time to time under Rule 415 of the Securities Act. Our securities being offered by this prospectus is being registered to permit secondary public trading of our securities. Subject to the restrictions described in this prospectus, the Selling Stockholders may offer our securities covered under this prospectus for resale from time to time. In addition, subject to the restrictions described in this prospectus, the Selling Stockholders may sell, transfer or otherwise dispose of all or a portion of our securities being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

    The table below presents information as of May 16, 2013, regarding the Selling Stockholders and the shares of common stock that the Selling Stockholders (and their donees, pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the Selling Stockholders:

●
the number of shares of our common stock that the Selling Stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

●	the number of shares of our common stock that may be offered for resale for the Selling Stockholders’ account under this prospectus; and

●
the number and percent of shares of our common stock to be held by the Selling Stockholders after the offering of the resale securities, assuming all of the resale shares of common stock are sold by the Selling Stockholders and that the Selling Stockholders do not acquire any other shares of our common stock prior to their assumed sale of all of the resale shares.

    The table is prepared based on information supplied to us by the Selling Stockholders. Although we have assumed for purposes of the table below that the Selling Stockholders will sell all of the securities offered by this prospectus, because the Selling Stockholders may offer from time to time all or some of its securities covered under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of securities that will be resold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the resales. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of the securities in transactions exempt from the registration requirements of the Securities Act since the date the Selling Stockholders provided the information regarding their securities holdings. Information covering the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

    Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

   The applicable percentages of ownership are based on an aggregate of 78,023,384 shares of our common stock issued and outstanding on May 10, 2013. The number of shares beneficially owned by the Selling Stockholders is determined under rules promulgated by the Securities and Exchange Commission.

			Shares Beneficially Owned After Completion of the Offering
Name of Selling Stockholder (1)	Shares Beneficially Owned Prior to Offering*	Maximum Number of Shares Being Offered Pursuant to this Prospectus	Number	Percent**
Bruce Toll (2)	7,268,034	3,400,000	3,868,034	4.8%
Catalysis Offshore LTD (3)	150,000	150,000	-	**
Compass Financial, Traditional Investment Fund, LTD Class B (4)	6,000,000	2,000,000	4,000,000	5.0%
Del Rey Management LP (5)	450,000	150,000	300,000	**
Erick Richardson (6)	75,000	25,000	50,000	**
Goldman Capital Management MPP (7)	10,661,077	1,575,000	9,086,077	11.6%
Goldman Partners LP (8)	6,000,000	6,000,000	-	**
Gruber & McBaine International (9)	1,941,155	1,941,155	-	**
Iroquois Master Fund, Ltd. (10)	340,246	100,000	240,246	**
J. Patterson McBaine (11)	5,699,182	988,062	4,711,120	6.0%
Jon D. Gruber (11)	7,774,460	1,096,457	6,678,003	8.6%
Lagunitas Partners, LP (12)	1,606,766	1,606,766	-	**
Liolios Family Trust, J. Scott Liolios TTEE (13)	150,000	50,000	100,000	**
LKCM Investment Partnership, L.P. (14)	900,000	900,000	-	**
LKCM Investment Partnership II, L.P. (15)	37,500	37,500	-	**
LKCM Micro-Cap Partnership, L.P. (16)	150,000	150,000	-	**
LKCM Private Discipline Master Fund, SPC (17)	1,012,500	1,012,500	-	**
LKCM Technology Partnership, L.P. (18)	150,000	150,000	-	**
Murray H. Gross (19)	75,000	75,000	-	**
Neal Goldman (20)	33,512,777	2,850,000	30,662,777	38.9%
Peter A. Appel (21)	750,000	250,000	500,000	**
Revelation Special Situation Fund Ltd (22)	3,992,882	1,750,000	2,242,882	2.8%
Richardson & Patel LLP (23)	135,000	45,000	90,000	**
Strome Alpha Offshore LTD (24)	1,500,000	500,000	1,000,000	1.3%

*	Beneficial ownership assumes the exercise of any warrant shares held by the Selling Stockholder.
**	Less than 1%.
(1)	Information concerning other Selling Stockholders will be set forth in one or more prospectus supplements from time to time, if required.
(2)
All shares offered pursuant to this Prospectus are issuable upon exercise of a warrant held by BET Funding LLC. Bruce Toll and Douglas Topkis, each members of BET Funding LLC, share voting and dispositive power over these securities.

(3)
Shares offered pursuant to this Prospectus include 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock. Francis Capital Management, LLC has the sole voting and dispositive power over the shares held by Catalysis Offshore, Ltd. and may be deemed to beneficially own those securities. John P. Francis has voting and dispositive power over securities beneficially owned by Francis Capital Management, LLC.

(4)
All shares offered pursuant to this Prospectus are issuable upon exercise of a warrant held by the selling stockholder. Thomas L. Wallace, Manager of the Traditional Investment Fund, Class B Shares, LTD, has voting and dispositive power over securities beneficially owned the Traditional Investment Fund, Class B Shares, LTD.

(5)
All shares offered pursuant to this Prospectus are issuable upon exercise of a warrant held by the selling stockholder. Gregory A. Bied is the Managing Partner of Del Rey Management LP and has voting and dispositive power over the securities held by Del Rey Management LP.

(6)	All shares offered pursuant to this Prospectus are issuable upon exercise of a warrant held by the selling stockholder.
(7)
Shares owned prior to the offering include 6,386,077 shares of common stock and warrants to purchase 4,275,000 shares of common stock.   Neal Goldman, one of the Company’s directors, has sole voting and dispositive power over securities beneficially owned Goldman Capital Management MPP.

(8)
Shares offered pursuant to this Prospectus include 4,000,000 shares of common stock and a warrant to purchase 2,000,000 shares of common stock. Neal Goldman, one of the Company’s directors, has sole voting and dispositive power over securities beneficially owned Goldman Partners LP.

(9)
Shares owned prior to the offering include 1,787,684 shares of common stock and warrants to purchase 153,471 shares of common stock. J. Patterson McBaine has sole voting and dispositive power over securities beneficially owned by Gruber & McBaine International.

(10)
All shares offered pursuant to this Prospectus are issuable upon exercise of a warrant held by the selling stockholder. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.  Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(11)	Shares owned prior to the offering include 3,547,987 shares owned by Gruber & McBaine Capital Management LLC, over which Messrs. Gruber and McBaine have shared voting and dispositive powers.
(12)
Shares owned prior to the offering include 1,478,582 shares of common stock and warrants to purchase 128,184 shares of common stock. J. Patterson McBaine and Jon D. Gruber have shared voting and dispositive power over securities beneficially owned by Lagunitas Partners, LP.

(13)
All shares offered pursuant to this Prospectus are issuable upon exercise of a warrant held by the selling stockholder. Shares owned prior to the offering include 100,000 shares of common stock and a warrant to purchase 50,000 shares of common stock. J. Scott Liolios, Trustee of the Liolios Familiy Trust, has sole voting and dispositive power over securities beneficially owned the Liolios Family Trust.

(14)
Shares offered pursuant to this Prospectus include 600,000 shares of common stock and warrants to purchase 300,000 shares of common stock. J. Luther King, President of LKCM Investment Partnership GP, LLC, its general partner, has sole voting and dispositive power over securities beneficially owned by LKCM Investment Partnership, L.P.

(15)
Shares offered pursuant to this Prospectus include 25,000 shares of common stock and warrants to purchase 12,500 shares of common stock. J. Luther King, President of LKCM Investment Partnership GP, LLC, its general partner, has sole voting and dispositive power over securities beneficially owned by LKCM Investment Partnership II, L.P.

(16)
Shares offered pursuant to this Prospectus include 100,000 shares of common stock and warrants to purchase 50,000 shares of common stock. J. Luther King, and J. Bryan King, controlling members of LKCM Micro-Cap Management, L.P., its general partner, share voting and dispositive power over securities beneficially owned by LKCM Micro-Cap Partnership, L.P.

(17)
Shares offered pursuant to this Prospectus include 6750,000 shares of common stock and warrants to purchase 337,500 shares of common stock. J. Luther King, and J. Bryan King, controlling members of LKCM Private Discipline Management, L.P., general partner of LKCM Private Discipline Master Fund, SPC, share voting and dispositive power over securities beneficially owned by of LKCM Private Discipline Master Fund, SPC.

(18)
Shares offered pursuant to this Prospectus include 100,000 shares of common stock and warrants to purchase 50,000 shares of common stock. J. Luther King, President of LKCM Technology Partnership GP, LLC, its general partner, has sole voting and dispositive power over securities beneficially owned by LKCM Technology Partnership, L.P.

(19)	Shares offered pursuant to this Prospectus include 50,000 shares of common stock and warrants to purchase 25,000 shares of common stock.

(20)
Shares owned prior to the offering include (i) 10,469,068 shares of common stock; (ii) a warrants to purchase 2,552,632 shares of common stock; (iii) 800,000 shares held by the Selling Stockholder’s Individual Retirement Account; (iv) 30,000 shares held by The Neal and Marlene Goldman Foundation; and (v) 6,969,068 shares of common stock and a warrant to purchase 750,000 shares of common stock issued to the Selling Stockholder in connection with the Offering.

(21)
Shares owned prior to the offering include 500,000 shares of common stock and a warrant to purchase 250,000 shares of common stock. All shares offered pursuant to this Prospectus are issuable upon exercise of a warrant held by the selling stockholder.

(22)
Shares owned prior to the offering include 1,977,602 shares of common stock, and warrants to purchase 2,015,280 shares of common stock. All shares offered pursuant to this Prospectus are issuable upon exercise of a warrant held by the selling stockholder. Revelation Capital Management Ltd, the investment manager of Revelation Special Situations Fund Ltd, has discretionary authority to vote and dispose of the shares held by Revelation Special Situations Fund Ltd and may be deemed to be the beneficial owner of these shares. Chris Kuchanny, in its capacity as chairman and chief investment officer of Revelation Capital Management Ltd, may also be deemed to have investment discretion and voting power over the shares held by Revelation Special Situations Fund Ltd. Mr. Kuchanny disclaims any direct beneficial ownership of these shares.

(23)
All shares offered pursuant to this Prospectus are issuable upon exercise of a warrant held by the selling stockholder. Erick Richardson has voting and dispositive power over securities beneficially owned by Richardson & Patel LLP.

(24)
All shares offered pursuant to this Prospectus are issuable upon exercise of a warrant held by the selling stockholder. Mark E. Strome, Director of Strome Alpha Offshore LTD., has sole voting and dispositive power over securities beneficially owned by Strome Alpha Offshore LTD.

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING SECURITY HOLDERS

    None of the Selling Stockholders has at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us, other than Neal I. Goldman who began serving as a director of the Company in September 2012.

PLAN OF DISTRIBUTION

    Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the OTC Pink Sheets, or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

●	on any national securities exchange, market or quotation service on which our common stock may be listed or quoted at the time of sale;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	in block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	in an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	in put or call option transactions;

●	in transactions involving short sales through broker-dealers;

●	in transactions wherein the Selling Stockholder sells securities short themselves and delivers the securities to close out short positions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in transactions that may involve crosses or block transactions;

●	in transactions where broker-dealers may agree with the Selling Stockholders to sell a specified number of securities at a stipulated price per security;

●	a combination of any such methods of sale; or

●	in any other method permitted by applicable law.

    The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.

    Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, Inc.; and in the case of a principal transaction a markup or markdown in compliance with IM-2440 of the Financial Industry Regulatory Authority, Inc.

    In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of common stock.

    The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

    Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

    We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act, or any other rule of similar effect (assuming that the shares were at no time held by any affiliate of ours, and all warrants are exercised by “cashless exercise” as provided in each of the warrants) or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

    The consolidated financial statements as of December 31, 2012 and 2011 included in this prospectus and elsewhere in the registration statement have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

LEGAL MATTERS

    The validity of our common stock offered hereby will be passed upon for us by Disclosure Law Group LLP, San Diego, California.

INTERESTS OF NAMED EXPERTS AND COUNSEL

    No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the shares of our common stock offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the Securities and Exchange Commission. These reports can also be reviewed by accessing the Securities and Exchange Commission’s website.

    You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form S-1 of which this prospective is a part, as such registration statement is amended and in effect with the Securities and Exchange Commission. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ImageWare Systems, Inc.

We have audited the accompanying consolidated balance sheets of ImageWare Systems, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ImageWare Systems, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
April 1, 2013

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
	December 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$4,225	$6,773
Accounts receivable, net of allowance for doubtful accounts of $3 and $4 at December 31, 2012 and December 31, 2011, respectively	328	348
Inventory, net	262	45
Other current assets	86	66
Total Current Assets	4,901	7,232

Property and equipment, net	150	18
Other assets	44	58
Intangible assets, net of accumulated amortization	200	63
Goodwill	3,416	3,416
Total Assets	$8,711	$10,787

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$759	$1,103
Deferred revenue	1,561	1,066
Accrued expenses	1,266	2,005
Notes payable to related parties	65	110
Total Current Liabilities	3,651	4,284

Derivative liabilities	2,244	11,824
Pension obligation	401	391
Other long-term liabilities	72	—
Total Liabilities	6,368	16,499

Shareholders’ equity (deficit):
Preferred stock, authorized 4,000,000 shares:
Series B convertible preferred stock, $0.01 par value; designated 750,000 shares, 389,400 shares issued, and 239,400 shares outstanding at December 31, 2012 and 2011, respectively; liquidation preference $607 and $786 at December 31, 2012 and 2011, respectively	2	2
Common stock, $0.01 par value, 150,000,000 shares authorized at December 31, 2012 and 2011; 76,646,553 and 67,995,620 shares issued at December 31, 2012 and 2011, respectively, and 76,639,849 and 67,988,916 shares outstanding at December 31, 2012 and 2011, respectively	765	679
Additional paid-in capital	120,182	101,720
Treasury stock, at cost 6,704 shares	(64)	(64)
Accumulated other comprehensive loss	(139)	(65)
Accumulated deficit	(118,403)	(107,984)
Total Shareholders’ Equity (Deficit)	2,343	(5,712)

Total Liabilities and Shareholders’ Equity (Deficit)	$8,711	$10,787

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31, 2012	Year Ended December 31, 2011
Revenues:
Product	$1,145	$2,596
Maintenance	2,806	2,878
	3,951	5,474
Cost of revenues:
Product	227	459
Maintenance	975	935
Gross profit	2,749	4,080

Operating expenses:
General and administrative	3,430	2,327
Sales and marketing	1,830	1,404
Research and development	3,180	2,664
Depreciation and amortization	69	28
	8,509	6,423
Loss from operations	(5,760)	(2,343)

Interest expense	18	4,851
Change in fair value of derivative liabilities	4,712	(3,970)
Other income, net	(322)	(25)
Loss before income taxes	(10,168)	(3,199)

Income tax (benefit) expense	22	(19)
Net loss	$(10,190)	$(3,180)
Preferred dividends	(51)	(383)
Net loss available to common shareholders	$(10,241)	$(3,563)

Basic and diluted loss per common share — see Note 2:
Net loss	$(0.14)	$(0.12)
Preferred dividends	—	(0.01)
Basic and diluted loss per share available to common shareholders	$(0.14)	$(0.13)
Basic and diluted weighted-average shares outstanding	70,894,916	27,316,475

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Year Ended December 31,	Year Ended December 31,
	2012	2011

Net loss	$(10,190)	$(3,180)
Other comprehensive income (loss):
Additional minimum pension liability	1	(28)
Foreign currency translation adjustment	(75)	25
Comprehensive loss	$(10,264)	$(3,183)

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011
(In thousands, except share amounts)
									Treasury Stock		Addi-tional Paid-In Capital	Accum- ulated Other Compre- hensive Loss	Accum-ulated Deficit	Total
	Series B Convertible, Redeemable Preferred		Series C Convertible, Preferred		Series D Convertible, Preferred		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance at December 31, 2010	239,400	$2	2,200	$-	2,085	-	23,845,481	$237	(6,704)	$(64)	$85,186	$(62)	$(103,205)	$(17,906)
Issuance of common stock for cash, net of derivative liabilities and transaction costs of $706	-	-	-	-	-	-	18,500,000	185	-	-	2,734	-	-	2,919
Conversion of preferred stock into common	-	-	(2,200)	-	(2,085)	-	11,768,525	118	-	-	1,481	-	(1,599)	-
Issuance of common stock pursuant to warrant exercises	-	-	-	-	-	-	1,310,000	13	-	-	642	-	-	655
Issuance of common stock pursuant to cashless warrant exercises	-	-	-	-	-	-	1,194,547	12	-	-	(12)	-	-	-
Beneficial conversion feature of convertible debt	-	-	-	-	-	-	-	-	-	-	188	-	-	188
Issuance of common stock pursuant to repayment of debt	-	-	-	-	-	-	1,500,000	15	-	-	735	-	-	750
Issuance of common stock pursuant to conversion of accrued interest	-	-	-	-	-	-	774,559	8	-	-	379	-	-	387
Issuance of common stock pursuant to conversion of debt	-	-	-	-	-	-	9,000,000	90	-	-	4,410	-	-	4,500
Issuance of common stock in lieu of cash for financing transaction costs	-	-	-	-	-	-	90,000	1	-	-	(1)	-	-	-
Recission of previously issued restricted stock grants	-	-	-	-	-	-	(12,079)	-	-	-	-	-	-	-
Reclassification of previously bifurcated conversion option of preferred stocks and warrants	-	-	-	-	-	-	-		-	-	5,672	-	-	5,672
Issuance of common stock pursuant to option exercises	-	-	-	-	-	-	14,587		-	,	4	-	-	4
Issuance of common stock as compensation in lieu of cash	-	-	-	-	-	-	10,000		-	,	13	-	-	13
Stock-based compensation expense	-	-	-	-	-	-	-		-	-	289	-	-	289
Additional minimum pension liability	-	-	-	-	-	-	-		-	-	-	(28)	-	(28)
Foreign currency translation adjustment	-	-	-	-	-	-	-		-	-	-	25	-	25
Net loss	-	-	-	-	-	-	-		-	-	-	-	(3,180)	(3,180)
Balance at December 31, 2011	239,400	$2	-	-		$-	67,995,620	$679	(6,704)	$(64)	$101,720	(65)	$(107,984)	$(5,712)

The accompanying notes are an integral part of these consolidated financial statements.

 IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2012 AND DECEMBER 31, 2011
(In thousands, except share amounts)
(continued)
	Series B Convertible, Redeemable Preferred		Series C Convertible, Preferred		Series D Convertible, Preferred		Cmmon Stock		Treasury Stock				Addi- tional Paid-In Capital	Accum-ulated Other Comp-rehensive Loss	Accum-ulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares		Amount

Balance at December 31, 2011	239,400	$2	-	$-	-	$-	67,995,620	$679	(6,704)		$(64)		$101,720	(65)	$(107,984)	$(5,712)
Issuance of common stock pursuant to warrant exercises	-	-	-	-	-	-	7,052,647	70	-		-		3,457	-	-	3,527
Issuance of common stock pursuant to cashless warrant	-	-	-	-	-	-	1,573,362	16	-		-		688	-	-	704
exercises
Issuance of common stock pursuant to option exercises	-	-	-	-	-	-	24,924	-		-		-	7	-	-	7
Warrants issued to consultants as compensation	-	-	-	-	-	-	-	-		-		-	27	-	-	27
Warrants issued as consideration for asset purchase	-	-	-	-	-	-	-	-		-		-	87	-	-	87
Reclassi-fication of warrants previously classified as derivative liabilities	-	-	-	-	-	-	-	-		-		-	13,588	-	-	13,588
Stock-based compensation	-	-	-	-	-	-	-	-		-		-	608	-	-	608
expense
Additional minimum pension liability	-	-	-	-	-	-	-	-		-		-	-	1	-	1
Foreign currency translation adjustment	-	-	-	-	-	-	-	-		-		-	-	(75)	-	(75)
Dividends on preferred stock	-	-	-	-	-	-	-	-		-		-	-	-	(229)	(229)
Net loss	-	-	-	-	-	-	-	-	-		-		-	-	(10,190)	(10,190)
Balance at December 31, 2012	239,400	$2	-	$-	-	$-	76,646,553	$765	(6,704)		$(64)		$120,182	$ (139)	$(118,403)	$2,343

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Cash flows from operating activities	Year Ended December 31, 2012	Year Ended December 31, 2011
Net loss	$(10,190)	$(3,180)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	69	28
Amortization of debt discounts and debt issuance costs	15	4,448
Stock based compensation	608	289
Change in fair value of derivative liabilities	4,712	(3,970)
Reduction in accounts payable from expiration of statute of limitations	(336)	—
Stock and warrants issued in lieu of cash	27	13
Change in assets and liabilities
Accounts receivable	20	(109)
Inventory	(217)	(33)
Other assets	(20)	(9)
Accounts payable	(8)	(58)
Accrued expenses	(737)	570
Deferred revenue	494	(7)
Billings in excess of costs and estimated earnings on uncompleted contracts	—	(241)
Pension obligation	10	(10)

Total adjustments	4,637	911

Net cash used by operating activities	(5,553)	(2,269)

Cash flows from investing activities
Purchase of property and equipment	(181)	(11)

Net cash used by investing activities	(181)	(11)

Cash flows from financing activities
Proceeds from issuance of notes payable	—	1,250
Repayment of notes payable	(45)	(1,500)
Proceeds from issuance of common stock and warrants, net	—	8,544
Proceeds from exercise of stock options	7	4
Dividends paid	(229)	—
Proceeds from exercise of stock purchase warrants	3,527	655

Net cash provided by financing activities	3,260	8,953

Effect of exchange rate changes on cash and cash equivalents	(74)	(3)
Net increase (decrease) in cash and cash equivalents	(2,548)	6,670
Cash and cash equivalents at beginning of year	6,773	103
Cash and cash equivalents at end of year	$4,225	$6,773

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Summary of non-cash investing and financing activities:
Conversion of notes payable and related interest to common stock	$—	$5,637
Beneficial conversion feature of convertible debt	$—	$188
Warrants issued for intangible asset purchase	$87	$—
Contingent royalty payment	$72	$—
Acquisition of intangible assets with warrants	$(159)	$—
Issuance of common stock pursuant to cashless warrant exercises	$704	$12
Conversion of preferred stock into common stock	$—	$1,599
Reclassification of warrants previously classified as derivative liabilities to additional paid-in capital	$13,588	$—
Reclassification of previously bifurcated conversion option on warrants and preferred stocks	$—	$5,672
Warrants issued with notes payable	$—	$188

The accompanying notes are an integral part of these consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

1.    DESCRIPTION OF BUSINESS AND OPERATIONS

      Overview

      ImageWare Systems, Inc. (the “Company”) is incorporated in the state of Delaware. The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity. The Company’s “flagship” product is the patented IWS Biometric Engine®. The Company’s products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. The Company’s products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites. Biometric technology is now an integral part of all markets the Company addresses and all of the products are integrated into the IWS Biometric Engine.

      Recent Developments

      Fujitsu Relationship

      On August 20, 2012, the Company and Fujitsu Frontech North America Inc. (“Fujitsu”) executed an original equipment manufacturer, or OEM, licensing agreement. Subsequently, on September 6, 2012, the Company received certification to run its patented Biometric Engine® across Fujitsu’s NuVola Private Cloud Platform.  Utilization of the NuVola Cloud Platform will allow the Biometric Engine to rapidly and securely deploy biometric security information to users.

 Additional Intellectual Property

 In addition to our eight issued U.S. and foreign patents, we recently filed three new patent applications surrounding new “Anonymous Matching” technologies.  These technologies will allow biometric matching for identity verification while protecting the privacy of an individual.  It is our belief that such technology will be critical to providing biometric management solutions for the consumer market where privacy protection has been a historical issue and barrier to biometric adoption.

 In June 2012, the Company entered into an asset purchase agreement with Vocel, Inc., a Delaware Corporation (“Vocel”), whereby the Company purchased from Vocel software, trademarks and four U.S. patents relating to wireless technology. These patents, combined with the Company’s existing foundational patents in the areas of biometric identification, verification, enrollment and fusion, provide a unique and protected foundation on which to build interactive mobile applications that are secured using biometrics.

      The combination of our biometric identification technologies and wireless technologies has led to the development of the IWS Interactive Messaging System, which is a push application platform secured by biometrics that transforms mobile devices into a complete mobile ID, enabling companies to create applications that allow a range of unprecedented activities – from secure sharing of sensitive information to biometrically securing a mobile wallet.

      Liquidity and Capital Resources

      On December 20, 2011, we consummated an equity financing resulting in gross proceeds of $10.0 million (“Qualified Financing”), including the $750,000 of promissory notes converted into the Qualified Financing. In connection with the Qualified Financing, we issued 20,000,000 shares of our common stock (the “Shares”), and warrants to purchase 12,207,500 shares of common stock exercisable for $0.50 per share (“Warrants”), which number includes 2,207,500 shares issuable upon exchange of warrants issued to MDB Capital Group in consideration for acting as placement agent in connection with the Qualified Financing. We also issued 90,000 shares of common stock and a warrant exercisable for 45,000 shares of common stock in lieu of cash in payment for legal fees related to the Qualified Financing. We also issued a warrant to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.50, which expires two years from the date of grant, to a significant investor to cover certain expenses related to and in anticipation of the Qualified Financing. The net proceeds from the Qualified Financing were approximately $8,544,000, of which, $1,500,000 was then used to repay certain convertible notes payable. As of December 31, 2012, all debt other than the $65,000 in related party notes payable had been converted to common stock or repaid. In addition, in connection with the Qualified Financing, (i) the anti-dilution provision contained in certain of our existing warrants were amended resulting in such warrants no longer qualifying as derivative liabilities; and (ii) a significant investor ("Investor") exchanged $4.5 million principal amount of convertible promissory notes of the Company ("Exchanged Notes"), and accrued but unpaid interest on the Exchanged Notes and on an additional $2.25 million in promissory notes, into 9,774,559 shares of our common stock ("Exchange Shares"). The Investor also agreed to convert $750,000 principal amount of additional promissory notes held by the Investor and invest the proceeds into the Qualified Financing.

In addition, on September 10, 2012, the Investor exercised warrants to purchase an aggregate total of 7.0 million shares of our common stock, resulting in $3,500,000 of net proceeds to the Company.  At December 31, 2012, our principal sources of liquidity consisted of cash and cash equivalents of $4,225,000 and accounts receivable, net of $328,000.  As of December 31, 2012, we had positive working capital of $1,250,000 which included $1,561,000 of deferred revenue.  This compares to positive working capital of $2,948,000 during the corresponding period in 2011. Historically, our principal sources of cash have included customer payments from the sale of our products, proceeds from the issuance of common and preferred stock and proceeds from the issuance of debt. Our principal uses of cash have included cash used in operations, payments relating to purchases of property and equipment and repayments of borrowings. We expect that our principal uses of cash in the future will be for product development including customization of identity management products for enterprise and consumer applications, further development of intellectual property, development of SaaS capabilities for existing products as well as general working capital and capital expenditure requirements. We expect that, as our revenues grow, our sales and marketing and research and development expenses will continue to grow and, as a result, we will need to generate significant net revenues to achieve and sustain income from operations.

In March 2013, the Company entered into a new unsecured line of credit agreement with available borrowing of up to $2,500,000. The credit line was extended by an existing shareholder and member of our Board of Directors. Borrowings under the credit facility bear interest of 8% per annum and are due in March 2015. At any time prior to the Maturity Date, the holder shall have the right to convert the outstanding balance owed into shares of the Company’s common stock by dividing the outstanding balance by $0.95.

Advances under the credit facility are made at the Company’s request. The line of credit shall terminate, and no further advances shall be made, upon the earlier of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $2,500,000. In the event of such financing, the outstanding balance under the terms of this note shall be due and payable upon demand.

As additional consideration for the unsecured line of credit agreement, the Company issued to the holder a warrant exercisable for 1,052,632 shares of the Company’s common stock. The warrant has a term of two years from the date of issuance and an exercise price of $0.95 per share.

Management believes that the Company’s current cash and cash equivalents will be sufficient to meet working capital and capital expenditure requirements for at least the next 12 months from the date of this filing and that we will have sufficient liquidity to fund our business and meet our contractual obligations over a period beyond the next 12 months.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

     Operating Cycle

     Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets, although they will be liquidated in the normal course of contract completion which may take more than one operating cycle.

     Use of Estimates

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. Significant estimates include the allowance for doubtful accounts receivable, inventory carrying values, deferred tax asset valuation allowances, accounting for loss contingencies, recoverability of goodwill and acquired intangible assets and amortization periods, assumptions used in the Black-Scholes model to calculate the fair value of share based payments, assumptions used in the application of fair value methodologies to calculate the fair value of derivative liabilities, revenue and cost of revenues recognized under the percentage of completion method and assumptions used in the application of fair value methodologies to calculate the fair value of pension assets and obligations. Actual results could differ from estimates.

     Cash and Cash Equivalents

     The Company defines cash equivalents as highly liquid investments with original maturities of less than 90 days that are not held for sale in the ordinary course of business.

      Accounts Receivable

     In the normal course of business, the Company extends credit without collateral requirements to its customers that satisfy pre-defined credit criteria. Accounts receivable are recorded net of an allowance for doubtful accounts. Accounts receivable are considered delinquent when the due date on the invoice has passed. The Company records its allowance for doubtful accounts based upon its assessment of various factors. The Company considers historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay to determine the level of allowance required.  Accounts receivable are written off against the allowance for doubtful accounts when all collection efforts by the Company have been unsuccessful.

      Inventories

      Inventories are stated at the lower of cost, determined using the average cost method, or market.

      Property, Equipment and Leasehold Improvements

      Property and equipment, consisting of furniture and equipment, are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the assets, which generally range from three to five years. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. When assets are sold or abandoned, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Expenditures for leasehold improvements are capitalized. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

      Fair Value of Financial Instruments

      For certain of the Company’s financial instruments, including accounts receivable, accounts payable, accrued expenses, deferred revenues and notes payable to related parties, the carrying amounts approximate fair value due to their relatively short maturities.

      Derivative Financial Instruments

      The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

                The Company reviews the terms of the common and preferred stock, warrants and convertible debt it issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

      Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

      The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Revenue Recognition

The Company recognizes revenue from the following major revenue sources:

●	Long-term fixed-price contracts involving significant customization
●	Fixed-price contracts involving minimal customization

●	Software licensing
●	Sales of computer hardware and identification media

●	Postcontract customer support (“PCS”)

The Company’s revenue recognition policies are consistent with U.S. GAAP including the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 985-605, “Software Revenue Recognition”, ASC 605-35 “Revenue Recognition, Construction-Type and Production-Type Contracts”, “Securities and Exchange Commission Staff Accounting Bulletin 104”, and ASC 605-25 “Revenue Recognition, Multiple Element Arrangements”. Accordingly, the Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured.

The Company recognizes revenue and profit as work progresses on long-term, fixed-price contracts involving significant amount of hardware and software customization using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. The primary components of costs incurred are third party software and direct labor cost including fringe benefits. Revenues recognized in excess of amounts billed are classified as current assets under “Costs and estimated earnings in excess of billings on uncompleted contracts”. Amounts billed to customers in excess of revenues recognized are classified as current liabilities under “Billings in excess of costs and estimated earnings on uncompleted contracts”. Revenue from contracts for which the Company cannot reliably estimate total costs or there are not significant amounts of customization are recognized upon completion. The Company also generates non-recurring revenue from the licensing of its software. Software license revenue is recognized upon the execution of a license agreement, upon deliverance, when fees are fixed and determinable, when collectability is probable and when all other significant obligations have been fulfilled. The Company also generates revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer. The Company’s revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable. Pricing of maintenance contracts is consistent period to period and calculated as a percentage of the software or hardware revenue, which is approximately 15% annually.  Amounts collected in advance for maintenance services are included in current liabilities under "Deferred revenue". Sales tax collected from customers is excluded from revenue.

Goodwill

The Company accounts for its intangible assets under the provisions of ASC 350, “Intangibles - Goodwill and Other”. In accordance with ASC 350, intangible assets with a definite life are analyzed for impairment under ASC 360-10-05 “Property, Plant and Equipment” and intangible assets with an indefinite life are analyzed for impairment under ASC 360 annually, or more often if circumstances dictate. The Company performs its annual goodwill impairment test in the fourth quarter of each year.  In accordance with ASC 350, goodwill, or the excess of cost over fair value of net assets acquired is tested for impairment using a fair value approach at the “reporting unit” level. A reporting unit is the operating segment, or a business one level below that operating segment (referred to as a component) if discrete financial information is prepared and regularly reviewed by management at the component level. The Company’s reporting unit is at the entity level. The Company recognizes an impairment charge for any amount by which the carrying amount of a reporting unit’s goodwill exceeds its fair value. The Company uses fair value methodologies to establish fair values.

The Company did not record any goodwill impairment charges for the years ended December 31, 2012 or 2011.

Intangible and Long Lived Assets

Intangible assets are carried at their cost less any accumulated amortization.  Any costs incurred to renew or extend the life of an intangible or long lived asset are reviewed for capitalization.  The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate their net book value may not be recoverable. When such factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high quality financial institutions and at times during the years ended December 31, 2012 and 2011 exceeded the FDIC insurance limits of $250,000 for 2012 and 2011. Sales are typically made on credit and the Company generally does not require collateral. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for doubtful accounts. The Company considers historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay to determine the level of allowance required. Accounts receivable are presented net of an allowance for doubtful accounts of approximately $3,000 and $4,000 at December 31, 2012 and 2011, respectively.

For the year ended December 31, 2012 one customer accounted for approximately 15 % or $611,000 of total revenues and had trade receivables of $0 as of the end of the year.  For the year ended December 31, 2011 one customer accounted for approximately 34% or $1,836,000 of total revenues and had trade receivables of $0 as of the end of the year.

Stock Based Compensation

At December 31, 2012, the Company had two stock-based compensation plans for employees and nonemployee directors, which authorize the granting of various equity-based incentives including stock options and restricted stock.

The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC 718, “Compensation – Stock Compensation”. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense for all share-based payment awards is recognized using the straight-line single-option method. Stock-based compensation expense is reported in operating expenses based upon the departments to which substantially all of the associated employees report and credited to additional paid-in-capital. Stock-based compensation expense related to equity options was approximately $571,000 and $250,000 for the years ended December 31, 2012 and 2011, respectively. In January 2010, the Company issued 847,258 shares of restricted stock to members of management and the Board. These shares will vest quarterly over a three-year period. The restricted shares were issued as compensation for the cancellation of 1,412,096 options held by members of management and the Board. The Company evaluated the exchange in accordance with ASC 718 and determined there was no incremental cost to be recorded in conjunction with the exchange as the fair value of the options surrendered at the modification date exceeded the fair value of the restricted shares issued at the modification date.  The Company recorded approximately $37,000 and $39,000 in compensation expense for the years ended December 31, 2012 and 2011 related to these restricted shares.

ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. The Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s common stock. Historical volatility factors utilized in the Company’s Black-Scholes computations for options granted during the years ended December 31, 2012 and 2011 ranged from 99% to 135%. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 110. The expected term used by the Company during the years ended December 31, 2012 and 2011 was 5.9 years. The difference between the actual historical expected life and the simplified method was immaterial. The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for the years ended December 31, 2012 and 2011 averaged 2.6%. Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption. The Company has estimated an annualized forfeiture rate of approximately 0% for corporate officers, 4.1% for members of the Board of Directors and 6.0% for all other employees. The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

Income Taxes

Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the foreign subsidiary’s local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ equity, unless there is a sale or complete liquidation of the underlying foreign investments. The Company translates foreign currencies of its German, Canadian and Mexican subsidiaries. The cumulative translation adjustment, which is recorded in accumulated other comprehensive income, decreased approximately $75,000 for the year ended December 31, 2012 and increased approximately $25,000 for the year ended December 31, 2011.

Comprehensive Income

Comprehensive income consists of net gains and losses affecting shareholders’ deficit that, under generally accepted accounting principles, are excluded from net loss. For the Company, the only items are the cumulative translation adjustment and the additional minimum liability related to the Company’s defined benefit pension plan, recognized pursuant to ASC 715-30, "Compensation - Retirement Benefits - Defined Benefit Plans – Pension".

Advertising Costs

The Company expenses advertising costs as incurred. The Company incurred approximately $12,000 in advertising expenses during the year ended December 31, 2012 and did not incur any advertising expense during the year ended December 31, 2011.

Loss Per Share

Basic loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, adjusted to include, if dilutive, potential dilutive shares consisting of convertible preferred stock, convertible notes payable, stock options and warrants, calculated using the treasury stock and if-converted methods.  For diluted loss per share calculation purposes, the net loss available to commons shareholders is adjusted to add back any preferred stock dividends and any interest on convertible debt reflected in the consolidated statement of operations for the respective periods.

(Amounts in thousands except share and per share amounts)	Year Ended December 31,
	2012	2011
Numerator for basic and diluted loss per share:
Net loss	$(10,190)	$(3,180)
Preferred dividends	(51)	(383)
Net loss available to common shareholders	$(10,241)	$(3,563)

Denominator for basic loss per share — weighted-average shares outstanding	70,894,916	27,316,475
Effect of dilutive securities	—	—
Denominator for diluted loss per share — weighted-average shares outstanding	70,894,916	27,316,475

Basic and diluted loss per share:
Net loss	$(0.14)	$(0.12)
Preferred dividends	—	(0.01)
Net loss available to common shareholders	$(0.14)	$(0.13)

The Company has excluded the following weighted-average securities from the calculation of diluted loss per share, as their effect would have been antidilutive:
Potential Dilutive Securities:	Common Share Equivalents at December 31, 2012	Common Share Equivalents at December 31, 2011
Convertible notes payable	100,018	205,255
Convertible preferred stock – Series B	47,880	58,415
Stock options	1,135,077	1,707,713
Restricted stock grants	324,863	360,000
Warrants	24,996,737	28,453,760
Total Potential Dilutive Securities	26,604,575	30,785,143

       Recently Issued Accounting Standards

      From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the “FASB”), or other standard setting bodies, which are adopted by us as of the specified effective date.  Unless otherwise discussed, the Company’s management believes the impact of recently issued standards not yet effective will not have a material impact on the Company’s consolidated financial statements upon adoption.

      FASB ASU No. 2012-02.  In July 2012, the FASB issued ASU No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. This new accounting standard allows companies to perform a qualitative assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary. Under the guidance in ASU 2012-02, an entity has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued. The Company is currently evaluating the effect of this ASU on its consolidated financial statements.

      Reclassifications

      Certain prior period amounts have been reclassified to conform to the current period presentation. Such reclassifications did not affect the Company’s Consolidated Balance Sheets, Consolidated Results of Operations or Consolidated Cash Flows for the years ended December 31, 2012 and 2011.

3.    FAIR VALUE ACCOUNTING

      The Company accounts for fair value measurements in accordance with ASC 820, “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

      ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

      The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2012
($ in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Pension assets	$1,630	$1,630	$—	$—
Totals	$1,630	$1,630	$—	$—
Liabilities:
Derivative liabilities	$2,244	$—	$—	$2,244
Totals	$2,244	$—	$—	$2,244

	Fair Value at December 31, 2011
($ in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Pension assets	$1,455	$1,455	$—	$—
Totals	$1,455	$1,455	$—	$—
Liabilities:
Derivative liabilities	$11,824	$—	$—	$11,824
Totals	$11,824	$—	$—	$11,824

The Company’s pension assets are classified within Level 1 of the fair value hierarchy because they are valued using market prices. The pension assets are primarily comprised of the cash surrender value of insurance contracts. All plan assets are managed in a policyholder pool in Germany by outside investment managers. The investment objectives for the plan are the preservation of capital, current income and long-term growth of capital.

As of December 31, 2012, the Company had 5,211,229 outstanding warrants to purchase shares of the Company’s common stock that qualified for derivative liability treatment.  The recorded fair market value of those warrants at December 31, 2012 was approximately $2,244,000 which is reflected as a non-current liability in the consolidated balance sheet as of December 31, 2012. The fair value of the Company’s derivative liabilities are classified within Level 3 of the fair value hierarchy because they are valued using pricing models that incorporate management assumptions that cannot be corroborated with observable market data.  The Company uses Monte-Carlo simulation methodologies and the Black Scholes valuation model in the determination of the fair value of the derivative liabilities.

The Monte-Carlo simulation methodology is affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the derivative liabilities in addition to the probability of future financings. The Black Scholes valuation model is affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the derivative liabilities in addition to expected dividend yield and risk free interest rates appropriate for the expected term.

The Company monitors the activity within each level and any changes with the underlying valuation techniques or inputs utilized to recognize if any transfers between levels are necessary.  That determination is made, in part, by working with outside valuation experts for Level 3 instruments and monitoring market related data and other valuation inputs for Level 1 and Level 2 instruments.

        A reconciliation of the Company’s liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

($ in thousands)	Derivative Liabilities
Balance December 31, 2010	$15,653
Included in earnings	(3,970)
Settlements	(5,672)
Issuances	5,813
Transfers in and /or out of Level 3	—
Balance at December 31, 2011	$11,824
Included in earnings	4,712
Settlements	(14,292)
Issuances	—
Transfers in and/or out of Level 3	—
Balance at December 31, 2012	$2,244

All unrealized gains or losses resulting from changes in value of any Level 3 instruments are reflected as a separate line in the consolidated statement of operations in arriving at net loss. The Company is not a party to any hedge arrangements, commodity swap agreement or any other derivative financial instruments.  See further disclosures regarding the Company’s derivative liabilities in Note 11.

4.           INTANGIBLE ASSETS AND GOODWILL

The Company has intangible assets in the form of trademarks, trade names and patents. The carrying amount of the Company’s acquired trademarks and trade names were approximately $47,000 and $63,000 as of December 31, 2012 and 2011, respectively which include accumulated amortization of $300,000 and $284,000 as of December 31, 2012 and 2011, respectively. Amortization expense related to trademarks and tradenames was $16,000 and $15,000 for the years ended December 31, 2012 and 2011, respectively. All intangible assets are amortized over their estimated useful lives with no estimated residual values. Any costs incurred by the Company to renew or extend the life of intangible assets will be evaluated under ASC No. 350, Intangibles – Goodwill and Other, for proper treatment.

In June 2012, the Company entered into an asset purchase agreement with Vocel, Inc., a Delaware corporation, whereby the Company purchased certain assets, consisting primarily of certain patents and trademarks. The Company evaluated this transaction under ASC No. 805, Business Combinations, and determined that this transaction constituted an asset purchase.

As consideration for this asset purchase:

•
The Company issued to Vocel a warrant to purchase 150,000 shares of the Company’s common stock (“Purchaser Warrant”). The Purchaser Warrant is exercisable at $0.88 per share and vests 100% when the Company has derived $500,000 of gross revenue from the sale or license of the purchased intellectual property (“Warrant Vesting Date”). The Purchaser Warrant is exercisable for a period of three years form the Warrant Vesting Date; and

•	The Company agreed to pay Vocel a royalty of 7.5% of gross revenue received by the Company from any third party sale or license of the purchased intellectual property.

The Company determined the aggregate fair value of the consideration issued to be approximately $159,000 and allocated this amount to the relative fair value of the assets acquired resulting in $159,000 being allocated to patents. The Company began amortization of the acquired patents in the third quarter of 2012 on a straight-line basis over their weighted-average remaining life of approximately 13.5 years. Amortization expense related to patents was $6,000 and $0 for the years ended December 31, 2012 and 2011, respectively.

The following table presents the changes in the carrying amounts of the Company’s acquired intangible assets for the years ended December 31, 2012 and 2011. All intangible assets are being amortized over their estimated useful lives with no estimated residual values.

($ in thousands)	Total
Balance of intangible assets as of December 31, 2010	$78
Intangible assets acquired	—
Amortization	(15)
Impairment losses	—
Balance of intangible assets as of December 31, 2011	$63
Intangible assets acquired	159
Amortization	(22)
Impairment losses	—
Balance of intangible assets as of December 31, 2012	$200

The Company annually, or more frequently if events or circumstances indicate a need, tests the carrying amount of goodwill for impairment. The Company performs its annual impairment test in the fourth quarter of each year. A two-step impairment test is used to first identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. The first step was conducted by determining and comparing the fair value, employing the market approach, of the Company’s reporting unit to the carrying value of the reporting unit. The Company continues to have only one reporting unit, Identity Management. Based on the results of this impairment test, the Company determined that its goodwill was not impaired as of December 31, 2012 and 2011.

Amortization expense for the years ended December 31, 2012 and 2011 was approximately $22,000 and $15,000, respectively.

The estimated acquired intangible amortization expense for the next five fiscal years is as follows:

Fiscal Year Ended December 31,	Estimated Amortization Expense ($ in thousands)
2013	$28
2014	28
2015	27
2016	12
2017	12
Thereafter	93
Totals	$200

5.    RELATED PARTIES

        As more fully described in Note 9, on November 14, 2008 the Company entered into a series of convertible promissory notes (the “Related-Party Convertible Notes”), aggregating $110,000 with certain officers and members of the Company’s Board of Directors. The Related-Party Convertible Notes bear interest at 7.0% per annum and were originally due February 14, 2009.

        In conjunction with the original issuance of the Related-Party Convertible Notes in 2008, the Company issued an aggregate of 149,996 warrants to the note holders to purchase shares of common stock of the Company. The warrants have an exercise price $0.50 per share and may be exercised at any time from November 14, 2008 until November 14, 2013. All warrants were outstanding and exercisable as of December 31, 2012 and December 31, 2011.

        The Company did not repay the Related-Party Convertible Notes on the due date.  In August 2009, the Company received from the Related-Party Convertible Note holders a waiver of default and extension to January 31, 2010 of the maturity date of the Related-Party Convertible Notes. As consideration for the waiver and note extension, the company issued to the Related-Party Convertible Note holders an aggregate of 150,000 warrants to purchase shares of the Company’s common stock. The warrants have an exercise price of $0.50 per share and expire on August 25, 2014.

      During the year ended December 31, 2012, the Company repaid $45,000 in principal to certain holders of the Related Party Convertible Notes.

      On January 21, 2013, the holders of the Related-Party Convertible Notes agreed to extend the due date on their respective convertible notes to be due and payable not later than June 30, 2014, however, the Related-Party Convertible Notes will be callable at any time, at the option of the note holder, prior to June 30, 2014.

       During the year ended December 31, 2012 the Company entered into a series of professional service contracts with an entity that a member of the Company’s Board of Directors has an ownership interest in.  The aggregate contract value was $370,000 and the Company paid the professional services firm approximately $188,000 during the year ended December 31, 2012.

  In March 2013, the Company entered into a new unsecured line of credit agreement with available borrowing of up to $2,500,000. The credit line was extended by an existing shareholder and member of our Board of Directors. Borrowings under the credit facility bear interest of 8% per annum and are due in March 2015. At any time prior to the Maturity Date, the holder shall have the right to convert the outstanding balance owed into shares of the Company’s common stock by dividing the outstanding balance by $0.95.

  Advances under the credit facility are made at the Company’s request. The line of credit shall terminate, and no further advances shall be made, upon the earlier of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $2,500,000. In the event of such financing, the outstanding balance under the terms of this note shall be due and payable upon demand.

  As additional consideration for the unsecured line of credit agreement, the Company issued to the holder a warrant exercisable for 1,052,632 shares of the Company’s common stock. The warrant has a term of two years from the date of issuance and an exercise price of $0.95 per share.

6.    INVENTORY

       Inventories of $262,000 as of December 31, 2012 were comprised of work in process of $254,000 representing direct labor costs on in-process projects and finished goods of $8,000 net of reserves for obsolete and slow-moving items of $3,000. Inventories of $45,000 as of December 31, 2011 were comprised of work in process of $29,000 representing direct labor costs on in-process projects and finished goods of $16,000 net of reserves for obsolete and slow-moving items of $3,000. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value and required reserve levels.

7.    PROPERTY AND EQUIPMENT

       Property and equipment at December 31, 2012 and 2011, consists of:

($ in thousands)	2012	2011

Equipment	$950	$770
Furniture	75	66
	1,025	836
Less accumulated depreciation	(875)	(818)
	$150	$18

       Total depreciation expense for the years ended December 31, 2012 and 2011 was approximately $47,000 and $13,000, respectively.

8.    ACCRUED LIABILITIES

       Principal components of accrued liabilities consist of:

($ in thousands)	December 31, 2012	December 31, 2011

Compensated absences	$248	$256
Wages, payroll taxes and sales commissions	32	84
Customer deposits	60	240
Liquidated damages	200	182
Royalties	251	251
Board of directors fees	—	527
Pension and employee benefit plans	140	46
Income and sales taxes	125	186
Interest and dividends	87	82
Other	123	151
	$1,266	$2,005

9.    NOTES PAYABLE

	December 31, 2012	December 31, 2011
Notes payable to related parties:
7% convertible promissory notes. Face value of notes $65 and $110 at December 31, 2012 and 2011, respectively. Discount on notes is $0 at December 31, 2012 and 2011. Notes were due January 2010. In January 2013, the Company received an extension to June 30, 2014. Notes callable at any time at option of holder.	65	110
Total notes payable to related parties	65	110

Total notes payable	65	110
Less current portion	(65)	(110)
Long-term notes payable	$—	$—

7% Convertible Promissory Notes to Related Parties

       On November 14, 2008, the Company entered into a series of convertible promissory notes (the "Related-Party Convertible Notes"), in the principal aggregate amount of $110,000, with certain officers and members of the Company’s Board of Directors. The Related-Party Convertible Notes bear interest at 7.0% per annum and were due February 14, 2009. The principal amount of the Related-Party Convertible Notes plus accrued but unpaid interest is convertible at the option of the holder into common stock of the Company. The number of shares into which the Related-Party Convertible Notes are convertible shall be calculated by dividing the outstanding principal and accrued but unpaid interest by $0.50 (the “Conversion Price”).

       In conjunction with the issuance of the Related-Party Convertible Notes, the Company issued an aggregate of 149,996 warrants to the note holders to purchase common stock of the Company. The warrants have an exercise price of $0.50 per share and may be exercised at any time from November 14, 2008 until November 14, 2013.

       The Company, in 2008, initially recorded the convertible notes net of a discount equal to the fair value allocated to the warrants of approximately $13,000. The Company estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk free interest rate of 2.53%, a dividend yield of 0%, and volatility of 96%. The convertible notes also contained a beneficial conversion feature, resulting in an additional debt discount of $12,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company has accreted the beneficial conversion feature over the life of the Related-Party Convertible Notes.

     The Company did not repay the Related-Party Convertible Notes on the due date. In August 2009, the Company received from the Related-Party Convertible Note holders a waiver of default and extension of the Maturity Date to to January 31, 2010. As consideration for the waiver and note extension, the Company issued to the Related-Party Convertible Note holders warrants to purchase an aggregate of 150,000 shares of the Company’s common stock. The warrants have an exercise price of $0.50 per share and expire on August 25, 2014.

       The Company did not repay the notes on January 31, 2010.  During the year ended December 31, 2012, the Company repaid $45,000 in principal to certain holders of the Related-Party Convertible Notes. On January 21, 2013, the holders of the Related-Party Convertible Notes agreed to extend the due date on their respective convertible notes to be due and payable not later than June 30, 2014 however, the Related-Party Convertible Notes will be callable at any time, at the option of the note holder, prior to June 30, 2014.

10.   DERIVATIVE LIABILITIES

       The Company accounts for its derivative instruments under the provisions of ASC 815, “Derivatives and Hedging-Contracts in Entity’s Own Equity-Scope and Scope Exceptions”. Under the provisions of ASC 815, the anti-dilution and cash settlement provisions in certain warrants (collectively the “Derivative Liabilities”) qualify as derivative instruments.

       The Company is required to mark-to-market, at the end of each reporting period, the value of the Derivative Liabilities.  The Company revalues these Derivative Liabilities at the end of each reporting period by using available market information and commonly accepted valuation methodologies.  The periodic change in value of the Derivative Liabilities is recorded as either non-cash derivative income (if the value of the embedded derivative and warrants decrease) or as non-cash derivative expense (if the value of the embedded derivative and warrants increase).  Although the values of the embedded derivative and warrants are affected by interest rates, the remaining contractual conversion period and the Company’s stock volatility, the primary cause of the change in the values of the Derivative Liabilities will be the value of the Company’s common stock.  If the stock price goes up, the value of these derivatives will generally increase and if the stock price goes down the value of these derivatives will generally decrease.

       The Company uses a Monte-Carlo simulation methodology and the Black Scholes valuation model in the determination of the fair value of the Derivative Liabilities.  The Monte-Carlo simulation methodology is affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the Derivative Liabilities and assumptions regarding future financings. The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc. to perform the Monte Carlo simulations.

       The Black-Scholes valuation model is affected by the Company’s stock prices as well as assumptions regarding the expected stock price volatility of the term of the derivative liabilities in addition to interest rates and dividend yields.

       As of December 31, 2011, the Company had approximately 18,547,500 outstanding warrants to purchase shares of the Company’s common stock that qualified for derivative liability treatment.  The recorded fair market value of those warrants at December 31, 2011 was approximately $11,824,000, which is reflected as a non-current liability in the consolidated balance sheet as of December 31, 2011.  On March 21, 2012, the Company amended 12,252,500 warrants such that these warrants no longer qualify as derivative liabilities.  The Company determined the change in fair value from the date of previous measurement (December 31, 2011) to the date of amendment (March 21, 2012) for these warrants and recorded approximately $5,110,000 in expense.  Such expense is included in Company’s consolidated statement of operations for the year ended December 31, 2012 under the caption “Change in fair value of derivative liabilities”.

       Additionally, as a result of the agreements to amend the warrants and the warrants no longer qualifying for derivative liability treatment, the Company reclassified $13,588,000 of derivative liabilities into a component of additional paid-in capital in the Company's consolidated financial statements for the year ended December 31, 2012.

       During the year ended December 31, 2012, 1,067,617 warrants qualifying for derivative liability treatment were cashless exercised resulting in the issuance of 636,780 shares of common stock with an aggregate fair value of approximately $708,000. Also, during the year ended December 31, 2012, 3,947 warrants qualifying for derivative liability treatment were exercised for cash proceeds of approximately $2,000 resulting in the issuance of 3,947 shares of common stock.

11.    INCOME TAXES

        The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, (ASC 740). Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary based on the weight of available evidence, if it is considered more likely than not that all or some portion of the deferred tax assets will not be realized. Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.  The Company has established a valuation allowance against its deferred tax asset due to the uncertainty surrounding the realization of such asset.

ASC 740-10 requires a company to first determine whether it is more-likely-than-not (defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

The Company’s uncertain position relative to unrecognized tax benefits and any potential increase in these liabilities relates primarily to the allocations of revenue and costs among the Company’s global operations and the impact of tax rulings made during the period affecting its tax positions. The Company’s existing tax position could result in liabilities for unrecognized tax benefits. The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. The amount of interest and penalties accrued as of December 31, 2012 and 2011 was $4,000 and $49,000, respectively.

Significant judgment is required in evaluating the Company’s uncertain tax positions and determining the Company’s provision for income taxes. No assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in the Company’s historical income tax provisions and accruals.  The Company adjusts these items in light of changing facts and circumstances.  To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

The significant components of the income tax provision (benefit) are as follows:

($ in thousands)	Year Ended December 31,
	2012	2011
Current
Federal	$—	$—
State	—	—
Foreign	22	(19)

Deferred
Federal	—	—
State	—	—
Foreign	—	—

	$22	$(19)

The principal components of the Company’s deferred tax assets (liabilities) at December 31, 2012 and 2011 are as follows:

($ in thousands)	2012	2011

Net operating loss carryforwards	$11,554	$10,654
Intangible assets	653	768
Stock based compensation	1,089	862
Reserves and accrued expenses	6	5
Other	(140)	(143)
	13,162	12,146
Less valuation allowance	(13,162)	(12,146)

Net deferred tax assets	$—	$—

A reconciliation of the provision (benefit) for income taxes to the amount computed by applying the statutory income tax rates to loss before income taxes is as follows:

	2012	2011

Amounts computed at statutory rates	$(3,465)	$(1,081)
State income tax, net of federal benefit	(81)	50
Expiration of net operating loss carryforwards	473	603
Non-deductible interest	1,602	163
Foreign taxes	473	528
Other	4	(1)
Net change in valuation allowance on deferred tax assets	1,016	(281)

	$22	$(19)

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

At December 31, 2012 and 2011, the Company had federal and state net operating loss carryforwards, a portion of which may be available to offset future taxable income for tax purposes. The federal net operating loss carryforwards expire at various dates from 2013 through 2032. The state net operating loss carryforwards expire at various dates from 2013 through 2022.

The Internal Revenue Code (“the Code”) limits the availability of certain tax credits and net operating losses that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company.  The Company’s use of its net operating loss carryforwards and tax credit carryforwards will be significantly limited because the Company believes it underwent “ownership changes”, as defined under Section 382 of the Internal Revenue Code, in 1991, 1995, 2000, 2003, 2004 and 2011, though the Company has not performed a study to determine the limitation.  The Company has reduced its deferred tax assets to zero relating to its federal and state research credits because of such limitations.  The Company continues to disclose the tax effect of the net operating loss carryforwards at their original amount in the table above as the actual limitation has not yet been quantified.   The Company has also established a full valuation allowance for substantially all deferred tax assets due to uncertainties surrounding its ability to generate future taxable income to realize these assets. Since substantially all deferred tax assets are fully reserved, future changes in tax benefits will not impact the effective tax rate. Management periodically evaluates the recoverability of the deferred tax assets. If it is determined at some time in the future that it is more likely than not that deferred tax assets will be realized, the valuation allowance would be reduced accordingly at that time.

Tax returns for the years 2008 through 2012 are subject to examination by taxing authorities.  The Company is currently undergoing a routine sales and use tax audit for the State of Washington.

12.    COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has employment agreements with its Chief Executive Officer and Senior Vice President of Administration and Chief Financial Officer. The Company may terminate the agreements with or without cause. Subject to the conditions and other limitations set forth in each respective employment agreement, each executive will be entitled to the following severance benefits if the Company terminates the executive’s employment without cause or in the event of an involuntary termination  (as defined in the employment agreements) by the Company or by the executive: (i) a lump sum cash payment equal to between six months and twenty-four months of base salary, based upon specific agreements; (ii) continuation of the executive’s fringe benefits and medical insurance for a period of three years; and (iii) immediate vesting of 50% of each executive’s outstanding restricted stock awards and stock options. In the event that the executive’s employment is terminated within the six months prior to or the thirteen months following a change of control (as defined in the employment agreements), the executive is entitled to the severance benefits described above, except that 100% of each executive’s restricted stock awards outstanding and stock options will immediately vest. Each executive’s eligibility to receive any severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability.

The Company also has a Change of Control and Severance Benefits Agreement with its Chief Technical Officer and Vice President of Business Development.  Subject to the conditions and other limitations set forth in each respective employment agreement, each executive will be entitled to the following severance benefits if the Company terminates his employment without cause prior to the closing of any change of control transaction: (i) a lump sum cash payment equal to six months of base salary; and (ii) continuation of the executive’s health insurance benefits until the earlier of six (6) months following the date of termination, the date on which he is no longer entitled to continuation coverage pursuant to COBRA or the date that he obtains comparable health insurance coverage. In the event that the executive’s employment is terminated within the twelve months following a change of control, he is entitled to the severance benefits described above, plus his stock options will immediately vest and become exercisable. The executive’s eligibility to receive severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability.

Litigation

        On September 21, 2012, Blue Spike, LLC, a Texas limited liability company (“Blue Spike”), filed claims against the Company in the United States District Court for the Eastern District of Texas, alleging that the Company is impermissibly using Blue Spike’s patented technologies in certain Company products, including its Biometric Engine.  To date, Blue Spike has filed similar suits asserting claims of patent infringement against a total of approximately eighty-five companies between August 9, 2012 and February 6, 2013. The Company has filed a motion to dismiss the complaint and a motion to transfer Blue Spike’s case against the Company to San Diego. Neither motion has yet been ruled upon. The defendants span a wide range of industries, from Internet search engines to chip manufacturers, digital rights management, video streaming and digital watermarking.  Blue Spike is seeking to recover an unspecified amount of compensatory damages from the Company and an injunction to enjoin the Company from further acts of alleged infringement.  The Company believes Blue Spike’s claim to be without merit and intends to vigorously defend itself. The Company is unable to estimate a possible range of loss at this time.

       Other than as specifically described above, we are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations.  Other than described above, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of our subsidiaries, threatened against or affecting the Company, our common stock, any of our subsidiaries or of the Company’s or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Leases

        In December 2010, we entered into a new lease agreement and relocated our corporate headquarters to Rancho Bernardo Road in San Diego, California. The lease term commenced in December 2010 and ends on December 31, 2013. In April 2012, we extended the term of this lease to October 31, 2014. We are obligated under the lease to pay base rent and certain operating costs and taxes for the building. Future minimum rent payments will be approximately $114,000 in 2013, and $98,000 in 2014. Our rent was abated at a rate of 50% for the first 12 months of the lease. Under the lease, we were required to provide a security deposit in the amount of approximately $9,500.

        In April 2012, we entered into an amendment of our corporate headquarters lease whereby we leased an additional 2,560 square feet of space.  The lease term commenced in May 2012 and ends on October 31, 2014.  Future minimum rent payments will be approximately $50,000 in 2013 and $43,000 in 2014.

        In April 2012, we entered into a lease extension of our Portland, Oregon offices whereby we extended the lease term for a period of 36 months commencing November 1, 2012 until October 31, 2015.  Future minimum rent payments will be approximately $141,000 in 2013, $146,000 in 2014 and $124,000 in 2015.

        In addition to the corporate headquarters lease in San Diego, California, we also lease space in Ottawa, Province of Ontario, Canada; and Mexico City, Mexico.

        At December 31, 2012, future minimum lease payments are as follows:

($ in thousands)
2013	$418
2014	$332
2015	$169
2016	$11
2017 and thereafter	$—
$930

Rental expense incurred under operating leases for the years ended December 31, 2012 and 2011 was approximately $521,000 and $476,000, respectively.

13.    EQUITY

The Company’s Articles of Incorporation, as amended, authorize the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock”. The Preferred Stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

Series B Convertible Redeemable Preferred Stock

         The Company had 239,400 shares of Series B Preferred outstanding as of December 31, 2012 and 2011. At December 31, 2012 and 2011, the Company had cumulative undeclared dividends of approximately $8,000 ($0.03 per share) and $187,000 ($0.78 per share), respectively. There were no conversions of Series B Preferred into common stock during the year ended December 31, 2012 or 2011.

        Common Stock

        The following table summarizes outstanding common stock activity for the following periods:

Common Stock

Shares outstanding at December 31, 2010	23,838,777
Shares issued pursuant to the Qualified Financing	20,090,000
Conversion of preferred stock into common	11,768,525
Conversion of convertible debt into common stock	9,774,559
Shares issued pursuant to warrants exercised for cash	1,310,000
Shares issued pursuant to cashless warrants exercised	1,194,547
Shares issued pursuant to options exercised	14,587
Shares issued as compensation in lieu of cash	10,000
Recoup of forfeited restricted stock grants	(12,079)
Shares outstanding at December 31, 2011	67,988,916
Shares issued pursuant to warrants exercised for cash	7,052,647
Shares issued pursuant to cashless warrants exercised	1,573,362
Shares issued pursuant to options exercised	24,924
Shares outstanding at December 31, 2012	76,639,849

     During the year ended December 31, 2012, the Company issued 24,924 shares of common stock pursuant to the exercise of 24,924 options for cash proceeds of approximately $7,000.  During the year ended December 31, 2012, the Company issued 7,052,647 shares of common stock pursuant to the exercise of 7,052,647 warrants for cash proceeds of approximately $3,527,000. During the year ended December 31, 2012, the Company issued 1,573,362 shares of common stock pursuant to the cashless exercise of 2,905,628 warrants.

Warrants

As of December 31, 2012, warrants to purchase 18,788,485 shares of common stock at prices ranging from $0.50 to $1.67 were outstanding. All warrants are exercisable as of December 31, 2012 and expire at various dates through December 2016, with the exception of an aggregate of 250,000 warrants, which become exercisable only upon the attainment of specified events.

The following table summarizes warrant activity for the following periods:
	Warrants	Weighted-
		Average
		Exercise Price

Balance at December 31, 2010	19,737,612	$0.54
Granted	12,802,500	$0.52
Expired / Canceled	(546,044)	$0.50
Exercised	(3,540,308)	$0.50
Balance at December 31, 2011	28,453,760	$0.52
Granted	305,000	$0.92
Expired / Canceled	(12,000)	$0.50
Exercised	(9,958,275)	$0.50
Balance at December 31, 2012	18,788,485	$0.56

During the year ended December 31, 2012, there were 2,905,628 warrants exercised pursuant to cashless transactions and 12,000 warrants expired. During the year ended December 31, 2012, there were 7,052,647 warrants exercised for cash resulting in cash proceeds to the Company of approximately $3,526,000. The Company issued 1,573,362 shares of its common stock pursuant to cashless warrant exercises and 7,052,647 shares of its common stock pursuant to warrants exercised for cash.

               During the year ended December 31, 2012, the Company issued to Vocel a warrant to purchase 150,000 shares of the Company’s common stock (“Purchaser Warrant”).  The Purchaser Warrant is exercisable at $0.88 per share and vests 100% at such time as the Company has derived $500,000 of gross revenue from the sale or license of the purchased intellectual property (“Warrant Vesting Date”).  The Purchaser Warrant is exercisable for a period of three years from the Warrant Vesting Date. The Purchaser Warrant did not vest during the year ended December 31, 2012 as the $500,000 gross revenue threshold was not met.

               During the year ended December 31, 2012, the Company issued to certain consultants warrants to purchase 50,000 shares of the Company’s common stock. Such warrants were issued upon the attainment of certain performance conditions, are exercisable at $1.10 per share and have a three year term. The Company determined the grant date fair value of these warrants using the Black-Scholes valuation model to be approximately $25,000.  Such expense is recorded in the Company’s Consolidated Statement of Operations for the year ended December 31, 2012 as a component of general and administrative expense.

               During the year ended December 31, 2012, the Company issued to certain consultants warrants to purchase 100,000 shares of the Company’s common stock. Such warrants are exercisable at $0.98 per share and have a two year term from the date of issuance. The warrants will vest 100% at such time as the Company has derived $1.5 million of gross revenue from the consultant’s efforts. These warrants did not vest during the year ended December 31, 2012 as the $1.5 million gross revenue threshold was not met.

   During the year ended December 31, 2012, the Company issued to certain consultants warrants to purchase 5,000 shares of the Company’s common stock. Such warrants are exercisable at $1.25 per share and have a two year term from the date of issuance. The Company determined the grant date fair value of these warrants using the Black-Scholes valuation model to be approximately $2,000.  Such expense is recorded in the Company’s Consolidated Statement of Operations for the year ended December 31, 2012 as a component of sales and marketing expense.

               The following table summarizes information regarding the warrants outstanding as of December 31, 2012:

Exercise Price	Number Outstanding	Weighted—Average Remaining Life (Years)	Weighted—Average Exercise Price

$0.50	17,029,456	2.97	$0.50

$0.60	200,000	1.76	$0.60

$0.80	150,000	5.00	$0.80

$0.98	100,000	1.63	$0.98

$1.00	265,280	1.58	$1.00

$1.10	50,000	2.59	$1.10

$1.20	270,833	0.20	$1.20

$1.25	305,000	0.46	$1.25

$1.67	417,916	0.23	$1.67

	18,788,485

14.    STOCK BASED COMPENSATION

Stock Options

As of December 31, 2012, the Company had two active stock-based compensation plans; the 1999 Stock Option Plan (the “1999 Plan”) and the 2001 Equity Incentive Plan (the “2001 Plan”).

1999 Plan

The 1999 Plan was adopted by the Company’s Board of Directors on December 17, 1999. Under the terms of the 1999 Plan, the Company could, originally, issue up to 350,000 non-qualified or incentive stock options to purchase common stock of the Company. The Company subsequently amended and restated the 1999 Plan whereby it increased the share reserve for issuance by approximately 4.0 million shares of the Company’s common stock.  The 1999 Plan prohibits the grant of stock option or stock appreciation right awards with an exercise price less than fair market value of common stock on the date of grant. The 1999 Plan also generally prohibits the “re-pricing” of stock options or stock appreciation rights, although awards may be bought-out for a payment in cash or the Company’s stock. The 1999 Plan permits the grant of stock based awards other than stock options, including the grant of “full value” awards such as restricted stock, stock units and performance shares. The 1999 Plan permits the qualification of awards under the plan (payable in either stock or cash) as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below.

On July 22, 2011, the Company’s Board of Directors approved an amendment to the 1999 Plan, subject to shareholder approval, pursuant to which an additional 2,159,442 shares would be reserved for issuance under the plan. In October 2011, the Company’s shareholders approved this amendment resulting in 2,159,442 shares being added to the 1999 Plan.

2001 Plan

The 2001 Plan was adopted by the Company’s Board of Directors on September 12, 2001.  Under the terms of the 2001 Plan, the Company could issue stock awards to employees, directors and consultants of the Company, and such stock awards could be given for non-statutory stock options (options not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), stock bonuses, and rights to acquire restricted stock. The 2001 Plan is administered by the Board of Directors or a Committee of the Board. The Company originally reserved 1,000,000 shares of its common stock for issuance under the 2001 Plan. Options granted under the 2001 Plan shall not be less than 85% of the market value of the Company’s common stock on the date of the grant, and, in some cases, may not be less than 110% of such fair market value. The term of options granted under the 2001 Plan as well as their vesting are determined by the Board and to date, options have been granted with a ten year term and vesting over a three year period. While the Board may suspend or terminate the 2001 Plan at any time, if not terminated earlier, it will terminate on the day before its tenth anniversary of the date of adoption.  As of December 31, 2011, the Company does not anticipate issuing any additional stock awards under this plan.  Any shares not issued in connection with the awards outstanding under the 2001 Plan will become available for issuance under the 1999 Plan.  The number of options issued and outstanding and the number of options remaining available for future issuance are shown in the table below.

A summary of the activity under the Company’s stock option plans is as follows:

	Options		Weighted-
		Weighted-	Average
		Average	Remaining
		Exercise	Contractual
		Price	Term (Years)
Balance at December 31, 2010	1,463,295	$0.71	8.1
Granted	367,000	$1.11	—
Expired/Cancelled	(107,995)	$1.35	—
Exercised	(14,587)	$0.28	—

Balance at December 31, 2011	1,707,713	$0.76	7.6
Granted	1,437,500	$0.89	—
Expired/Cancelled	(89,068)	$0.92	—
Exercised	(24,924)	$0.29	—

Balance at December 31, 2012	3,031,221	$0.82	7.9

At December 31, 2012, a total of 3,031,221 options were outstanding of which 1,412,803 were exercisable at a weighted average price of $0.72 per share with a remaining weighted average contractual term of approximately 6.5 years.  The Company expects that, in addition to the 1,412,803 options that were exercisable as of December 31, 2012, another 1,618,418 will ultimately vest resulting in a combined total of 3,031,221.  Those 3,031,221 shares have a weighted average exercise price of $0.82, an aggregate intrinsic value of approximately $423,000 and a weighted average remaining contractual life of 7.9 years as of December 31, 2012.

During the year ended December 31, 2012, there were 24,924 options exercised which resulting in proceeds of approximately $7,000 to the Company.  During the year ended December 31, 2011, there were 14,587 options exercised which resulting in proceeds of approximately $4,000 to the Company.

The intrinsic value of options exercised during the years ended December 31, 2012 and 2011 was approximately $14,000 and $0, respectively. The intrinsic value of options exercisable at December 31, 2012 and 2011 was approximately $389,000 and $333,000, respectively.  The aggregate intrinsic value for all options outstanding as of December 31, 2012 and 2011 was approximately $423,000 and $364,000, respectively.

The following table summarizes information about employee stock options outstanding and exercisable at December 31, 2012:

	Options Outstanding			Options Exercisable
Exercise Price		Weighted-
		Average	Weighted-		Weighted-
	Number	Remaining Life	Average	Number	Average
	Outstanding	(Years)	Exercise Price	Exercisable	Exercise Price

$0.17–0.27	478,221	6.0	$0.19	478,721	$0.19
$0.54-0.74	809,000	7.7	$0.72	534,758	$0.71
$0.77-1.15	1,642,000	8.8	$0.96	297,324	$1.06
$1.45-2.74	102,000	3.0	$2.28	102,000	$2.28
Total	3,031,221			1,412,803

        At December 31, 2011, the total remaining unrecognized compensation cost related to unvested stock options amounted to approximately $381,000, which will be amortized over the weighted-average remaining requisite service period of 1.8 years.

At December 31, 2011, there were 644,435 shares outstanding and un-exercisable as they had not yet met the vesting criteria.  Those options had a weighted-average grant-date fair value of approximately $0.85.  During the year ended December 31, 2012, 440,566 shares vested with a weighted-average grant-date fair value of approximately $0.81 and approximately 89,068 shares forfeited or expired, of which 45,070 were vested and exercisable, with a weighted-average grant-date fair value of $0.69 resulting in 1,412,803 shares exercisable, with a weighted-average grant-date fair value of approximately $0.61 as of December 31, 2012.

The weighted-average grant-date fair value per share of options granted to employees during the years ended December 31, 2012 and 2011 was $0.71 and $1.00, respectively. At December 31, 2012, the total remaining unrecognized compensation cost related to unvested stock options amounted to approximately $803,000, which will be amortized over the weighted-average remaining requisite service period of 1.9 years.

Restricted Stock Awards

        In January of 2010, the Company issued 847,258 shares of restricted stock to members of management and the Board. These shares vest quarterly over a three-year period. The restricted shares were issued as compensation for the cancellation of 1,412,096 options held by members of management and the Board. The Company evaluated the exchange in accordance with ASC 718 and determined there was no incremental cost to be recorded in conjunction with the exchange as the fair value of the options surrendered at the modification date exceeded the fair value of the restricted shares issued at the modification date. Stock-based compensation expense related to these restricted stock grants was approximately $37,000 and $39,000 for the year ended December 31, 2012 and 2011, respectively.

Stock Appreciation Rights

During March 2011, the Company granted 880,000 performance units to certain key employees that grant the holder the right to receive compensation based on the appreciation in the Company’s common stock in the event of transfer of control of the Company ("Performance Units"). As the vesting of the Performance Units is contingent upon the sale of the Company, the expense associated with the granting of the Performance Units was not material. The Performance Units issued to such key employees were terminated, and exchanged for options to purchase a total of 435,000 shares of common stock on January 30, 2012.

Common Stock Reserved for Future Issuance

The following table summarizes the common stock reserved for future issuance as of December 31, 2012:

Common Stock

Convertible preferred stock – Series B	45,384
Convertible notes payable	171,183
Stock options outstanding	3,031,221
Warrants outstanding	18,788,485
Restricted stock grants	240,000
Authorized for future grant under stock option plans	955,934
23,232,207

15.    EMPLOYEE BENEFIT PLAN

During 1995, the Company adopted a defined contribution 401(k) retirement plan (the “Plan”). All U.S. based employees aged 21 years and older are eligible to become participants after the completion of 60 days employment. The Plan provides for annual contributions by the Company of 50% of employee contributions not to exceed 8% of employee compensation.  Effective April 1, 2009, the Plan was amended to provide for Company contributions on a discretionary basis. Participants may contribute up to 100% of the annual contribution limitations determined by the Internal Revenue Service.

Employees are fully vested in their share of the Company’s contributions after the completion of five years of service. In 2012, the Company authorized a discretionary contribution of approximately $87,000 for the 2012 plan year.  Such contribution was paid in January, 2013. In 2011, the Company made contributions of approximately $88,000 for the 2011 plan year.

16.    PENSION PLAN

One of the Company’s foreign subsidiaries maintains a defined benefit pension plan that provides benefits based on length of service and final average earnings. The following table sets forth the benefit obligation, fair value of plan assets, and the funded status of the Company’s plan; amounts recognized in the Company’s consolidated financial statements; and the assumptions used in determining the actuarial present value of the benefit obligations as of December 31:

($ in thousands)	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of year	$1,846	$1,770
Service cost	2	2
Interest cost	87	91
Actuarial gain (loss)	(7)	(9)
Effect of exchange rate changes	103	(8)
Effect of curtailment	—	—
Benefits paid	—	—
Benefit obligation at end of year	2,031	1,846

Change in plan assets:
Fair value of plan assets at beginning of year	1,455	1,369
Actual return of plan assets	36	41
Company contributions	42	45
Benefits paid	—	—
Effect of exchange rate changes	97	—
Fair value of plan assets at end of year	1,630	1,455

Funded status	(401)	(391)
Unrecognized actuarial loss (gain)	317	334
Unrecognized prior service (benefit) cost	—	—
Additional minimum liability	(317)	(334)
Unrecognized transition (asset) liability	—	—
Net amount recognized	$(401)	$(391)

Plan Assets
Pension plan assets were comprised of the following asset categories at December 31,
Equity securities	11.5%	2.2%
Debt securities	81.0%	93.9%
Other	7.5%	3.9%
Total	100%	100%

Components of net periodic benefit cost are as follows:
Service cost	$2	$2
Interest cost on projected benefit obligations	87	91
Expected return on plan assets	—	—
Amortization of prior service costs	—	—
Amortization of actuarial loss	—	—
Net periodic benefit costs	$89	$93

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, were
Discount rate	4.6%	4.6%
Expected return on plan assets	4%	4%
Rate of compensation increase	N/A	N/A
The following discloses information about the Company’s defined benefit pension plan that had an accumulated benefit obligation in excess of plan assets as of December 31,
Projected benefit obligation	$2,031	$1,846
Accumulated benefit obligation	$2,031	$1,846
Fair value of plan assets	$1,630	$1,455

As of December 31, 2012, the following benefit payments are expected to be paid as follows:

2013	$—
2014	$—
2015	$17
2016	$18
2017	$95
2018 — 2022	$523

The Company made contributions to the plan of approximately $42,000 and $45,000 during years 2012 and 2011, respectively.

The investment objectives for the plan are the preservation of capital, current income and long-term growth of capital. The Company’s pension assets are classified within Level 1 of the fair value hierarchy, as defined under ASC 820, because they are valued using market prices. The pension assets are primarily comprised of the cash surrender value of insurance contracts. All plan assets are managed in a policyholder pool in Germany by outside investment managers. The measurement date used to determine the benefit information of the plan was January 1, 2013.

17.    ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive income is the combination of the additional minimum liability related to the Company’s defined benefit pension plan, recognized pursuant to ASC 715-30, “Compensation - Retirement Benefits - Defined Benefit Plans – Pension” and the accumulated gains or losses from foreign currency translation adjustments. The Company translates foreign currencies of its German, Canadian and Mexican subsidiaries into U.S. dollars using the period end exchange rate. Revenue and expenses were translated using the weighted average exchange rates for the reporting period.  All items are shown net of tax.

As of December 31, 2012 and 2011, the components of accumulated other comprehensive loss were as follows:

($ in thousands)
	2012	2011

Additional minimum pension liability	$43	$42
Foreign currency translation adjustment	(182)	(107)
Ending balance	$(139)	$(65)

18.    SUBSEQUENT EVENTS

On January 21, 2013, the holders of the Related-Party Convertible Notes agreed to extend the due date on their respective convertible notes to be due and payable not later than June 30, 2014, however, the Related-Party Convertible Notes will be callable at any time, at the option of the note holder, prior to June 30, 2014.

During January 2013, holders of 31,539 warrants exercised such warrants for cash resulting in the issuance of 31,539 shares of common stock and cash proceeds to the Company of approximately $16,000.

During January 2013, holders of 10,000 options exercised such options for cash resulting in the issuance of 10,000 shares of common stock and cash proceeds to the Company of approximately $2,000.

During February and March 2013, holders of 1,867,253 warrants cashless exercised their warrants resulting in the issuance of 959,358 shares of common stock.

In March 2013, the Company issued 410,000 options under existing stock-based compensation plans to certain members of senior management, certain members of the Board of Directors and certain employees. Such options have an exercise price of $0.93 per share.

During the three months ended March 31, 2013, the Company issued to certain consultants warrants to purchase an aggregate of 85,000 common shares of the Company’s common stock. Such warrants have exercise prices ranging from $1.08 to $1.15 per share and have terms ranging from one to two years from the date of issuance.

In March 2013, the Company entered into a new unsecured line of credit agreement with available borrowing of up to $2,500,000. The credit line was extended by an existing shareholder and member of our Board of Directors. Borrowings under the credit facility bear interest of 8% per annum and are due in March 2015. At any time prior to the Maturity Date, the holder shall have the right to convert the outstanding balance owed into shares of the Company’s common stock by dividing the outstanding balance by $0.95.

Advances under the credit facility are made at the Company’s request. The line of credit shall terminate, and no further advances shall be made, upon the earlier of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $2,500,000. In the event of such financing, the outstanding balance due under the terms of the credit facility shall be due and payable upon demand.

As additional consideration for the unsecured line of credit agreement, the Company issued to the holder a warrant exercisable for 1,052,632 shares of the Company’s common stock. The warrant has a term of two years from the date of issuance and an exercise price of $0.95 per share.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except share and per share data)
	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,205	$4,225
Accounts receivable, net of allowance for doubtful accounts of $3 at March 31, 2013 and December 31, 2012	532	328
Inventory, net	371	262
Other current assets	92	86
Total Current Assets	3,200	4,901

Property and equipment, net	177	150
Other assets	624	44
Intangible assets, net of accumulated amortization	193	200
Goodwill	3,416	3,416
Total Assets	$7,610	$8,711

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$580	$759
Deferred revenue	1,586	1,561
Accrued expenses	1,255	1,266
Notes payable to related parties	65	65
Total Current Liabilities	3,486	3,651

Derivative liabilities	2,794	2,244
Pension obligation	403	401
Other long-term liabilities	—	72
Total Liabilities	6,683	6,368

Shareholders’ equity:
Preferred stock, authorized 4,000,000 shares:
Series B Convertible Redeemable Preferred Stock, $0.01 par value; designated 750,000 shares, 389,400 shares issued, and 239,400 shares outstanding at March 31, 2013 and December 31, 2012, respectively; liquidation preference $620 and $607 at March 31, 2013 and December 31, 2012, respectively.	2	2
Common stock, $0.01 par value, 150,000,000 shares authorized; 77,670,511 and 76,646,553 shares issued at March 31, 2013 and December 31, 2012, respectively, and 77,663,807 and 76,639,849 shares outstanding at March 31, 2013 and December 31, 2012, respectively.	775	765
Additional paid-in capital	121,522	120,182
Treasury stock, at cost 6,704 shares	(64)	(64)
Accumulated other comprehensive loss	(131)	(139)
Accumulated deficit	(121,177)	(118,403)
Total Shareholders’ Equity	927	2,343

Total Liabilities and Shareholders’ Equity	$7,610	$8,711

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2013	2012
Revenues:
Product	$207	$388
Maintenance	649	733
	856	1,121
Cost of revenues:
Product	44	83
Maintenance	193	239
Gross profit	619	799

Operating expenses:
General and administrative	898	944
Sales and marketing	475	394
Research and development	920	734
Depreciation and amortization	23	12
	2,316	2,084
Loss from operations	(1,697)	(1,285)

Interest expense, net	1	4
Change in fair value of derivative liabilities	1,176	7,536
Other income	(104)	(235)
Loss before income taxes	(2,770)	(8,590)

Income tax expense	3	—
Net loss	$(2,773)	$(8,590)
Preferred dividends	(13)	(13)
Net loss available to common shareholders	$(2,786)	$(8,603)

Basic and diluted loss per common share – see Note 3:
Net loss	$(0.04)	$(0.13)
Preferred dividends	(0.00)	(0.00)
Basic and diluted loss per share available to common shareholders	$(0.04)	$(0.13)
Basic and diluted weighted-average shares	76,846,563	67,988,916

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net loss	$(2,773)	$(8,590)
Other comprehensive income (loss):
Foreign currency translation adjustment	8	(34)
Comprehensive loss	$(2,765)	$(8,624)

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)
	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities
Net loss	$(2,773)	$(8,590)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	26	12
Reduction in accounts payable and accrued liabilities from the expiration of statute of limitations	(104)	(230)
Change in fair value of derivative liabilities	1,176	7,536
Warrants issued in lieu of cash paid for services	1	—
Stock-based compensation	126	150
Change in assets and liabilities
Accounts receivable	(204)	(28)
Inventory	(109)	(38)
Other assets	(6)	(59)
Accounts payable	(105)	(138)
Deferred revenue	25	379
Accrued expenses	(53)	(223)
Pension obligation	3	13
Total adjustments	776	7,374
Net cash used by operating activities	(1,997)	(1,216)

Cash flows from investing activities
Purchase of property and equipment	(49)	(77)
Net cash used by investing activities	(49)	(77)

Cash flows from financing activities
Proceeds from exercised stock options	2	—
Proceeds from exercised warrants to purchase stock	16	—
Dividends paid	—	(178)
Repayment of notes payable	—	(45)
Net cash provided by (used in) financing activities	18	(223)

Effect of exchange rate changes on cash	8	(34)
Net decrease in cash and cash equivalents	(2,020)	(1,550)

Cash and cash equivalents at beginning of period	4,225	6,773

Cash and cash equivalents at end of period	$2,205	$5,223

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—
Summary of non-cash investing and financing activities:
Reclassification of warrants previously classified as derivative liabilities to additional paid-in capital	$626	$13,588
Issuance of common stock warrants securing line of credit borrowing facility	$580	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

IMAGEWARE SYSTEMS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Overview

    ImageWare Systems, Inc. (the “Company”) is incorporated in the state of Delaware. The Company is a pioneer and leader in the emerging market for biometrically enabled software-based identity management solutions. Using those human characteristics that are unique to us all, the Company creates software that provides a highly reliable indication of a person’s identity. The Company’s “flagship” product is the patented IWS Biometric Engine®. The Company’s products are used to manage and issue secure credentials, including national IDs, passports, driver licenses and access control credentials. The Company’s products also provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive authentication security software using biometrics to secure physical and logical access to facilities or computer networks or Internet sites. Biometric technology is now an integral part of all markets the Company addresses and all of the products are integrated into the IWS Biometric Engine.

Recent Developments

Liquidity and Capital Resources

 In March 2013, the Company entered into a new unsecured line of credit agreement with available borrowing of up to $2,500,000. The credit line was extended by an existing shareholder and member of our Board of Directors. Borrowings under the credit facility bear interest of 8% per annum and are due in March 2015. At any time prior to the Maturity Date, the holder shall have the right to convert the outstanding balance owed into shares of the Company’s common stock by dividing the outstanding balance by $0.95.

 Advances under the credit facility are made at the Company’s request. The line of credit shall terminate, and no further advances shall be made, upon the earlier of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $2,500,000. In the event of such financing, the outstanding balance under the terms of this note shall be due and payable upon demand.

 As additional consideration for the unsecured line of credit agreement, the Company issued to the holder a warrant exercisable for 1,052,632 shares of the Company’s common stock. The warrant has a term of two years from the date of issuance and an exercise price of $0.95 per share.

 The Company estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of two years, a risk free interest rate of 2.58%, a dividend yield of 0%, and volatility of 79%. The Company recorded the fair value of the warrants as a deferred financing fee of approximately $580,000 to be amortized over the life of the line of credit agreement.

 The Company evaluated the line of credit agreement and determined that the instrument contains a contingent beneficial conversion feature, i.e. an embedded conversion right that enables the holder to obtain the underlying common stock at a price below market value. The beneficial conversion feature is contingent as the terms of the conversion do not permit the Company to compute the number of shares that the holder would receive if the contingent event occurs (i.e. future borrowings under the line of credit agreement). The Company has considered the accounting for this contingent beneficial conversion feature using the guidance in ASC 470, Debt. The guidance in ASC 470 states that a contingent beneficial conversion feature in an instrument shall not be recognized in earnings until the contingency is resolved. The beneficial conversion features of future borrowings under the line of credit agreement will be measured using the intrinsic value calculated at the date the contingency is resolved using the exercise price and trading value of the Company’s common stock at the date the line of credit agreement was issued (commitment date). Such amounts could range from $0 to approximately $474,000 depending on the amount borrowed by the Company under the line of credit agreement.

    As of March 31, 2013, no advances were made under the unsecured line of credit agreement.

 Historically, our principal sources of cash have included customer payments from the sale of our products, proceeds from the issuance of common and preferred stock and proceeds from the issuance of debt. Our principal uses of cash have included cash used in operations, payments relating to purchases of property and equipment and repayments of borrowings. We expect that our principal uses of cash in the future will be for product development including customization of identity management products for enterprise and consumer applications, further development of intellectual property, development of SaaS capabilities for existing products as well as general working capital and capital expenditure requirements. We expect that, as our revenues grow, our sales and marketing and research and development expenses will continue to grow, albeit at a slower rate and, as a result, we will need to generate significant net revenues to achieve and sustain income from operations.

 Management believes that the Company’s current cash and cash equivalents will be sufficient to meet working capital and capital expenditure requirements for at least the next 12 months from the date of this filing.

Extension of Related-Party Note Maturity Date

 On November 14, 2008 the Company entered into a series of convertible promissory notes (the “Related-Party Convertible Notes”), aggregating $110,000 with certain members of the Company’s Board of Directors. The Related-Party Convertible Notes bear interest at 7.0% per annum and were originally due February 14, 2009.

 The Company did not repay the Related-Party Convertible Notes on the due date. In August 2009, the Company received from the Related-Party Convertible Note holders a waiver of default and extension of the Maturity Date to January 31, 2010. As consideration for the waiver and note extension, the Company issued to the Related-Party Convertible Note holders warrants to purchase an aggregate of 150,000 shares of the Company’s common stock. The warrants have an exercise price of $0.50 per share and expire on August 25, 2014.

 The Company did not repay the notes on January 31, 2010.  During the year ended December 31, 2012, the Company repaid $45,000 in principal to certain holders of the Related-Party Convertible Notes. On January 21, 2013, the holders of the Related-Party Convertible Notes agreed to extend the due date on their respective convertible notes to be due and payable no later than June 30, 2014, however, the Related-Party Convertible Notes will be callable at any time, at the option of the note holder, prior to June 30, 2014.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

 The accompanying condensed consolidated balance sheet as of December 31, 2012, which has been derived from audited financial statements, and the unaudited interim condensed consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) related to a quarterly report on Form 10-Q. Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. The interim financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the periods presented. All such adjustments are of a normal and recurring nature. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2012, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 that was filed with the SEC on April 1, 2013.

 Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ended December 31, 2013, or any other future periods.

Significant Accounting Policies

 Principles of Consolidation

 The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

 Operating Cycle

 Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets, although they will be liquidated in the normal course of contract completion which may take more than one operating cycle.

 Use of Estimates

 The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. Significant estimates include the allowance for doubtful accounts receivable, inventory carrying values, deferred tax asset valuation allowances, accounting for loss contingencies, recoverability of goodwill and acquired intangible assets and amortization periods, assumptions used in the Black-Scholes model to calculate the fair value of share-based payments, assumptions used in the application of fair value methodologies to calculate the fair value of derivative liabilities, revenue and cost of revenues recognized under the percentage of completion method and assumptions used in the application of fair value methodologies to calculate the fair value of pension assets and obligations. Actual results could differ from estimates.

 Cash and Cash Equivalents

 The Company defines cash equivalents as highly liquid investments with original maturities of less than 90 days that are not held for sale in the ordinary course of business.

 Accounts Receivable

 In the normal course of business, the Company extends credit without collateral requirements to its customers that satisfy pre-defined credit criteria. Accounts receivable are recorded net of an allowance for doubtful accounts. The Company records its allowance for doubtful accounts based upon an assessment of various factors. The Company considers historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay to determine the level of allowance required.  Accounts receivable are written off against the allowance for doubtful accounts when all collection efforts by the Company have been unsuccessful.

 Inventories

 Inventories are stated at the lower of cost, determined using the average cost method, or market.

 Fair Value of Financial Instruments

 For certain of the Company’s financial instruments, including accounts receivable, accounts payable, accrued expenses, deferred revenue and notes payable to related-parties, the carrying amounts approximate fair value due to their relatively short maturities.

 Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

 The Company reviews the terms of common stock, preferred stock, warrants and convertible debt it issues to determine if there are embedded derivative instruments, including embedded conversion options that must be bifurcated and accounted for separately as derivative financial instruments.  In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, requiring bifurcation, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

 Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments.  The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

 The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

 Revenue Recognition

 The Company recognizes revenue from the following major revenue sources:

●	Long-term fixed-price contracts involving significant customization
●	Fixed-price contracts involving minimal customization

●	Software licensing
●	Sales of computer hardware and identification media

●	Post-contract customer support (PCS)

 The Company’s revenue recognition policies are consistent with GAAP including the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 985-605, Software Revenue Recognition, ASC 605-35, Revenue Recognition, Construction-Type and Production-Type Contracts, Securities and Exchange Commission Staff Accounting Bulletin 104, and ASC 605-25, Revenue Recognition, Multiple Element Arrangements. Accordingly, the Company recognizes revenue when all of the following criteria are met: (i) persuasive evidence that an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable and (iv) collectability is reasonably assured.

 The Company recognizes revenue and profit as work progresses on long-term, fixed-price contracts involving significant amounts of hardware and software customization using the percentage of completion method based on costs incurred to date, compared to total estimated costs upon completion. The primary components of costs incurred are third party software and direct labor cost including fringe benefits.  Revenues recognized in excess of amounts billed are classified as current assets under “Costs and estimated earnings in excess of billings on uncompleted contracts”. Amounts billed to customers in excess of revenue recognized are classified as current liabilities under “Billings in excess of costs and estimated earnings on uncompleted contracts”. Revenue from contracts for which the Company cannot reliably estimate total costs, or there are not significant amounts of customization, are recognized upon completion. The Company also generates non-recurring revenue from the licensing of its software. Software license revenue is recognized upon the execution of a license agreement, upon deliverance, when fees are fixed and determinable, when collectability is probable and when all other significant obligations have been fulfilled. The Company also generates revenue from the sale of computer hardware and identification media. Revenue for these items is recognized upon delivery of these products to the customer. The Company’s revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectability of the related receivable is probable. Amounts collected in advance for maintenance services are included in current liabilities under "Deferred revenues".  Sales tax collected from customers is excluded from revenue.

Customer Concentration

 For the three months ended March 31, 2013, one customer accounted for approximately 18% or $152,000 of total revenues and had trade receivables at March 31, 2013 of $0. For the three months ended March 31, 2012, one customer accounted for approximately 14% or $153,000, respectively, of total revenues and had trade receivables at March 31, 2012 of $0.

Recently Issued Accounting Standards

 From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies, which are adopted by us as of the specified effective date.  Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s condensed consolidated financial statements upon adoption.

FASB ASU No. 2012-02.  In July 2012, the FASB issued ASU No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. This new accounting standard allows companies to perform a qualitative assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary. Under the guidance in ASU 2012-02, an entity has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this ASU did not have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3.  NET LOSS PER COMMON SHARE

 Basic loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, adjusted to include, if dilutive, potential dilutive shares consisting of convertible preferred stock, convertible notes payable, stock options and warrants, calculated using the treasury stock and if-converted methods.  For diluted loss per share calculation purposes, the net loss available to common shareholders is adjusted to add back any preferred stock dividends and any interest on convertible debt reflected in the condensed consolidated statement of operations for the respective periods.

 The table below presents the computation of basic and diluted loss per share:

(Amounts in thousands except share and per share amounts)	Three Months Ended March 31,
	2013	2012
Numerator for basic and diluted loss per share:
Net loss	$(2,773)	$(8,590)
Preferred dividends	(13)	(13)
Net loss available to common shareholders	$(2,786)	$(8,603)

Denominator for basic and dilutive loss per share — weighted-average shares outstanding	76,846,563	67,988,916
Net loss	$(0.04)	$(0.13)
Preferred dividends	(0.00)	(0.00)
Basic and diluted loss per share available to common shareholders	$(0.04)	$(0.13)

 The Company has excluded the following weighted-average securities from the calculation of diluted loss per share, as their effect would have been antidilutive:

Dilutive securities	Three Months Ended March 31,
	2013	2012

Restricted stock grants	199,333	360,000
Convertible notes payable	40,805	164,950
Convertible preferred stock	46,991	46,896
Stock options	1,140,608	3,007,713
Warrants	9,160,458	28,453,760
Total dilutive securities	10,588,195	32,033,319

NOTE 4.  SELECT BALANCE SHEET DETAILS

Inventory

 Inventories of $371,000 as of March 31, 2013 were comprised of work in process of $346,000 representing direct labor costs on in-process projects and finished goods of $25,000 net of reserves for obsolete and slow-moving items of $3,000. Inventories of $262,000 as of December 31, 2012 were comprised of work in process of $254,000 representing direct labor costs on in-process projects and finished goods of $8,000 net of reserves for obsolete and slow-moving items of $3,000. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value and required reserve levels.

Intangible Assets

 The Company has intangible assets in the form of trademarks, trade names and patents.  The carrying amounts of the Company’s acquired trademark and trade name intangible assets were $43,000 and $47,000 as of March 31, 2013 and December 31, 2012, respectively, which include accumulated amortization of $304,000 and $300,000 as of March 31, 2013 and December 31, 2012, respectively.  Amortization expense for the intangible assets was $4,000 for the three months ended March 31, 2013 and 2012.  All intangible assets are being amortized over their estimated useful lives with no estimated residual values.  Any costs incurred by the Company to renew or extend the life of intangible assets will be evaluated under ASC No. 350, Intangibles – Goodwill and Other, for proper treatment.

 In June 2012, the Company entered into an asset purchase agreement with Vocel, Inc., a Delaware Corporation, whereby the Company purchased certain assets, consisting primarily of certain patents and trademarks.  The Company evaluated this transaction under ASC No. 805, Business Combinations, and determined that this transaction constituted an asset purchase. The Company determined the aggregate fair value of the consideration issued to be approximately $159,000 and has allocated this amount to the relative fair value of the assets acquired resulting in $159,000 being allocated to patents. The Company began amortization of the acquired patents in the third quarter of 2012 on a straight-line basis over their weighted-average remaining life of approximately 13.5 years. Amortization expense related to the patents was $3,000 and $0 for the three months ended March 31, 2013 and 2012, respectively.

 The estimated acquired intangible amortization expense for the next five fiscal years is as follows:

Fiscal Year Ended December 31,	Estimated Amortization Expense ($ in thousands)
2013 (9 months)	$21
2014	28
2015	27
2016	12
2017	12
Thereafter	93
Totals	$193

Goodwill

 The Company annually, or more frequently if events or circumstances indicate a need, tests the carrying amount of goodwill for impairment.  A two-step impairment test is used to first identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any. The first step was conducted by determining and comparing the fair value, employing the market approach, of the Company’s reporting unit to the carrying value of the reporting unit. The Company continues to have only one reporting unit, Identity Management. Based on the results of this impairment test, the Company determined that its goodwill was not impaired as of March 31, 2013.

NOTE 5.  NOTES PAYABLE AND LINE OF CREDIT

 Notes payable consist of the following:

($ in thousands)	March 31,	December 31,
	2013	2012
Notes payable to related parties:
7% convertible promissory notes. Face value of notes $65 at March 31, 2013 and December 31, 2012. Discount on notes is $0 at March 31, 2013 and December 31, 2012. In January 2013, the Company received an extension to June 30, 2014. Notes callable at any time at option of holder.	$65	$65
Total notes payable to related parties	$65	$65

Total notes payable	65	65
Less current portion	(65)	(65)
Long-term notes payable	$-	$-

 7% Convertible Promissory Notes to Related Parties

 On November 14, 2008, the Company entered into a series of convertible promissory notes (the "Related-Party Convertible Notes"), in the principal aggregate amount of $110,000, with certain officers and members of the Company’s Board of Directors. The Related-Party Convertible Notes bear interest at 7.0% per annum and were due February 14, 2009. The principal amount of the Related-Party Convertible Notes plus accrued but unpaid interest is convertible at the option of the holder into common stock of the Company. The number of shares into which the Related-Party Convertible Notes are convertible shall be calculated by dividing the outstanding principal and accrued but unpaid interest by $0.50 (the “Conversion Price”).

 In conjunction with the issuance of the Related-Party Convertible Notes, the Company issued an aggregate of 149,996 warrants to the note holders to purchase common stock of the Company. The warrants have an exercise price of $0.50 per share and may be exercised at any time from November 14, 2008 until November 14, 2013.

 The Company, in 2008, initially recorded the convertible notes net of a discount equal to the fair value allocated to the warrants of approximately $13,000. The Company estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk free interest rate of 2.53%, a dividend yield of 0%, and volatility of 96%. The convertible notes also contained a beneficial conversion feature, resulting in an additional debt discount of $12,000. The beneficial conversion amount was measured using the accounting intrinsic value, i.e. the excess of the aggregate fair value of the common stock into which the debt is convertible over the proceeds allocated to the security. The Company has accreted the beneficial conversion feature over the life of the Related-Party Convertible Notes.

 The Company did not repay the Related-Party Convertible Notes on the due date. In August 2009, the Company received from the Related-Party Convertible Note holders a waiver of default and extension of the Maturity Date to January 31, 2010. As consideration for the waiver and note extension, the Company issued to the Related-Party Convertible Note holders warrants to purchase an aggregate of 150,000 shares of the Company’s common stock. The warrants have an exercise price of $0.50 per share and expire on August 25, 2014.

 The Company did not repay the notes on January 31, 2010.  During the year ended December 31, 2012, the Company repaid $45,000 in principal to certain holders of the Related-Party Convertible Notes. On January 21, 2013, the holders of the Related-Party Convertible Notes agreed to extend the due date on their respective convertible notes to be due and payable no later than June 30, 2014 however, the Related-Party Convertible Notes will be callable at any time, at the option of the note holder, prior to June 30, 2014.

 Line of Credit

 In March 2013, the Company entered into a new unsecured line of credit agreement with available borrowing of up to $2,500,000. The credit line was extended by an existing shareholder and member of our Board of Directors. Borrowings under the credit facility bear interest of 8% per annum and are due in March 2015. At any time prior to the Maturity Date, the holder shall have the right to convert the outstanding balance owed into shares of the Company’s common stock by dividing the outstanding balance by $0.95.

 Advances under the credit facility are made at the Company’s request. The line of credit shall terminate, and no further advances shall be made, upon the earlier of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $2,500,000. In the event of such financing, the outstanding balance under the terms of this note shall be due and payable upon demand.

 As additional consideration for the unsecured line of credit agreement, the Company issued to the holder a warrant exercisable for 1,052,632 shares of the Company’s common stock. The warrant has a term of two years from the date of issuance and an exercise price of $0.95 per share.

 The Company estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of two years, a risk free interest rate of 2.58%, a dividend yield of 0%, and volatility of 79%. The Company recorded the fair value of the warrants as a deferred financing fee of approximately $580,000 to be amortized over the life of the line of credit agreement.

 The Company evaluated the line of credit agreement and determined that the instrument contains a contingent beneficial conversion feature, i.e. an embedded conversion right that enables the holder to obtain the underlying common stock at a price below market value. The beneficial conversion feature is contingent as the terms of the conversion do not permit the Company to compute the number of shares that the holder would receive if the contingent event occurs (i.e. future borrowings under the line of credit agreement). The Company has considered the accounting for this contingent beneficial conversion feature using the guidance in ASC 470, Debt. The guidance in ASC 470 states that a contingent beneficial conversion feature in an instrument shall not be recognized in earnings until the contingency is resolved. The beneficial conversion features of future borrowings under the line of credit agreement will be measured using the intrinsic value calculated at the date the contingency is resolved using the exercise price and trading value of the Company’s common stock at the date the line of credit agreement was issued (commitment date). Such amounts could range from $0 to approximately $474,000 depending on the amount borrowed by the Company under the line of credit agreement.

 As of March 31, 2013, no advances were made under the unsecured line of credit agreement.

NOTE 6.  EQUITY

 The Company’s Articles of Incorporation, as amended, authorize the issuance of two classes of stock to be designated “common stock” and “preferred stock”. The preferred stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

Series B Convertible Redeemable Preferred Stock

 The Company had 239,400 shares of Series B Convertible Redeemable Preferred (“Series B Preferred”) outstanding as of March 31, 2013 and December 31, 2012.  At March 31, 2013 and December 31, 2012, the Company had cumulative undeclared dividends of approximately $21,000 and $8,000, respectively.  There were no conversions of Series B Preferred into common stock during the three months ended March 31, 2013 or 2012.

Common Stock

 The following table summarizes common stock activity for the three months ended March 31, 2013:

Common Stock

Shares outstanding at December 31, 2012	76,639,849
Shares issued pursuant to options exercised for cash	10,000
Shares issued pursuant to cashless warrants exercised	982,419
Shares issued pursuant to warrants exercised for cash	31,539
Shares outstanding at March 31, 2013	77,663,807

 During the three months ended March 31, 2013, the Company issued 10,000 shares of common stock pursuant to the exercise of 10,000 options for cash proceeds of approximately $2,000.  During the three months ended March 31, 2013, the Company issued 31,539 shares of common stock pursuant to the exercise of 31,539 warrants for cash proceeds of approximately $16,000. Also during the three months ended March 31, 2013, the Company issued 982,419 shares of common stock pursuant to the cashless exercise of 1,917,253 warrants.

Warrants

 The following table summarizes warrant activity for the following periods:

	Warrants	Weighted- Average Exercise Price

Balance at December 31, 2012	18,788,485	$0.56
Granted	1,137,632	$0.96
Expired / Canceled	(688,749)	$1.49
Exercised	(1,948,792)	$0.50
Balance at March 31, 2013	17,288,576	$0.56

 During the three months ended March 31, 2013, the Company issued to certain consultants warrants to purchase an aggregate of 85,000 shares of the Company’s common stock. Such warrants have exercise prices ranging from $1.08 to $1.15 per share and have terms ranging from one to two years from the date of issuance. An aggregate of 80,000 of these warrants become exercisable only upon the attainment of specified events. No such events were obtained during the three months ended March 31, 2013.

 During the three months ended March 31, 2013, the company issued to an existing shareholder and member of our Board of Directors warrants to purchase 1,052,632 shares of the Company’s common stock. Such warrants have an exercise price of $0.95 per share and a term of two years from the date of issuance.

 During the three months ended March 31, 2013, there were 1,917,253 warrants exercised pursuant to cashless transactions, 31,539 warrants exercised for cash resulting in the issuance of 31,539 shares of common stock and proceeds to the Company of approximately $16,000 and 688,749 warrants that expired.

 As of March 31, 2013, warrants to purchase 17,288,576 shares of common stock at prices ranging from $0.50 to $1.25 were outstanding. All warrants are exercisable as of March 31, 2013, and expire at various dates through December 2016, with the exception of an aggregate of 330,000 warrants, which become exercisable only upon the attainment of specified events.

 Stock-Based Compensation

 As of March 31, 2013, the Company had two active stock-based compensation plans for employees and nonemployee directors, which authorize the granting of various equity-based incentives including stock options and restricted stock.

 The Company estimates the fair value of its stock options using a Black-Scholes option-pricing model, consistent with the provisions of ASC No. 718, Compensation – Stock Compensation. The fair value of stock options granted is recognized to expense over the requisite service period. Stock-based compensation expense is reported in general and administrative, sales and marketing, engineering and customer service expenses based upon the departments to which substantially all of the associated employees report and credited to additional paid-in capital.  Stock-based compensation expense related to equity options was approximately $126,000 and $141,000 for the three months ended March 31, 2013 and 2012, respectively.

 In January of 2010, the Company issued 847,258 shares of restricted stock to members of management and the Board. These shares vest quarterly over a three-year period. The restricted shares were issued as compensation for the cancellation of 1,412,096 options held by members of management and the Board. The Company evaluated the exchange in accordance with ASC 718 and determined there was no incremental cost to be recorded in conjunction with the exchange as the fair value of the options surrendered at the modification date exceeded the fair value of the restricted shares issued at the modification date. Stock-based compensation expense related to these restricted stock grants was approximately $0 and $9,000 for the three months ended March 31, 2013 and 2012, respectively.

 During March 2011, the Company granted 880,000 performance units to certain key employees that grant the holder the right to receive compensation based on the appreciation in the Company’s common stock in the event of transfer of control of the Company ("Performance Units"). As the vesting of the Performance Units is contingent upon the sale of the Company, the expense associated with the granting of the Performance Units was not material. The Performance Units issued to such key employees were terminated, and exchanged for options to purchase a total of 435,000 shares of common stock during the three month ended March 31, 2012.

 ASC 718 requires the use of a valuation model to calculate the fair value of stock-based awards. The Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life, and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option-pricing model. The Company has determined that the best measure of expected volatility is based on the historical weekly volatility of the Company’s common stock. Historical volatility factors utilized in the Company’s Black-Scholes computations for the three months ended March 31, 2013 and 2012 ranged from 83% to 144%. The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 110. The expected term used by the Company during the three months ended March 31, 2013 and 2012 was 5.9 years. The difference between the actual historical expected life and the simplified method was immaterial.  The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for the three months ended March 31, 2013 and 2012 was 2.6%. Dividend yield is zero as the Company does not expect to declare any dividends on the Company’s common stock in the foreseeable future.

 In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption.  The Company has estimated an annualized forfeiture rate of approximately 0% for corporate officers, 4.1% for members of the Board of Directors and 6.0% for all other employees.  The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

 In March 2013, the Company issued 410,000 options under existing stock-based compensation plans to certain members of senior management, certain members of the Board of Directors and certain employees. Such options have an exercise price of $0.93 per share.

 A summary of the activity under the Company’s stock option plans is as follows:

	Options	Weighted-Average Exercise Price
Balance at December 31, 2012	3,031,221	$0.82
Granted	410,000	$0.93
Expired/Cancelled	(9,996)	$0.82
Exercised	(10,000)	$0.17

Balance at March 31, 2013	3,421,225	$0.83

 The per share weighted-average grant date fair value of options granted during the three months ended March 31, 2013 was $0.66.

NOTE 7.  DERIVATIVE LIABILITIES

 The Company accounts for its derivative instruments under the provisions of ASC 815, Derivatives and Hedging-Contracts in Entity’s Own Equity-Scope and Scope Exceptions. Under the provisions of ASC 815, the anti-dilution and cash settlement provisions in certain warrants (collectively the “Derivative Liabilities”) qualify as derivative instruments.

 The Company is required to mark-to-market at the end of each reporting period the value of the derivative liabilities.  The Company revalues these derivative liabilities at the end of each reporting period by using available market information and commonly accepted valuation methodologies.  The periodic change in value of the derivative liabilities is recorded as either non-cash derivative income (if the value of the embedded derivative and warrants decrease) or as non-cash derivative expense (if the value of the embedded derivative and warrants increase).  Although the values of the embedded derivative and warrants are affected by interest rates, the remaining contractual conversion period and the Company’s stock volatility, the primary cause of the change in the values of the derivative liabilities will be the value of the Company’s common stock.  If the stock price goes up, the value of these derivatives will generally increase and if the stock price goes down the value of these derivatives will generally decrease.

 The Company uses a Monte-Carlo simulation methodology and the Black-Scholes option-pricing model in the determination of the fair value of the Derivative Liabilities. The Monte-Carlo simulation methodology is affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the Derivative Liabilities and assumptions regarding future financings. The Company utilized the services of an independent valuation firm, Vantage Point Advisors, Inc. to perform the Monte-Carlo simulations.

 The Black-Scholes option-pricing model is affected by the Company’s stock prices as well as assumptions regarding the expected stock price volatility of the term of the derivative liabilities in addition to interest rates and dividend yields.

 As of December 31, 2012, the Company had 5,211,229 outstanding warrants to purchase shares of the Company’s common stock that qualified for derivative liability treatment.  The recorded fair market value of those warrants at December 31, 2012 was approximately $2,244,000, which is reflected as a non-current liability in the consolidated balance sheet as of December 31, 2012.

 As of March 31, 2013, the Company had 4,211,229 outstanding warrants to purchase shares of the Company’s common stock that qualified for derivative liability treatment. The recorded fair market value of those warrants at March 31, 2013 was approximately $2,794,000. During the three months ended March 31, 2013, 1,000,000 warrants qualifying for derivative liability treatment were cashless exercised resulting in the issuance of 553,304 shares of common stock with an aggregate fair value of $626,000.

NOTE 8.  FAIR VALUE ACCOUNTING

 The Company accounts for fair value measurements in accordance with ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

    ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2
Applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

 The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at March 31, 2013
($ in thousands)	Total	Level 1	Level 2	Level 3

Assets:
Pension assets	$1,616	$1,616	$—	$—
Totals	$1,616	$1,616	$—	$—
Liabilities:
Derivative liabilities	$2,794	$—	$—	$2,794
Totals	$2,794	$—	$—	$2,794

	Fair Value at December 31, 2012
($ in thousands)	Total	Level 1	Level 2	Level 3

Assets:
Pension assets	$1,630	$1,630	$—	$—
Totals	$1,630	$1,630	$—	$—
Liabilities:
Derivative liabilities	$2,244	$—	$—	$2,244
Totals	$2,244	$—	$—	$2,244

 The Company’s pension assets are classified within Level 1 of the fair value hierarchy because they are valued using market prices.  The pension assets are primarily comprised of the cash surrender value of insurance contracts. All plan assets are managed in a policyholder pool in Germany by outside investment managers.  The investment objectives for the plan are the preservation of capital, current income and long-term growth of capital.

 As of March 31, 2013, the Company had 4,211,229 outstanding warrants to purchase shares of the Company’s common stock that qualified for derivative liability treatment.  The recorded fair market value of those warrants at March 31, 2013 was approximately $2,794,000 which is reflected as a non-current liability in the consolidated balance sheet as of March 31, 2013. The fair value of the Company’s derivative liabilities are classified within Level 3 of the fair value hierarchy because they are valued using pricing models that incorporate management assumptions that cannot be corroborated with observable market data.  The Company uses Black-Scholes or Monte-Carlo simulation methodologies in the determination of the fair value of the derivative liabilities.

 The Monte-Carlo simulation methodology is affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the derivative liabilities in addition to the probability of future financings. The Black-Scholes valuation model is affected by the Company’s stock price as well as assumptions regarding the expected stock price volatility over the term of the derivative liabilities in addition to expected dividend yield and risk free interest rates appropriate for the expected term.

 The Company monitors the activity within each level and any changes with the underlying valuation techniques or inputs utilized to recognize if any transfers between levels are necessary.  That determination is made, in part, by working with outside valuation experts for Level 3 instruments and monitoring market related data and other valuation inputs for Level 1 and Level 2 instruments.

 A reconciliation of the Company’s liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows:

($ in thousands)	Derivative Liabilities

Balance at December 31, 2012	$2,244
Total unrealized gains	—
Included in earnings	1,176
Settlements	(626)
Issuances	—
Transfers in and/or out of Level 3	—
Balance at March 31, 2013	$2,794

 All unrealized gains or losses resulting from changes in value of any Level 3 instruments are reflected as a separate line in the condensed consolidated statement of operations in arriving at net loss.  The Company is not a party to any hedge arrangements, commodity swap agreements or any other derivative financial instruments.

 Certain assets are measured at fair value on a non-recurring basis and are subject to fair value adjustments only in certain circumstances. Included in this category is goodwill written down to fair value when determined to be impaired. The valuation methods for goodwill involve assumptions based on management’s judgment using internal and external data, and which are classified in Level 3 of the valuation hierarchy.

NOTE 9.  RELATED PARTY TRANSACTIONS

Related-Party Convertible Notes

 As more fully described in Note 5 to these consolidated financial statements, on November 14, 2008, the Company entered into a series of convertible promissory notes (the “Related- Party Convertible Notes”), aggregating $110,000, with certain officers and members of the Company’s Board of Directors, including S. James Miller, the Company’s Chief Executive Officer and Chairman, and Charles AuBuchon. The Related-Party Convertible Notes bear interest at 7.0% per annum and were originally due February 14, 2009.

 In conjunction with the issuance of the Related-Party Convertible Notes, the Company issued an aggregate of 149,996 warrants to the note holders to purchase Common Stock of the Company. The warrants have an exercise price $0.50 per share and may be exercised at any time from November 14, 2008 until November 14, 2013.  All warrants were outstanding and exercisable as of March 31, 2013 and December 31, 2012.

 The Company did not repay the Related-Party Convertible Notes on the due date. In August 2009, the Company received from the Related-Party Convertible Note holders a waiver of default and extension of the Maturity Date to January 31, 2010. As consideration for the waiver and note extension, the Company issued to the Related-Party Convertible Note holders warrants to purchase an aggregate of 150,000 shares of the Company’s common stock. The warrants have an exercise price of $0.50 per share and expire on August 25, 2014.

 The Company did not repay the notes on January 31, 2010. During the year ended December 31, 2012, the Company repaid $45,000 in principal to certain holders of the Related-Party Convertible Notes.

 On January 21, 2013, the holders of the Related-Party Convertible Notes agreed to extend the due date on their respective convertible notes to be due and payable no later than June 30, 2014, however, the Related-Party Convertible Notes will be callable at any time, at the option of the note holder, prior to June 30, 2014.

Professional Service Contract

 During the year ended December 31, 2012 the Company entered into a series of professional service contracts with an entity that John Cronin, a member of the Company’s Board of Directors, has an ownership interest in.  The aggregate contract value was $370,000. The Company did not pay the professional services firm any monies during the three months ended March 31, 2013.

Line of Credit

 In March 2013, the Company entered into a new unsecured line of credit agreement with available borrowing of up to $2,500,000. The credit line was extended by an existing shareholder and member of our Board of Directors. Borrowings under the credit facility bear interest of 8% per annum and are due in March 2015. At any time prior to the Maturity Date, the holder shall have the right to convert the outstanding balance owed into shares of the Company’s common stock by dividing the outstanding balance by $0.95.

 Advances under the credit facility are made at the Company’s request. The line of credit shall terminate, and no further advances shall be made, upon the earlier of the Maturity Date or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $2,500,000. In the event of such financing, the outstanding balance under the terms of this note shall be due and payable upon demand.

 As additional consideration for the unsecured line of credit agreement, the Company issued to the holder a warrant exercisable for 1,052,632 shares of the Company’s common stock. The warrant has a term of two years from the date of issuance and an exercise price of $0.95 per share.

 The Company estimated the fair value of the warrants using the Black-Scholes option pricing model using the following assumptions: term of two years, a risk free interest rate of 2.58%, a dividend yield of 0%, and volatility of 79%. The Company recorded the fair value of the warrants as a deferred financing fee of approximately $580,000 to be amortized over the life of the line of credit agreement.

 The Company evaluated the line of credit agreement and determined that the instrument contains a contingent beneficial conversion feature, i.e. an embedded conversion right that enables the holder to obtain the underlying common stock at a price below market value. The beneficial conversion feature is contingent as the terms of the conversion do not permit the Company to compute the number of shares that the holder would receive if the contingent event occurs (i.e. future borrowings under the line of credit agreement). The Company has considered the accounting for this contingent beneficial conversion feature using the guidance in ASC 470, Debt. The guidance in ASC 470 states that a contingent beneficial conversion feature in an instrument shall not be recognized in earnings until the contingency is resolved. The beneficial conversion features of future borrowings under the line of credit agreement will be measured using the intrinsic value calculated at the date the contingency is resolved using the exercise price and trading value of the Company’s common stock at the date the line of credit agreement was issued (commitment date). Such amounts could range from $0 to approximately $474,000 depending on the amount borrowed by the Company under the line of credit agreement.

 As of March 31, 2013, no advances were made under the unsecured line of credit agreement.

NOTE 10.  CONTINGENT LIABILITIES

 During the three months ended March 31, 2013, the Company wrote off certain accounts payable and accrued liabilities totaling approximately $104,000, which is included in “Other income” in the accompanying condensed consolidated statements of operations. Such accounts payable and accrued liabilities represented amounts that could not be paid in full at the time, or were, in the view of management, unenforceable.  While management believes that such amounts no longer represent recognized liabilities of the Company, such creditors may subsequently assert a claim against the Company.

 Employment Agreements

 The Company has employment agreements with its Chief Executive Officer and Senior Vice President of Administration and Chief Financial Officer. The Company may terminate the agreements with or without cause. Subject to the conditions and other limitations set forth in each respective employment agreement, each executive will be entitled to the following severance benefits if the Company terminates the executive’s employment without cause or in the event of an involuntary termination  (as defined in the employment agreements) by the Company or by the executive: (i) a lump sum cash payment equal to between six months and twenty-four months of base salary, based upon specific agreements; (ii) continuation of the executive’s fringe benefits and medical insurance for a period of three years; and (iii) immediate vesting of 50% of each executive’s outstanding restricted stock awards and stock options. In the event that the executive’s employment is terminated within the six months prior to or the thirteen months following a change of control (as defined in the employment agreements), the executive is entitled to the severance benefits described above, except that 100% of each executive’s restricted stock awards outstanding and stock options will immediately vest. Each executive’s eligibility to receive any severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability.

 The Company also has a Change of Control and Severance Benefits Agreement with its Chief Technical Officer and Vice President of Business Development.  Subject to the conditions and other limitations set forth in each respective employment agreement, each executive will be entitled to the following severance benefits if the Company terminates his employment without cause prior to the closing of any change of control transaction: (i) a lump sum cash payment equal to six months of base salary; and (ii) continuation of the executive’s health insurance benefits until the earlier of six (6) months following the date of termination, the date on which he is no longer entitled to continuation coverage pursuant to COBRA or the date that he obtains comparable health insurance coverage. In the event that the executive’s employment is terminated within the twelve months following a change of control, he is entitled to the severance benefits described above, plus his stock options will immediately vest and become exercisable. The executive’s eligibility to receive severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability.

 Litigation

 On September 21, 2012, Blue Spike, LLC, a Texas limited liability company (“Blue Spike”), filed claims against the Company in the United States District Court for the Eastern District of Texas, alleging that the Company is impermissibly using Blue Spike’s patented technologies in certain Company products, including its Biometric Engine. To date, Blue Spike has filed similar suits asserting claims of patent infringement against a total of approximately eighty-five companies between August 9, 2012 and April 1, 2013. The defendants span a wide range of industries, from Internet search engines to chip manufacturers, digital rights management, video streaming and digital watermarking.  The Company has filed a motion to dismiss the complaint and a motion to transfer Blue Spike’s case against the Company to San Diego. Several other defendants have also variously filed motions to dismiss and/or to transfer the action to the Northern District of California, District of Delaware, and District of New Jersey.  No motions have yet been ruled upon. Blue Spike is seeking to recover an unspecified amount of compensatory damages from the Company, and an injunction to enjoin the Company from further acts of alleged infringement.  The Company believes Blue Spike’s claim to be without merit and intends to vigorously defend itself. The Company is unable to estimate a possible range of loss at this time.

 Other than as specifically described above, we are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations.  Other than described above, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of our subsidiaries, threatened against or affecting the Company, our common stock, any of our subsidiaries or of the Company’s or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

 Leases

 In December 2010, we entered into a new lease agreement and relocated our corporate headquarters to Rancho Bernardo Road in San Diego, California. The lease term commenced in December 2010 and ends on December 31, 2013. In April 2012, we extended the term of this lease to October 31, 2014. We are obligated under the lease to pay base rent and certain operating costs and taxes for the building. Future minimum rent payments will be approximately $86,000 in 2013, and $98,000 in 2014. Our rent was abated at a rate of 50% for the first 12 months of the lease. Under the lease, we were required to provide a security deposit in the amount of approximately $9,500.

 In April 2012, we entered into an amendment of our corporate headquarters lease whereby we leased an additional 2,560 square feet of space.  The lease term commenced in May 2012 and ends on October 31, 2014.  Future minimum rent payments will be approximately $38,000 in 2013 and $43,000 in 2014.

 In April 2012, we entered into a lease extension of our Portland, Oregon offices whereby we extended the lease term for a period of 36 months commencing November 1, 2012 until October 31, 2015.  Future minimum rent payments will be approximately $106,000 in 2013, $146,000 in 2014 and $124,000 in 2015.

 In addition to the corporate headquarters lease in San Diego, California, we also lease space in Ottawa, Province of Ontario, Canada; and Mexico City, Mexico, which are included in the future minimum lease payments at March 31, 2013.

 At March 31, 2013, future minimum lease payments are as follows:

($ in thousands)
2013 (9 months)	$283
2014	$331
2015	$168
2016	$11
2017 and thereafter	$—
$793

 Rental expense incurred under operating leases for the three months ended March 31, 2013 and 2012 was approximately $133,000 and $120,000, respectively.

NOTE 11.  SUBSEQUENT EVENTS

 In April and May 2013, the Company issued 359,577 shares of its common stock pursuant to the cashless exercise of 672,408 warrants.

26,802,440 Shares of Common Stock

IMAGEWARE SYSTEMS, INC.

Prospectus